Exhibit 10.6

LOAN NO. 18-52423

SENIOR MEZZANINE LOAN AGREEMENT

Dated as of June 13, 2018

Between

ASHFORD SENIOR C LLC,
as Borrower

and

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC, and

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC,
collectively, as Lender

i

v

SENIOR MEZZANINE LOAN AGREEMENT

THIS SENIOR MEZZANINE LOAN AGREEMENT, dated as of June 13, 2018 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between BANK OF AMERICA, N.A., a national banking association, having an address at 214 North Tryon Street, NC1-027-15-01, Charlotte, North Carolina 28255 (“BofA”), BARCLAYS BANK PLC, a public company registered in England and Wales, having an address at 745 Seventh Avenue, New York, New York 10019 (“Barclays”) and MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, having an address at 1585 Broadway, New York, New York 10036 (“MS”; and together with BofA and Barclays, and each of their respective successors and/or assigns, “Lender”) and ASHFORD SENIOR C LLC, a Delaware limited liability company, having an address c/o Ashford Hospitality Trust, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 (together with its successors and/or assigns, “Borrower”).

RECITALS:

WHEREAS, Borrower desires to obtain the Loan from Lender.

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1            Definitions

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Accountant” shall mean a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender.

“Acceptable Counterparty” shall mean (a) a bank or other financial institution which has (i) a long term senior unsecured debt rating of “A1” or higher by Moody’s; and (ii) a long-term senior unsecured debt rating of “A+” or higher by S&P; (b) a counterparty to the Interest Rate Cap Agreement whose obligations thereunder are guaranteed by a bank or financial institution meeting the requirements set forth in clause (a) above; or (c) a counterparty to the Interest Rate Cap Agreement that is the subject of a Rating Agency Confirmation.

“Acceptable DE LLC” shall have the meaning set forth in Section 6.1 hereof.

“Act” shall mean Chapter 18 of Title 6 of the Delaware Code, as amended from time to time, and any successor statute or statutes.

“Additional Permitted Transfer” shall mean each of the following:

(a)           Permitted Encumbrances;

(b)           the Transfer, issuance, conversion or redemption of stock, membership interests and/or partnership interests in a Parent Entity or, after a Advised Entity Transfer, a comparable parent level entity;

(c)           the disposal or transfer of worn out or obsolete Personal Property;

(d)           an Advised Entity Transfer;

(e)           a foreclosure of the Mortgage Loan or a deed in lieu of foreclosure of the Mortgage Loan;

(f)            a foreclosure of the Junior Mezzanine Loan or an assignment in lieu of foreclosure of the Junior Mezzanine Loan;

(g)           upon not less than thirty (30) days prior written notice to Lender, a pledge of stock, membership interests and/or partnership interests in a Parent Entity or, after a Advised Entity Transfer, a comparable parent level entity, to an institutional lender of the indirect ownership interest in Junior Mezzanine Borrower, provided that such pledge is pursuant to a corporate credit facility made to such pledgor (or its Affiliate) which secures all or substantially all of the assets of such pledgor (or such Affiliate) (provided that, in no event shall the Property constitute more than twenty percent (20%) of the value of all property secured, directly or indirectly, by such credit facility) and the repayment of the debt which such pledge secures is not tied solely to the cash flow from one or more Individual Property. For purposes of this definition, Affiliate shall only include Persons that have a direct and/or indirect ownership interest in Junior Mezzanine Borrower; and

(h)           the merger of EC Tenant Corp. into Ashford TRS Corporation.

“Advised Entity Guarantor” shall have the meaning set forth in Section 7.6 hereof.

“Advised Entity Transfer” shall mean, subject to Section 7.6 hereof, the transfer (but not pledge) of all or a portion of the indirect equity interests in Borrower and Ashford Keys Senior Operating Lessee to a Publicly Traded Company or a public or private REIT (or an Affiliate thereof which directly owns substantially all of the assets of such Publicly Traded Company or public or private REIT, as applicable, and is Controlled by such Publicly Traded Company or public or private REIT, as applicable) that is externally advised by Ashford, Inc. or its Affiliates; provided that if a transfer is made to a private REIT (or an Affiliate thereof which directly owns substantially all of the assets of such private REIT), immediately following such transfer and at all times during the remaining term of the Loan or until becoming a public REIT, not less than fifty-one percent (51%) of the direct or indirect equity interests in, and Control of, Borrower shall be owned by Qualified Investors.

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly forty percent (40%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common Control with such Person.

“Affiliated Manager” shall mean any property manager that is, directly or indirectly, in Control of, Controlled by, or under common Control with Borrower, Operating Lessee, Ashford Keys Senior Operating Lessee, Guarantor, any SPE Component Entity, Mortgage Borrower, Junior Mezzanine Borrower or any Affiliate of any of the foregoing.

“Agreements” shall have the meaning set forth in the Mortgage.

“Allocated Loan Amount” shall mean, for each Individual Property, the amount set forth on Schedule II hereto, as such amount may be reduced from time to time in accordance with this Agreement.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” means, with respect to each Individual Property, five percent (5%) of the original Allocated Loan Amount (as defined in the Mortgage Loan Agreement) of such Individual Property.

“Alternate Index” shall mean a published floating rate index (a) that is commonly accepted by market participants in CMBS loans as an alternative to LIBOR and (b) that is publicly recognized by ISDA as an alternative to LIBOR.

“Alternate Rate” shall mean, with respect to each Interest Accrual Period, the per annum rate of interest of the Alternate Index, determined as of the Determination Date immediately preceding the commencement of such Interest Accrual Period.

“Alternate Rate Interest Rate” shall mean a per annum rate of interest equal to the Alternate Rate plus the Alternate Rate Spread.

“Alternate Rate Loan” shall mean the Loan at such time as interest thereon accrues at the Alternate Rate Interest Rate.

“Alternate Rate Spread” shall mean, in connection with any conversion of the Loan from a LIBOR Rate Loan or a Base Rate Loan to an Alternate Rate Loan, the difference (expressed as the number of basis points) between (a) LIBOR plus the LIBOR Margin as of the Determination Date for which LIBOR was last available and (b) the Alternate Rate as of such Determination Date; provided, however, that if such difference is a negative number, then the Alternate Rate Spread shall be zero.

“Annual Budget” shall mean the operating budget for the applicable fiscal year of Mortgage Borrower detailing on a monthly basis, consistent with the manner in which Mortgage Borrower’s operating statements are presented, projected cash flow for such fiscal year and all planned capital expenditures for each Individual Property, delivered in accordance with the Mortgage Loan Agreement.

“Applicable Contribution” shall have the meaning set forth in Section 20.12 hereof.

“Approved Bank” shall mean a bank or other financial institution (a) if a Securitization has occurred, (i) with respect to which Lender shall have received a Rating Agency Confirmation, or (ii) the long term unsecured debt obligations of which are rated at least “A” (or its equivalent) by each of the Rating Agencies, or (b) if a Securitization has not occurred, that is reasonably acceptable to Lender.

“Ashford” shall mean Ashford Hospitality Limited Partnership.

“Ashford Keys Junior Operating Lessee” shall have the meaning set forth in the Junior Mezzanine Loan Agreement.

“Ashford Keys Senior Operating Lessee” shall mean each of the parties set forth on Schedule XIII attached hereto.

“Ashford Keys Senior Operating Lessee Principal” shall have the meaning ascribed to the term “Operating Lessee Principal” in the Senior Mezzanine Operating Lease Agreement.

“Assignment of Management Agreement” shall mean, (a) with respect to each Individual Property that is subject to a Management Agreement with Remington, that certain Senior Mezzanine Subordination of Management Agreement and Consent of Manager dated the date hereof among Lender, Borrower, the applicable Mortgage Borrower, Operating Lessee and Remington, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and (b) with respect to each Individual Property that is subject to a Management Agreement with a Brand Manager, each subordination, non-disturbance and attornment agreement for such Individual Property dated the date hereof among Lender, Borrower, the applicable Mortgage Borrower, Operating Lessee and applicable Brand Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assumed Debt Service” shall mean the aggregate amount of Debt Service which would be due for the twelve (12) months immediately following the date of determination assuming the maximum principal amount of the Loan is outstanding and assuming an interest rate for the Loan equal to, as applicable (a) if the Loan is a LIBOR Rate Loan, the applicable LIBOR Margin plus LIBOR at the time of determination, (b) if the Loan is an Alternate Rate Loan, the applicable Alternate Rate Spread plus the Alternate Rate at the time of determination or (c) if the Loan is a Base Rate Loan, the applicable Base Rate Spread plus the Base Rate at the time of determination.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.

“Bail-In Action” shall have the meaning set forth in Section 20.13 hereof.

“Bail-In Legislation” shall have the meaning set forth in Section 20.13 hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Barclays” shall have the meaning set forth in the Preamble.

“Base Rate” shall mean, with respect to each Interest Accrual Period, the greater of (a) the Prime Rate and (b) the Federal Funds Rate, plus one half of one percent (0.50%), determined as of the Determination Date immediately preceding the commencement of such Interest Accrual Period.

“Base Rate Interest Rate” shall mean a per annum rate of interest equal to the Base Rate plus the Base Rate Spread.

“Base Rate Loan” shall mean the Loan at such time as interest thereon accrues at the Base Rate Interest Rate.

“Base Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the LIBOR Margin determined as of the Determination Date for which LIBOR was last available and (b) the Base Rate as of such Determination Date; provided, however, that if such difference is a negative number, then the Base Rate Spread shall be zero.

“Benefit Amount” shall have the meaning set forth in Section 20.12 hereof.

“BofA” shall have the meaning set forth in the Preamble.

“Borrower” shall have the meaning set forth in the Preamble.

“Brand Manager” shall mean a management company which is an Affiliate of, and manages a brand owned by, a Qualified Brand.

“Breakage Costs” shall have the meaning set forth in Section 2.5(g)(iv) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any servicer of the Loan or the financial institution that maintains any collection account for or on behalf of any servicer of the Loan or any Mortgage Loan Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business, except that when used with respect to the determination of LIBOR, “Business Day” shall be a day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits) in London, England.

“By-Laws” shall mean, with respect to each Condominium, those certain by-laws attached to the Declaration providing for the operation of such Condominium, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Capital Expenditures” shall mean, with respect to any period of time, amounts expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Cash Management Agreement” shall mean that certain Cash Management Agreement dated as of the date hereof among Mortgage Borrower, Mortgage Lender and Cash Management Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Bank” shall mean Wells Fargo Bank, N.A. or any successor Eligible Institution approved or appointed by Mortgage Lender pursuant to the terms of the Cash Management Agreement.

“Casualty” shall have the meaning set forth in Section 8.2 hereof.

“Clearing Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Clearing Account Agreement” shall mean that certain agreement relating to clearing account services by and among Mortgage Borrower, Lender and Clearing Account Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to the operation and maintenance of, and application of funds in, the Clearing Account.

“Clearing Account Bank” shall mean any Eligible Institution approved or appointed by Mortgage Lender acting as clearing account bank under the Clearing Account Agreement.

“Closing Date” shall mean the date of the funding of the Loan.

“Collateral” shall mean (i) the Collateral, as defined in the Pledge Agreement, and (ii) all other collateral for the Loan granted in the Loan Documents.

“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Senior Mezzanine Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Common Charges” shall mean all fees, dues, charges and assessments, whether annual, monthly, regular, special or otherwise imposed pursuant to the Condominium Documents.

“Common Elements” shall mean, with respect to each Condominium, the common elements of such Condominium, as described in the applicable Declaration.

“Company” shall have the meaning set forth in Section 6.1(b)(ii) hereof.

“Compensating Interest” shall mean, with respect to any payment or prepayment, (a) if made on a Payment Date, a sum equal to the amount of interest on the principal amount of the Loan paid or prepaid calculated through the end of the Interest Accrual Period in which such payment or prepayment occurs, and (b) if made on a day other than a Payment Date, a sum equal to the amount of interest on the principal amount of the Loan paid or prepaid which would have accrued under this Agreement through the end of the Interest Accrual Period corresponding to the next Payment Date.  With respect to any payment or prepayment under clause (b) above that occurs after a Payment Date but prior to the Determination Date immediately following such Payment Date, the amount of interest determined under clause (b) shall be based on the Interest Rate applicable to the Interest Accrual Period corresponding to such Payment Date, provided that, once the Interest Rate applicable to the next Interest Accrual Period can be determined, Lender shall calculate the actual amount of interest required to be paid by Borrower in connection with such payment or prepayment, and (x) if such amount exceeds the amount actually paid by Borrower, then Borrower shall promptly pay to Lender (not later than two (2) Business Days after receipt of written demand) such excess amount, or (y) if such amount is less than the amount actually paid by Borrower, then Lender shall promptly return such excess to Borrower.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condominium” shall mean, individually and collectively, as the context may require, each condominium regime described on Schedule XVII attached hereto and made a part hereof (as such Schedule may be amended from time to time upon the release of an Individual Property).

“Condominium Act” shall mean, with respect to each Condominium, the applicable local, state and federal laws, rules and regulations which effect the establishment and maintenance of condominiums in the applicable State where such Condominium is located, as the same may be amended from time to time.

“Condominium Board” shall mean, with respect to each Condominium, the “Board”, the “Board of Directors” or the “Condominium Board” (as described in the Declaration) managing such Condominium by virtue of the Condominium Act and the Condominium Documents on behalf of all the owners of the Units comprising the applicable Condominium.

“Condominium Board Policy” shall have the meaning set forth in Section 8.1.

“Condominium Documents” shall mean, with respect to each Condominium, collectively, the Declaration, the By-Laws and any other agreements or documents relating to the establishment, ownership, membership, management, use or operation of such Condominium.

“Condominium Proxy” shall mean, with respect to each Condominium, an irrevocable proxy given by Borrower to Lender substantially in the form attached hereto as Exhibit F.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consequential Loss” shall have the meaning set forth in Section 2.5(g)(i) hereof.

“Contribution” shall have the meaning set forth in Section 20.12 hereof.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, and Control shall not be deemed absent solely because another Person shall have veto power with respect to major decisions.  The terms “Controlled” and “Controlling” shall have correlative meanings.

“Controlling Persons” shall have the meaning set forth in Section 17.6 hereof.

“Converted Interest Rate Protection Agreement” shall have the meaning set forth in Section 5.24(f) hereof.

“Covered Rating Agency Information” shall have the meaning specified in Section 13.5(f) hereof.

“Creditors’ Rights Laws” shall mean with respect to any Person any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, assignment for the benefit of creditors, composition or other relief with respect to its debts or debtors.

“DBRS” shall mean DBRS, Inc., and its successors in interest.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreements or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments under the Note.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, the ratio, as determined by Lender, of (i) Underwritten Net Cash Flow to (ii) Assumed Debt Service.

“Debt Yield” shall have the meaning set forth in the Mortgage Loan Agreement.

“Declaration” shall mean, with respect to each Condominium, the applicable condominium declaration described on Schedule XVII attached hereto and made a part hereof (as such Schedule may be amended from time to time upon the release of an Individual Property), as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms of this Agreement.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean the lesser of (i) the Maximum Legal Rate, or (ii) four percent (4%) above the Interest Rate.

“Determination Date” shall mean, with respect to any Interest Accrual Period, the date that is two (2) Business Days prior to the beginning of such Interest Accrual Period.

“Distributions” shall have the meaning set forth in Section 5.39 hereof.

“EEA Financial Institution” shall have the meaning set forth in Section 20.13 hereof.

“EEA Member Country” shall have the meaning set forth in Section 20.13 hereof.

“EEA Resolution Authority” shall have the meaning set forth in Section 20.13 hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is an account or accounts maintained with a federal or state chartered depository institution or trust company which complies with the definition of Eligible Institution. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (i) a depository institution or trust company insured by the Federal Deposit Insurance Corporation (a) the short term unsecured debt obligations, commercial paper or other short term deposits of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch and “R-1 (middle)” by DBRS, in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least “AA” by S&P (or “A-” if the short term unsecured debt obligations are rated at least “A-1” by S&P), “A2” by Moody’s, and “AA+” by Fitch (or “A-” if the short term unsecured debt obligations are rated at least “F-1” by Fitch) and “AA” by DBRS, in the case of accounts in which funds are held for more than thirty (30) days; provided that, after a Securitization only the foregoing ratings requirements of each Rating Agency rating such Securitization shall apply, or (ii) an institution for which a Rating Agency Confirmation has been obtained.

“Embargoed Person” shall mean any Person identified by OFAC or any other Person with whom a Person resident in the United States of America may not conduct business or transactions by prohibition of federal law or Executive Order of the President of the United States of America.

“Environmental Indemnity” shall mean that certain Senior Mezzanine Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Report” shall mean, with respect to each Individual Property, those certain reports listed on Schedule VIII attached hereto and made a part hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statutes thereto and applicable regulations issued pursuant thereto in temporary or final form.

“EU Bail-In Legislation Schedule” shall have the meaning set forth in Section 20.13 hereof.

“Event of Default” shall have the meaning set forth in Section 11.1 hereof.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exchange Act Filing” shall have the meaning set forth in Section 13.6 hereof.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Loan or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 2.7(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exculpated Parties” shall have the meaning set forth in Section 15.1(a) hereof.

“Extended Maturity Date” shall have the meaning set forth in Section 2.5(c) hereof.

“Extension Option” shall have the meaning set forth in Section 2.5(c) hereof.

“Extension Term” shall have the meaning set forth in Section 2.5(c) hereof.

“Extension Term LIBOR Cap Strike Rate” shall mean a per annum rate of interest which, when added to the LIBOR Margin, the Alternate Rate Spread or the Base Rate Spread, as applicable, then in effect, would result in a Debt Service Coverage Ratio of not less than 1.25:1.00.

“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Fee Estate” shall mean, with respect to an applicable Ground Lease, the fee interest of the lessor under such Ground Lease in the real property and the improvements demised under such Ground Lease.

“Fee Owner” shall mean, with respect to an applicable Ground Lease, the owner of the lessor’s interest in such Ground Lease and the applicable Fee Estate.

“FF&E” shall mean all furniture, fixtures, equipment and personal property located on or used in connection with the operation of the hotel at each Individual Property.

“Fitch” shall mean Fitch Ratings, Inc., and its successors in interest.

“Foreign Lender” shall mean (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“Fort Worth Fee Interest” shall have the meaning set forth in Section 7.7 hereof.

“Fort Worth Fee Interest Acquisition” shall have the meaning set forth in Section 7.7 hereof.

“Fort Worth Fee Interest Acquisition Documents” shall have the meaning set forth in Section 7.7 hereof.

“Fort Worth Mortgage Borrower” shall have the meaning set forth in Section 5.44 hereof.

“Fort Worth Property” shall mean the Fort Worth Property as shown on Schedule II attached hereto.

“Fort Worth Skybridge Agreement” shall have the meaning set forth in Section 5.44 hereof.

“Franchise Agreement” shall mean those certain Franchise Agreements between Mortgage Borrower and/or Operating Lessee and Franchisor as further described on Schedule III attached hereto, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, the Replacement Franchise Agreement executed in accordance with the terms and provisions of this Agreement.

“Franchisor” shall mean the franchisors as further described on Schedule III attached hereto, or, if the context requires, a Qualified Franchisor.

“Free Prepayment Amount” shall have the meaning set forth in Section 2.9 hereof.

“Funding Borrower” shall have the meaning set forth in Section 20.12 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Gross Revenues” shall mean, with respect to any period of time, all revenues and receipts of every kind derived from the management and operation of the Properties from whatever source, computed in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP, including without limitation, all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Properties including net parking revenue, all income and proceeds received from food and beverage operations and from catering services conducted from the Properties even though rendered outside of the Properties, all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof), all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Properties), all income and proceeds from judgments, settlements and other resolutions of disputes with respect to the foregoing matters which would be includable in this definition of “Gross Revenue” if received in the ordinary course of the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof), and interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Mortgage Loan Reserve Funds or any reserves required pursuant to the terms of this Agreement, but specifically excluding gross receipts received by lessees, licensees or concessionaires of the Properties, consideration received at the Properties for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Mortgage Borrower or Manager, income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the operation of the Properties, federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of the Properties as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes, refunds of amounts not included in Operating Expenses at any time and uncollectible accounts, gratuities collected by employees at the Properties, the proceeds of any financing, other income or proceeds resulting other than from the use or occupancy of the Properties or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Properties in the ordinary course of business, and any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues.

“Governmental Authority” shall mean any court, board, agency, department, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, municipal, city, town, special district or otherwise) whether now or hereafter in existence.

“Ground Lease” shall mean, individually and collectively, as the context may require, each ground lease described on Schedule XVIII attached hereto and made a part hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms of this Agreement.

“Ground Rent” shall have the meaning set forth in Section 9.8 of the Mortgage Loan Agreement.

“Guarantor” shall mean Ashford or, if the context requires, any replacement and/or additional guarantor in accordance with the terms hereof, including, without limitation, an Advised Entity Guarantor.

“Guaranty” shall mean that certain Senior Mezzanine Guaranty Agreement, dated as of the date hereof, executed by Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hilton” shall mean Hilton Worldwide Holdings Inc.

“Hotel Ground Lease” shall have the meaning set forth in the Mortgage Loan Agreement.

“Hotel Unit Board Members” shall have the meaning set forth in the Mortgage Loan Agreement.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Indebtedness” shall mean, for any Person, without duplication:  (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, except if the partnership, operating or similar agreement provides that the same is waived to the extent such Person lacks funds to pay the same, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, (vii) any property-assessed clean energy loans or similar indebtedness, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments (a “Pace Transaction”) and (viii) any other amounts substantially similar to those listed in clauses (i) through (vii) above.

“Indemnified Parties” shall mean (i) Lender, (ii) any prior owner or holder of the Loan or any portion thereof or Participations in the Loan, (iii) any servicer, sub-servicer or prior servicer or sub-servicer of the Loan, (iv) any Investor or any prior Investor in any Securities, (v) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (vi) any receiver or other fiduciary appointed in a foreclosure or other enforcement action or other Creditors Rights Laws proceeding, (vii) any officers, directors, partners, members, employees, agents, servants, representatives, affiliates or subsidiaries of any and all of the foregoing, and (viii) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure or assignment in lieu of the Pledge Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Director” of any limited liability company shall mean an individual with at least three (3) years of employment experience serving as an independent director at the time of appointment who is provided by, and is in good standing with, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Global Securitization Services, LLC, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers or, after a Securitization all of those Companies are not acceptable to the Rating Agencies, another nationally-recognized company reasonably approved by Lender and if required by Lender after a Securitization, the Rating Agencies, in each case that is not an Affiliate of such limited liability company and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such limited liability company and is not, and has never been, and will not while serving as independent director or manager be:

(i)            a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such limited liability company, or any of its respective equityholders or Affiliates (other than as an independent director or manager of such limited liability company or an Affiliate of such limited liability company that is not in the direct chain of ownership of such limited liability company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of business);

(ii)           a customer, creditor, supplier or service provider (including provider of professional services) to such limited liability company or any of its respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent directors or managers and other corporate services to such limited liability company or any of its respective equityholders or Affiliates in the ordinary course of business);

(iii)          a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv)          a Person that Controls or is under common Control with (whether directly, indirectly or otherwise) any of the Persons referred to in clauses (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the independent director or manager of a “special purpose entity” in the direct chain of ownership of such limited liability company shall not be disqualified from serving as an independent director or manager of such limited liability company, provided that the fees that such individual earns from serving as independent directors or managers of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.  For purposes of this paragraph, a “special purpose entity” is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in Section 6.1 hereof.  Notwithstanding anything in this Agreement to the contrary, at no time shall any Independent Director of Borrower or Ashford Keys Senior Operating Lessee also be (i) an Independent Director (as such term is defined herein and in the Mortgage Loan Agreement) of the Mortgage Borrower or the Operating Lessee, or (ii) an Independent Director (as such term is defined herein and in the Junior Mezzanine Loan Agreement) of the Junior Mezzanine Borrower or Ashford Keys Junior Operating Lessee (as such term is defined in the Junior Mezzanine Loan Agreement).

“Independent Director Event” shall mean, with respect to an Independent Director, (i) any acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties under the applicable organizational documents, (ii) such Independent Director engaging in or being charged with, or being convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) such Independent Director no longer meeting the definition of Independent Director in this Agreement.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all Personal Property owned by Mortgage Borrower and encumbered by a Mortgage, together with all rights pertaining to such Property and Improvements, as more particularly described in each Mortgage and referred to therein as the “Property”.

“Initial Maturity Date” shall mean the Payment Date occurring in June, 2020.

“Insurance Premiums” shall have the meaning set forth in the Mortgage Loan Agreement.

“Insurance Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Interest Accrual Period” shall mean with respect to any Payment Date, the period beginning on and including the Selected Day in the month preceding the month in which such Payment Date occurs and ending on but excluding the Selected Day in the month in which such Payment Date occurs; provided, however, that (x) if Lender has elected pursuant to Section 2.4(e)(i) to change the Selected Day in connection with a Securitization to a day that is earlier in the month than the Selected Day as previously defined, then the Interest Accrual Period applicable to the first Payment Date after the Securitization Closing Date will begin on and include the Selected Day (as changed)  in the month preceding the month in which such Payment Date occurs and end on but exclude the Selected Day (as changed) in the month in which such

Payment Date occurs and (y) if Lender has elected to change the Selected Day in connection with a Securitization to a day that is later in the month than the Selected Day as previously defined, then the Interest Accrual Period applicable to the first Payment Date after the Securitization Closing Date will begin on and include the Selected Day (as defined prior to such change) in the month preceding the month in which such Payment Date occurs and end on but exclude the Selected Day (as changed) in the month in which such Payment Date occurs.  Notwithstanding the foregoing, if Lender so elects pursuant to Section 2.4(e)(i), the “Interest Accrual Period” with respect to the first Payment Date after the Securitization Closing Date and each Payment Date thereafter shall be the calendar month preceding such Payment Date.

“Interest Rate” shall mean (a) with respect to the Interim Interest Accrual Period, an interest rate per annum equal to 9.0474%; and (b) with respect to each Interest Accrual Period thereafter, through and including the Interest Accrual Period during which the Maturity Date or Extended Maturity Date, as applicable, occurs, an interest rate per annum equal to (i) the LIBOR Rate (in all cases where clauses (ii) or (iii) below do not apply), (ii) the Base Rate Interest Rate, to the extent provided in accordance with the provisions of Section 2.4(b) hereof, or (iii) the Alternate Rate Interest Rate, to the extent provided in accordance with the provisions of Section 2.4(g) hereof.

“Interest Rate Cap Agreement” shall mean an agreement in form and substance reasonably satisfactory to Lender (together with the confirmation and schedules relating thereto), dated on or about the date hereof, between an Acceptable Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to the Collateral Assignment of Interest Rate Cap Agreement.  The Interest Rate Cap Agreement shall (a) be governed by the laws of the State of New York, (b) have at all times a notional amount equal to the then outstanding principal balance of the Loan, (c) have a term ending on the last day of the Interest Accrual Period during which the Initial Maturity Date occurs, and (d) require the interest rate cap provider to make payments on a Payment Date to or for the benefit of Borrower from time to time equal to the product of (i) the notional amount of such Interest Rate Cap Agreement and (ii) the excess, if any, of LIBOR (or in connection with any Converted Interest Rate Protection Agreement or Substitute Interest Rate Protection Agreement, the Base Rate or Alternate Rate, as applicable) over the LIBOR Cap Strike Rate.  Following the delivery of a Replacement Interest Rate Cap Agreement to Lender pursuant to the terms of this Agreement, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement.

“Interim Interest Accrual Period” shall mean the period from and including the Closing Date through but excluding the Selected Day first occurring after the Closing Date, provided, however, there shall be no “Interim Interest Accrual Period” in the event the Closing Date occurs on a Selected Day.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Investor” shall have the meaning set forth in Section 13.3 hereof.

“IRS” shall mean the United States Internal Revenue Service.

“Issuer Group” shall have the meaning set forth in Section 13.5(b) hereof.

“Issuer Person” shall have the meaning set forth in Section 13.5(b) hereof.

“Junior Mezzanine Borrower” shall mean Ashford Junior C LLC, a Delaware limited liability company.

“Junior Mezzanine Collateral” shall have the meaning ascribed to the term “Collateral” in the Junior Mezzanine Loan Agreement.

“Junior Mezzanine Lender” shall mean the owner and holder of the Junior Mezzanine Loan.

“Junior Mezzanine Loan” shall mean that certain loan made by Junior Mezzanine Lender to Junior Mezzanine Borrower on the date hereof pursuant to the Junior Mezzanine Loan Agreement, as the same may be amended or split pursuant to the terms of the Junior Mezzanine Loan Documents.

“Junior Mezzanine Loan Agreement” shall mean that certain Junior Mezzanine Loan Agreement dated as of the date hereof between Junior Mezzanine Borrower and Junior Mezzanine Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time pursuant to the terms of the Junior Mezzanine Loan Documents.

“Junior Mezzanine Loan Documents” shall mean all documents or instruments evidencing, securing or guaranteeing the Junior Mezzanine Loan, including without limitation, the Junior Mezzanine Loan Agreement.

“Junior Mezzanine Loan Subaccount” shall have the meaning set forth in the Cash Management Agreement.

“Junior Mezzanine Note” shall have the meaning ascribed to the term “Note” in the Junior Mezzanine Loan Agreement.

“Kroll” shall mean Kroll Bond Rating Agency, Inc., and its successors in interest.

“Lead Lender” shall have the meaning set forth in Section 13.1(d) hereof.

“Lease” shall have the meaning set forth in the Mortgage with respect to each Individual Property.

“Lease Modification” shall have the meaning set forth in Section 5.13(c) hereof.

“Legal Requirements” shall mean, with respect to each Individual Property or the Collateral, all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property, the Collateral or any part thereof, or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower or Mortgage Borrower, at any time in force affecting such Individual Property, the Collateral or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the Preamble.

“Letter of Credit” shall mean an irrevocable, auto renewing, unconditional, transferable, clean sight draft standby letter of credit in form and substance reasonably acceptable to Lender (i) that is issued by an Approved Bank to Guarantor or a Person reasonably approved by Lender, (ii) that has an initial term of not less than one year from the date of issuance and is automatically renewable for successive one-year periods (unless the obligation being secured by, or otherwise requiring the delivery of, such letter of credit is required to be performed at least thirty (30) days prior to the initial expiry date of such letter of credit), (iii) the reimbursement obligation for which is not payable by the Borrower and is not secured by the Property or any other property pledged to secure the Note, (iv) that is in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender, (v) that permits multiple draws, and (vi) that is transferable from time to time by Lender and its successors and assigns without the consent of the issuing bank and without cost or expense to the beneficiary.

“LIBOR” shall mean, with respect to each Interest Accrual Period, the rate (expressed as a percentage per annum and rounded up to the nearest 1/1000th of 1%), which in no event shall be less than zero,for deposits in U.S. dollars for a one-month period that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date.  If such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear.  If fewer than two such offered rates appear on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London Office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars (with respect to the period equal or comparable to the applicable Interest Accrual Period) as of 11:00 a.m., London time, on such Determination Date, of amounts not less than $1,000,000.  If at least two (2) such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations.  If fewer than two such quotations are so provided, Lender shall request any three (3) major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts not less than $1,000,000.  If at least two (2) such rates are so provided, LIBOR shall be the arithmetic mean of such rates.  LIBOR shall be determined conclusively by Lender or its agent. Notwithstanding anything to the contrary set forth herein, in no event shall LIBOR ever be less than 0.00%.

“LIBOR Cap Strike Rate” shall mean (i) with respect to the Interest Rate Cap Agreement in place as of the Closing Date, four and thirty-one hundredths percent (4.31%) per annum and (ii) with respect to any (x) Converted Interest Rate Protection Agreement, (y) Substitute Interest Rate Protection Agreement, or (z) Replacement Interest Rate Cap Agreement required in connection with the exercise of any Extension Option, and subject to Section 5.24(f), the Extension Term LIBOR Cap Strike Rate.

“LIBOR Conversion” shall have the meaning set forth in Section 5.24(f) hereof.

“LIBOR Margin” shall mean seven percent (7.00%), as the same may be increased pursuant to Section 2.5(c)(vi) hereof.

“LIBOR Rate” shall mean the sum of (i) LIBOR plus (ii) the LIBOR Margin.  The determination of the LIBOR Rate by Lender shall be binding upon Borrower absent manifest error.

“LIBOR Rate Loan” shall mean the Loan at such time as interest thereon accrues at the LIBOR Rate.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, Mortgage Borrower, the Collateral, any Individual Property or any direct or indirect interest in Borrower, Mortgage Borrower, the Collateral, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidation Event” shall mean any event of (i) any Casualty to all or any portion of any Individual Property, (ii) any Condemnation of all or any portion of any Individual Property, (iii) a Transfer of any Individual Property in connection with realization thereon by the Mortgage Lender following a Mortgage Loan Event of Default, including without limitation a foreclosure sale, (iv) any refinancing of any Individual Property or the Mortgage Loan for which a release of the applicable Collateral is not obtained pursuant to Section 2.9 hereof, and (v) the receipt by Mortgage Borrower of any excess proceeds realized under any Owner’s Title Policy after application of such proceeds by Mortgage Lender pursuant to the Mortgage Loan Documents.

“LLC Agreement” shall have the meaning set forth in Section 6.1(b)(ii) hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Bifurcation” shall have the meaning set forth in Section 13.4(f) hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreements, the Environmental Indemnity, the Guaranty, the Assignment of Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement, the Senior Mezzanine Operating Lease Agreement, and any and all other documents, agreements and certificates executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Party” shall mean each of Borrower, Ashford Keys Senior Operating Lessee, Ashford Keys Junior Operating Lessee, Guarantor and Mortgage Borrower.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages (other than punitive or special damages), losses (other than diminution in value), costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable legal fees and other costs of defense).

“Major Lease” shall mean as to each Individual Property, other than any Operating Lease (i) any Lease which, individually or when aggregated with all other leases at any Individual Property with the same Tenant or its Affiliate demises 10,000 square feet or more of such Individual Property’s gross leasable area, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of any Individual Property, (iii) any Lease under which the Tenant is an Affiliate of Mortgage Borrower or Guarantor or (iv) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i), (ii) or (iii) above.

“Management Agreement” shall mean, with respect to each Individual Property, the property management agreement entered into by and between Mortgage Borrower and/or Operating Lessee and Manager, as further described on Schedule IV attached hereto pursuant to which Manager is to provide management and other services with respect to such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms of this Agreement, or, if the context requires, a Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.

“Manager” shall mean the manager as further described on Schedule IV attached hereto, or such other entity selected as the manager of the Properties or any Individual Property in accordance with the terms of this Agreement.

“Marriott” shall mean Marriott International, Inc.

“Material Action” shall mean, as to any Person, to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing such Person’s inability to pay its debts generally as they become due (unless such admission is true), or to take action in furtherance of any of the foregoing.

“Material Adverse Effect” shall mean a material adverse effect on the value, current use or operation of the Collateral, any Individual Property, the business, operations or condition (financial or otherwise) of Borrower, Mortgage Borrower or Guarantor, the security intended to be provided by the Pledge Agreement, the current ability of the Properties to generate sufficient cash flow to service the Loan and/or the Mortgage Loan, Borrower’s or Mortgage Borrower’s ability to pay its obligations when due, or Borrower’s or Mortgage Borrower’s ability to perform its obligations under the Loan Documents or the Mortgage Loan Documents, as applicable.

“Material Agreements” shall mean any contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Properties or any Individual Property that provides for annual payments by Mortgage Borrower, Operating Lessee or any other Loan Party of $50,000.00 or more unless the same is cancelable without penalty or premium on no more than thirty (30) days’ notice (other than the Management Agreements, the Franchise Agreements, the Leases, any beverage services agreement between a Mortgage Borrower and any entity formed to hold the liquor license applicable to the related Individual Property and any contract or agreement entered into with respect to any Individual Property or on the behalf of Borrower and/or Mortgage Borrower by Manager pursuant to the Management Agreement).

“Maturity Date” shall mean the Initial Maturity Date, or if the Initial Maturity Date has been extended pursuant to Section 2.5(c) hereof, the applicable Extended Maturity Date, or such other date on which the final payment of the Debt becomes due and payable, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall have the meaning set forth in Section 2.4(f) hereof.

“Member” shall have the meaning set forth in Section 6.1(b)(ii) hereof.

“Mezzanine Entities” shall have the meaning set forth in Section 7.4(e) hereof.

“Monthly Payment Amount” shall mean, with respect to each Payment Date, a payment equal to the amount of interest which has accrued during the related Interest Accrual Period, computed at the Interest Rate.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors in interest.

“Morningstar” shall mean Morningstar Credit Ratings, LLC, and its successors in interest.

“Mortgage” shall mean, with respect to each Individual Property, that certain first priority mortgage/deed of trust/deed to secure debt and security agreement, dated as of the date hereof, executed and delivered by Mortgage Borrower to Mortgage Lender as security for the Mortgage Loan and encumbering an Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Borrower” shall mean each of the parties set forth on Schedule XI attached hereto.

“Mortgage Borrower’s Condominium Unit” shall mean, with respect to each Condominium, the Unit in such Condominium owned by the applicable individual Mortgage Borrower.

“Mortgage Borrower SPE Component Entity” shall mean any SPE Component Entity of any Mortgage Borrower.

“Mortgage Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Mortgage Note.

“Mortgage Default” shall have the meaning ascribed to the term “Default” in the Mortgage Loan Agreement.

“Mortgage Lender” shall mean the owner and holder of the Mortgage Loan.

“Mortgage Loan” shall mean that certain loan made by Mortgage Lender to Mortgage Borrower on the date hereof pursuant to the Mortgage Loan Agreement, as the same may be amended or split pursuant to the terms of the Mortgage Loan Documents.

“Mortgage Loan Agreement” shall mean that certain Loan Agreement dated as of the date hereof between Mortgage Borrower and Mortgage Lender as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Loan Documents” shall mean all documents or instruments evidencing, securing or guaranteeing the Mortgage Loan including, without limitation, the Mortgage Loan Agreement.

“Mortgage Loan Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mortgage Loan Agreement.

“Mortgage Loan Reserve Accounts” shall mean the Reserve Accounts, as defined in the Mortgage Loan Agreement.

“Mortgage Loan Reserve Funds” shall mean the Reserve Funds, as defined in the Mortgage Loan Agreement.

“Mortgage Note” shall have the meaning ascribed to the term “Note” in the Mortgage Loan Agreement.

“MS” shall have the meaning set forth in the Preamble.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Mortgage Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (i) in the event of a Liquidation Event consisting of a Casualty or Condemnation, Lender’s and/or Mortgage Lender’s reasonable costs incurred in connection with the recovery thereof, (ii) in the event of a Liquidation Event consisting of a Casualty or Condemnation, the costs incurred by Mortgage Borrower in connection with a Restoration of all or any portion of any applicable Individual Property made in accordance with the Mortgage Loan Documents, (iii) in the event of a Liquidation Event consisting of a Casualty or Condemnation or a Transfer, amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lender, (iv) in the case of a foreclosure sale, disposition or transfer of any applicable Individual Property in connection with realization thereon following a Mortgage Loan Event of Default, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions) incurred by Mortgage Lender, (v) in the case of a foreclosure sale, such costs and expenses incurred by Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents, (vi) in the case of a refinancing of the Mortgage Loan, such reasonable costs and expenses (including attorneys’ fees) of such refinancing incurred by Mortgage Lender, and (vii) the amount of any prepayments required pursuant to the Mortgage Loan Documents in connection with any such Liquidation Event.

“Net Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Net Proceeds Deficiency” shall have the meaning set forth in the Mortgage Loan Agreement.

“New PIP” shall have the meaning set forth in the Mortgage Loan Agreement.

“New Mezzanine Loan” shall have the meaning set forth in Section 13.8 hereof.

“New Non-Consolidation Opinion” shall mean a bankruptcy non-consolidation opinion from the counsel to Borrower and Ashford Keys Senior Operating Lessee that delivered the Non-Consolidation Opinion or other outside counsel to Borrower and Ashford Keys Senior Operating Lessee reasonably acceptable to Lender, in form and substance satisfactory to Lender and, after a Securitization, the Rating Agencies, and which is required to be delivered subsequent to the Closing Date pursuant to, and in connection with, this Agreement.

“Non-Consolidation Opinion” shall mean that certain bankruptcy non-consolidation opinion dated the date hereof delivered by Jackson Walker LLP in connection with the Loan and relating to Borrower and Ashford Keys Senior Operating Lessee.

“Note” shall mean individually and collectively as the context may require, Note A-1, Note A-2, and Note A-3.

“Note A-1” shall mean that certain Senior Mezzanine Promissory Note A-1 of even date herewith in the principal amount of $15,024,000.00, made by Borrower in favor of MS, as the same may be amended, restated, replaced, severed, supplemented or otherwise modified from time to time.

“Note A-2” shall mean that certain Senior Mezzanine Promissory Note A-2 of even date herewith in the principal amount of $5,008,000.00, made by Borrower in favor of Barclays, as the same may be amended, restated, replaced, severed, supplemented or otherwise modified from time to time.

“Note A-3” shall mean that certain Senior Mezzanine Promissory Note A-3 of even date herewith in the principal amount of $5,008,000.00, made by Borrower in favor of BofA, as the same may be amended, restated, replaced, severed, supplemented or otherwise modified from time to time.

“O&M Program” shall mean, with respect to the Individual Properties listed on Schedule XV attached hereto, the asbestos operations and maintenance program developed by the applicable Mortgage Borrower and approved by Lender, as the same may be amended, replaced, supplemented or otherwise modified from time to time.

“OFAC” shall have the meaning set forth in Section 4.38 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower.

“Operating Expenses” shall mean, with respect to any period of time, the total of all expenses actually paid or payable in connection with the operation and management of the Properties, determined in accordance with GAAP and the Uniform System of Accounts, including without limitation and without duplication, utilities, routine repairs and maintenance, Insurance Premiums, franchise, license and royalty fees, Taxes and Other Charges, Ground Rent, advertising expenses, payroll and related taxes, the cost of inventories and fixed asset supplies consumed in the operation of the Properties, computer processing charges, property management fees, costs and fees of independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, operational equipment and other lease payments as reasonably approved by Lender, but specifically excluding depreciation or amortization, income taxes or other charges in the nature of income taxes, Debt Service, Mortgage Debt Service, debt service due on the Junior Mezzanine Loan, Capital Expenditures, deposits into the Mortgage Loan Reserve Accounts or any deposits to any reserves required pursuant to the terms of this Agreement, any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange or transfer of all or any portion of the Properties or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Note and/or the Mortgage Note, and any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant.

“Operating Lease” shall mean those certain Lease Agreements executed by Mortgage Borrower, as lessor, and Operating Lessee, as further described on Schedule V attached hereto, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement.

“Operating Lessee” shall mean, individually or collectively, as the context so requires, the operating lessees as further described on Schedule V attached hereto.

“Organizational Documents” shall mean (i) with respect to a corporation, such Person’s certificate of incorporation and bylaws, and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person’s authorized shares of capital stock, (ii) with respect to a partnership, such Person’s certificate of limited partnership, partnership agreement, voting trusts or similar arrangements applicable to any of its partnership interests, (iii) with respect to a limited liability company, such Person’s certificate of formation, limited liability company agreement or other document affecting the rights of holders of limited liability company interests, and (iv) any and all agreements between any constituent member, partner or shareholder of the Person in question, including any contribution arrangement or indemnification agreements. In each case, “Organizational Documents” shall include any indemnity, contribution, shareholders or other agreement among any of the owners of the entity in question.

“Other Charges” shall mean all ground rents (excluding Ground Rent), maintenance charges, impositions other than Property Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against any Individual Property or any part thereof, including Mortgage Borrower’s or Operating Lessee’s, as applicable, proportionate share of all Common Charges payable with respect to any Individual Property pursuant to the Condominium Documents.

“Other Connection Taxes” shall mean, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outside Date” shall be the date required to complete a PIP pursuant to the terms of any applicable Management Agreement (or Replacement Management Agreement) and/or Franchise Agreement (or Replacement Franchise Agreement), as such date may be extended by Franchisor or Manager from time to time in accordance with the terms and provisions of this Agreement.

“Owner’s Title Policy” shall mean any ALTA extended coverage owners’ policies of title insurance issued in connection with the closing of the Mortgage Loan (or, if no such policy was issued at such time, the then existing owner’s policy of title insurance) insuring a Mortgage Borrower as the owner of an Individual Property.

“Ownership Interest” means (i) any interest in any Individual Property or (ii) in the case of any Loan Party, any ownership interest in such Loan Party, direct or indirect, contingent or fixed, at any level or any tier, of any nature whatsoever, whether in the form of a partnership interest, stock interest, membership interest, equitable interest, beneficial interests, profit interest, loss interest, voting rights, control rights, management rights or otherwise.

“PACE Transaction” shall have the meaning ascribed to such term in the definition of “Indebtedness” above.

“Parent Entity” shall mean (i) Ashford Hospitality Trust, Inc., (ii) Ashford OP General Partner LLC, (iii) Ashford OP Limited Partner LLC, (iv) Ashford Hospitality Limited Partnership, (v) EC Tenant Corp., and (vi) Ashford TRS Corporation.

“Parking Ground Lease” shall have the meaning set forth in the Mortgage Loan Agreement.

“Participant Register” shall have the meaning set forth in Section 13.1(c) hereof.

“Participations” shall have the meaning set forth in Section 13.1(a) hereof.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations.

“Payment Date” shall mean the ninth (9th) day of each month beginning on July, 2018, and continuing through and including the Maturity Date, and if such date is not a Business Day, the immediately preceding Business Day, as such Payment Date may be adjusted pursuant to the terms of Section 2.4(e) hereof.

“Permitted Debt” shall mean trade and operational indebtedness incurred in the ordinary course of business relating to the ownership of the Collateral and the routine administration of Borrower, provided such indebtedness is (a) unsecured, (b) not evidenced by a note, (c) on commercially reasonable terms and conditions, and (d) due not more than sixty (60) days past the date incurred and paid on or prior to such date; provided, however, the aggregate amount of the indebtedness shall not exceed at any time $10,000.

“Permitted Encumbrances” shall mean, with respect to any Individual Property, Collateral or Junior Mezzanine Collateral,  collectively, (i) the Lien and security interests created by the Loan Documents, the Mortgage Loan Documents and the Junior Mezzanine Loan Documents, (ii) all Liens, encumbrances and other matters expressly set forth as exceptions in the Title Insurance Policy, (iii) Liens, if any, for Property Taxes imposed by any Governmental Authority not yet due or delinquent, (iv) Liens relating to Permitted Transfers, (v) Ground Leases, Management Agreements, Franchise Agreements and Operating Leases in accordance with the terms hereof, (vi) Leases and Liens of Tenants, liens and security interests created by licensees and concessionaires in accordance with the terms hereof, (vii) Permitted Debt (as defined in this Agreement, the Mortgage Loan Agreement and the Junior Mezzanine Loan Agreement), (viii) the Mortgage Loan, (ix) the Junior Mezzanine Loan, (x) Liens that are being contested in accordance with the terms hereof or in accordance with the Mortgage Loan Agreement and (xi) such other encumbrances entered into after the date hereof which (a) do not, individually or in the aggregate, have a Material Adverse Effect or (b) are otherwise approved by Lender in Lender’s reasonable discretion.

“Permitted Transfer” shall mean those Transfers described in Section 7.3 hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgages.

“PIP” shall have the meaning set forth in the Mortgage Loan Agreement.

“PIP Guaranty” shall mean a guaranty given by Guarantor to Lender which guaranty shall be in the form attached hereto as Exhibit E and shall guaranty to Lender the payment and performance of any PIP described therein on or prior to the Outside Date.

“PIP Required Deposit” shall have the meaning set forth in the Mortgage Loan Agreement.

“PIP Reserve Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“PIP Reserve Deposits” shall have the meaning set forth in the Mortgage Loan Agreement.

“PIP Reserve Funds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Pledge Agreement” shall mean, individually or collectively, as the context so requires, that certain (i) Senior Mezzanine Pledge and Security Agreement dated as of the date hereof, executed and delivered by Ashford Senior C LLC to Lender, (ii) Senior Mezzanine Pledge and Security Agreement dated as of the date hereof, executed and delivered by Ashford TRS Senior C1 LLC to Lender, and (iii) Senior Mezzanine Pledge and Security Agreement dated as of the date hereof, executed and delivered by Ashford TRS Senior C2 LLC to Lender (as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time).

“Pledged Entity” shall mean, individually or collectively, as the context so requires, Mortgage Borrower, Mortgage Borrower SPE Component Entity and Operating Lessee.

“Pledged Interests” shall mean, individually or collectively, as the context so requires, all membership and manager interests in Mortgage Borrower, Mortgage Borrower SPE Component Entity and Operating Lessee.

“Policies” shall have the meaning set forth in the Mortgage Loan Agreement together with any and all insurance policies required under Section 8.1 hereof.

“Pre-Approved Manager” shall mean (i) Remington and/or (ii) a Brand Manager for a brand comparable or better than the brand being terminated.

“Prescribed Laws” shall mean, collectively, (i) Patriot Act, (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (iii) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq., and (iv) all other Legal Requirements relating to money laundering or terrorism.

“Prime Rate” shall mean the annual rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest 1/1000th of one percent (0.001%). If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index. Notwithstanding the foregoing, in no event shall the Prime Rate be less than zero percent.

“Prohibited Transfer” shall have the meaning set forth in Section 7.2 hereof.

“Properties” shall mean collectively, each and every Individual Property which is subject to the terms of this Agreement.

“Property” shall mean, as the context may require, the Properties or an Individual Property.

“Property Condition Report” shall mean, with respect to each Individual Property, those certain reports listed on Schedule VII attached hereto and made a part hereof.

“Property Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Provided Information” shall have the meaning set forth in Section 13.4 hereof.

“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is reasonably acceptable to Lender and (ii) after a Securitization, (A) if permitted by REMIC Requirements applicable to such matter, would be reasonably acceptable to Lender or (B) if the Lender discretion in the foregoing subsection (A) is not permitted under such applicable REMIC Requirements, would be acceptable to a prudent lender of securitized commercial mortgage loans.

“Publicly Traded Company” shall mean a corporation whose shares of stock are listed on the New York Stock Exchange or any other nationally recognized stock exchange.

“Qualified Brand” shall mean (i) Marriott, (ii) Hilton, (iii) Hyatt Hotels Corporation and (iv) Starwood Hotels and Resorts Worldwide.

“Qualified Franchisor” shall mean either (i) Franchisor, (ii) if a Franchisor is not then in place, brand owned by a Qualified Brand, or if a Franchisor is then in place, brand comparable or better than the brand being terminated and owned by a Qualified Brand or (iii) a reputable and experienced franchisor possessing experience in flagging hotel properties similar in size, scope, use and value as the Properties and which is approved by Lender pursuant to Section 5.25 hereof and which may, at Lender’s option, be conditioned upon Lender’s receipt of a Rating Agency Confirmation, provided that, with respect to any Person that is an Affiliate of Borrower, Lender has received a New Non-Consolidation Opinion.

“Qualified Investor” means any of the following, in each case, exclusive of the Properties and immediately prior to the applicable Transfer:

(i)            a pension fund or plan with at least $600,000,000 in real estate assets, at least $300,000,000 of which are hospitality assets;

(ii)           a pension fund plan advisor who controls at least $600,000,000 in real estate assets, at least $300,000,000 of which are hospitality assets, and is acting on behalf of a party that satisfies clause (i) above;

(iii)          a U.S. insurance company with a net worth of at least $300,000,000 that owns and controls at least $600,000,000 in real estate assets, at least $300,000,000 of which are hospitality assets;

(iv)          a U.S. banking corporation, with combined capital and surplus of at least $300,000,000 that owns and controls at least $600,000,000 in real estate assets, at least $300,000,000 of which are hospitality assets;

(v)           any entity with a long term unsecured debt rating of at least BBB+ by S&P and (if covered by Moody’s) at least Baa1 by Moody’s (and not on negative watch by either Rating Agency) with combined capital and surplus of at least $300,000,000 that owns and controls at least $600,000,000 in real estate assets, at least $300,000,000 of which are hospitality assets; or

(vi)          institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended;

provided, however, that in each case in clauses (i) through (v) above, if the proposed transferee is an individual and will obtain Control of or obtain a direct or indirect interest of 20% or more in Borrower as a result of such proposed transfer,  Lender shall have received evidence that such proposed transferee (i) has never been indicted or convicted of, or plead guilty or no contest to, a felony, (ii) has never been indicted or convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List, (iii) has never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (iv) has no material outstanding judgments against such proposed transferee.

“Qualified Manager” shall mean (i) Manager, (ii) a Pre-Approved Manager or (iii) a reputable and experienced professional property management organization that is reasonably approved by Lender pursuant to Section 5.14 hereof, which may, at Lender’s option, be conditioned upon Lender’s receipt of a Rating Agency Confirmation, provided that with respect to any Affiliated Manager, Lender has received a New Non-Consolidation Opinion.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, Morningstar, Kroll and DBRS or any other nationally-recognized statistical rating agency (and any successor to any of the foregoing) designated by Lender, provided that each of the foregoing shall be deemed included within the definition of “Rating Agencies” only if such rating agency is rating the Securities.

“Rating Agency Confirmation” shall mean, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event with respect to which such confirmation is sought will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Securities (if then rated by such Rating Agency); provided that upon receipt of a written acknowledgment or waiver (which may be in electronic form and whether or not specifically identifying the matter or in general, press release form) from a Rating Agency indicating its decision not to review or to waive review of the matter for which confirmation is sought, or following the failure of a Rating Agency to respond to the request for which confirmation is sought within the time frames and in the manner prescribed in any pooling or trust and servicing agreement governing the administration of all or any portion of the Loan, the requirement to obtain confirmation from the Rating Agencies for such matter at such time will be considered not to apply (as if such requirement did not exist for such matter at such time) with respect to such Rating Agency.

“REA” shall mean any construction, operation and reciprocal easement agreement or similar agreement (including any separate agreement or other agreement between Mortgage Borrower and one or more other parties thereto) affecting any Individual Property or portion thereof.

“Recourse Entity” shall mean, individually or collectively, as the context so requires, Borrower, Mortgage Borrower, Mortgage Borrower SPE Component Entity, Operating Lessee, Ashford Keys Senior Operating Lessee and SPE Component Entity (if any).

“Register” shall have the meaning set forth in Section 13.1(b) hereof.

“Regulation AB” shall mean Subpart 229.1100 — Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarifications and interpretations as have been provided by the United States Securities and Exchange Commission in the adopting release (Asset Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (Jan. 7, 2005)) or by the staff of the United States Securities and Exchange Commission, or as may be provided by the United States Securities and Exchange Commission or its staff from time to time.

“Reimbursement Contribution” shall have the meaning set forth in Section 20.12 hereof.

“Release Date” shall have the meaning set forth in Section 2.9(c) hereof.

“Release Price” shall mean those prices reflected on Schedule XV attached hereto.

“Related Loan” shall have the meaning set forth in Section 13.6 hereof.

“Related Property” shall have the meaning set forth in Section 13.6 hereof.

“REMIC Opinion” shall mean, with respect to any proposed matter or transaction, an opinion of counsel acceptable to Lender, in form and substance satisfactory to Lender and, if required in accordance with the terms of the transaction documents relating to a Securitization, the Rating Agencies, that the completion of such matter or transaction will not directly or indirectly result in or cause the REMIC Trust or any of its assets to fail to qualify or maintain its status as a REMIC Trust.

“REMIC Requirements” shall mean any applicable legal requirements relating to any REMIC Trust (including, without limitation, any constraints, rules and/or other regulations and/or requirements relating to the servicing, modification and/or other similar matters with respect to the Loan (or any portion thereof and/or interest therein)).

“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the Internal Revenue Code that holds an interest in all or any portion of the Loan.

“Remington” shall mean Remington Lodging & Hospitality, LLC and its Affiliates.

“Renewal Lease” shall have the meaning set forth in Section 5.13(a) hereof.

“Rents” shall have the meaning set forth in the Mortgage.

“Replacement Franchise Agreement” shall mean either (a) a franchise, trademark and license agreement with a Qualified Franchisor substantially in the same form and substance as the Franchise Agreement for the applicable Individual Property or any other Properties, or (b) a franchise, trademark and license agreement with a Qualified Franchisor either (i) on the applicable Franchisor’s then current franchise disclosure document (FDD) with only such modifications as are not materially adverse to Mortgage Borrower or Lender or (ii) in form and substance reasonably approved by Lender, and which is approved by Lender pursuant to Section 5.25 hereof and which may, at Lender’s option, be conditioned upon Lender’s receipt of a Rating Agency Confirmation.

“Replacement Interest Rate Cap Agreement” shall mean an interest rate cap agreement from an Acceptable Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement (except in the event Borrower exercises an Extension Option pursuant to Section 2.5(c) hereof, in which case the Replacement Interest Rate Cap Agreement shall (i) have an effective date and term as prescribed in Section 2.5(c) hereof and (ii) have a “strike price” equal to the Extension Term LIBOR Cap Strike Rate).

“Replacement Management Agreement” shall mean, collectively, (a)(i) with respect to Remington, a management agreement substantially in the form of that certain Hotel Master Management Agreement dated September 29, 2006, and (ii) with respect to any other Manager,  a management agreement in the form of a Management Agreement for any other Individual Property or otherwise approved by Lender pursuant to Section 5.14 hereof with a Qualified Manager and (b) a subordination of management agreement substantially approved by Lender pursuant to Section 5.14 hereof, executed and delivered to Lender by Operating Lessee and such Qualified Manager at Borrower’s expense.

“Required Approval Lease” shall have the meaning set forth in Section 5.13(a) hereof.

“Restoration” shall have the meaning set forth in the Mortgage Loan Agreement.

“Restoration Consultant” shall have the meaning set forth in the Mortgage Loan Agreement.

“Restoration Threshold” shall have the meaning set forth in the Mortgage Loan Agreement.

“Restricted Party” shall have the meaning set forth in Section 7.1 hereof.

“Scheduled PIP” shall mean each PIP listed on Schedule VI attached hereto, as the same may be amended in accordance with the terms hereof.

“Securities” shall have the meaning set forth in Section 13.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Liabilities” shall have the meaning set forth in Section 13.5(b) hereof.

“Securitization” shall have the meaning set forth in Section 13.1 hereof.

“Securitization Closing Date” shall mean the date designated or deemed to be designated by Lender as the “Securitization Closing Date” in accordance with Section 2.4(e) hereof.

“Securitization Initialization Period” shall mean, with respect to a Securitization, the period beginning on and including the Securitization Closing Date and ending on and excluding, at the election of Lender, either (x) in the event the first distribution to certificateholders occurs during the Securitization Month, the Selected Day in the Securitization Month or (y) in the event the first distribution to certificateholders occurs during the month following the Securitization Month, the Selected Day in the month after the Securitization Month.

“Securitization Initialization Period LIBOR” shall mean, with respect to a Securitization Initialization Period, LIBOR as determined two (2) Business Days prior to the related Securitization Closing Date.

“Securitization Month” shall mean the month in which the Securitization Closing Date occurs.

“Selected Day” means the fifteenth (15th) day of each calendar month, or such other date as determined by Lender pursuant to Section 2.4(e) hereof.

“Senior Mezzanine Operating Lease Agreement” shall mean those certain Senior Mezzanine Operating Lease Agreements, dated as of the date hereof, executed by Borrower,

Lender, Operating Lessee and the applicable Mortgage Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Senior Mezzanine Loan Subaccount” shall have the meaning set forth in the Cash Management Agreement.

“Special Member” shall have the meaning set forth in Section 6.1(b)(ii) hereof.

“SPE Component Entity” shall have the meaning set forth in Section 6.1(b)(i) hereof.

“Spread Maintenance Date” shall mean the Payment Date occurring in December 2019.

“Spread Maintenance Premium” shall mean, with respect to any payment or prepayment, an amount equal to the product of the following: (i) the LIBOR Margin, the Alternate Rate Spread or the Base Rate Spread then applicable to each such future installment of interest, multiplied by (ii) the principal amount of the Loan so prepaid, and multiplied by (iii) a fraction, the numerator of which is the number of days following the date through which interest on the prepaid amount has been paid through and including December 14, 2019, and the denominator of which is 360.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors in interest.

“State” shall mean, with respect to an Individual Property, the State in which such Individual Property or any part thereof is located.

“Substitute Interest Rate Protection Agreement” shall have the meaning set forth in Section 5.24(f) hereof.

“Substitute Reserves” shall have the meaning set forth in Section 9.1(b) hereof.

“Survey” shall mean, with respect to each Individual Property, those certain surveys listed on Schedule X attached hereto and made a part hereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of any Individual Property under a Lease or other occupancy agreement with Mortgage Borrower or Operating Lessee.

“Title Insurance Policy” shall mean each ALTA (or its state-specific equivalent) mortgagee title insurance policy issued with respect to the applicable Individual Property and insuring the lien of the applicable Mortgage.

“Transfer” shall have the meaning set forth in Section 7.1 hereof.

“Transferee” shall have the meaning set forth in Section 7.4 hereof.

“Transferee Principal” shall have the meaning set forth in Section 7.4(d) hereof.

“Tribunal” shall mean any state, commonwealth, federal, foreign, territorial or other court or governmental department, commission, board, bureau, district, authority, agency, central bank, or instrumentality, or any arbitration authority.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State where the applicable Individual Property is located.

“UCC Financing Statements” shall mean the UCC financing statement executed in connection with each Pledge Agreement and the other Loan Documents and filed in the applicable filing offices.

“UCC Title Insurance Policy” shall mean, with respect to the Collateral, a UCC title insurance policy in the form acceptable to Lender issued with respect to the Collateral and insuring the lien of the Pledge Agreements encumbering such Collateral.

“Underwriter Group” shall have the meaning set forth in Section 13.5(b) hereof.

“Underwritten Net Cash Flow” shall mean, as of any date of determination and calculated with respect to the preceding twelve (12) month period for which financial statements are available pursuant to Section 5.11 hereof, the amount determined by Lender as the excess of (a) Gross Revenues over (b) Operating Expenses, adjusted to (i) include amounts for (A) management fees equal to the greater of (1) three percent (3%) of Gross Revenues and (2) the management fees actually paid under the Management Agreement, (B) any franchise, license and marketing fees and reimbursables paid or payable to Franchisor under any Franchise Agreement and/or Management Agreement, as applicable, and (C) Capital Expenditures (i) equal to the greater of (1) four percent (4%) of Gross Revenues per annum (regardless of whether deposits to a reserve account for such items is required under this Agreement) and (2) the Capital Expenditures actually paid under the Franchise Agreement; and (ii) exclude amounts (A) which are non-recurring items and (B) received from any Affiliate of Borrower, Mortgage Borrower or Guarantor or from any Tenant in default under its Lease or in bankruptcy (unless such Lease has been assumed in the bankruptcy proceeding).  Lender’s calculation of Underwritten Net Cash Flow shall be final absent manifest error.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association.

“Unit” or “Units” shall mean any Condominium units created pursuant to the Condominium Documents.

“U.S. Person” shall mean a Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.7(e) hereof.

“Waived Reserve Funds” shall have the meaning set forth in Section 9.1(b) hereof.

“Write-Down and Conversion Powers” shall have the meaning set forth in Section 20.13 hereof.

“Zoning Report” shall mean, with respect to each Individual Property, those certain zoning reports listed on Schedule IX attached hereto and made a part hereof.

Section 1.2            Principles of Construction

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise.  Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

With respect to terms defined by cross-reference to the Mortgage Loan Documents, such defined terms shall have the definitions set forth in the Mortgage Loan Documents as of the date hereof, and no modifications to the Mortgage Loan Documents shall have the effect of changing such definitions for the purpose of this Agreement unless Lender expressly agrees that such definitions as used in this Agreement have been revised or Lender consents to the modification documents.  With respect to any provisions or definitions incorporated by reference herein from the Mortgage Loan Documents, such provisions or definitions shall be deemed a part of this Agreement notwithstanding the fact that the Mortgage Loan shall no longer be effective for any reason, including, without limitation, after the repayment of the Mortgage Loan.

ARTICLE 2

GENERAL TERMS

Section 2.1            The Loan

Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make, and Borrower hereby agrees to accept, the Loan on the Closing Date.

Section 2.2            Disbursement to Borrower

Borrower may request and receive only one borrowing in respect of the Loan and any amount borrowed and repaid in respect of the Loan may not be reborrowed.

Section 2.3            The Note, Pledge Agreements and Loan Documents

The Loan shall be evidenced by the Note and this Agreement and secured by the Pledge Agreements and the other Loan Documents.

Section 2.4            Interest Rate

(a)           General.  Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate from the Closing Date through and including the last day of the Interest Accrual Period during which the Maturity Date occurs.  Except as otherwise set forth herein or in the other Loan Documents, interest shall be paid in arrears.

(b)           Unavailability of LIBOR Rate.  Subject to Section 2.4(g), in the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate (and LIBOR has not been succeeded by an Alternate Index as set forth in Section 2.4(g) below), then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Accrual Period.  If such notice is given, the Loan, commencing with the first (1st) day of the next succeeding Interest Accrual Period, shall be converted to a Base Rate Loan bearing interest based on the Base Rate Interest Rate in effect on the related Determination Date, and thereafter the Interest Rate shall be the Base Rate Interest Rate.

If, pursuant to the terms of this Agreement, the Loan has been converted to a Base Rate Loan and thereafter: (i) Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Borrower, and the Base Rate Interest Rate shall convert to the LIBOR Rate effective on the first (1st) day of the next succeeding Interest Accrual Period; or (ii) if LIBOR cannot be determined and has been succeeded by an Alternate Index pursuant to Section 2.4(g) below, then Lender shall give notice thereof to Borrower and convert the Base Rate Loan to an Alternate Rate Loan by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), three (3) Business Days prior to the next succeeding Determination Date, in which event the Base Rate Loan shall be converted to an Alternate Rate Loan from, after and including the first day of the next succeeding Interest Accrual Period.  Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a LIBOR Rate Loan to a Base Rate Loan, or to convert a Base Rate Loan to a LIBOR Rate Loan or an Alternate Rate Loan.

(c)           Default Rate.  Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue at a rate per annum equal to the Default Rate and all references in the Note, this Agreement or the other Loan Documents to the “Interest Rate” shall be deemed to refer to the Default Rate.  Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the earlier of (i) the actual receipt and collection of the Debt (or that portion thereof that is then due) and (ii) the cure of such Event of Default.  To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Pledge Agreements.  This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; the acceptance of any payment from Borrower shall not be deemed to cure or constitute a waiver of any Event of Default; and Lender retains its rights under the Note, this

Agreement and the other Loan Documents to accelerate and to continue to demand payment of the Debt upon the occurrence of and during the continuance of any Event of Default, despite any payment by Borrower to Lender.

(d)           Interest Calculation.  Interest shall be computed based on the daily rate produced assuming a three hundred sixty (360) day year, multiplied by the actual number of days elapsed during each Interest Accrual Period.  Borrower understands and acknowledges that such interest accrual method results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty five (365) day year were used to compute the accrual of interest on the Loan.  Lender shall determine the Interest Rate applicable to the Debt in accordance with this Agreement and its determination thereof shall be conclusive in the absence of manifest error.  The books and records of Lender shall be prima facie evidence of all sums owing to Lender from time to time under this Agreement, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents.

(e)           Selected Day and Securitization Closing Date; Securitization Interest Adjustments.  (i) Lender may in its sole discretion designate the Securitization Closing Date by providing not less than twenty-four (24) hours prior notice to Borrower.  Lender may in its sole discretion designate a day of the calendar month as the Selected Day for purposes of establishing, in accordance with the definition of “Interest Accrual Period”, the beginning and ending dates of the Interest Accrual Period that commences in the month in which the Securitization Closing Date occurs (and, to the extent contemplated in the definition of Interest Accrual Period, the prior month) and each Interest Accrual Period thereafter.  In lieu of such designation, Lender may elect that the Interest Accrual Period with respect to the first Payment Date after the Securitization Closing Date and each Payment Date thereafter shall be the calendar month preceding such Payment Date.  The designation of the Selected Day or election of calendar-month Interest Accrual Periods shall be a one-time event; once made, such designation or election shall apply for purposes of establishing, in accordance with the definition of “Interest Accrual Period”, the beginning and ending dates of the Interest Accrual Period that commences in the month in which the Securitization Closing Date occurs (and, to the extent contemplated in the definition of Interest Accrual Period, the prior month) and each Interest Accrual Period thereafter.

(ii)           With respect to any portion of any Interest Accrual Period that also comprises all or any portion of a Securitization Initialization Period, if the amount of interest payable by Borrower hereunder (based on the Interest Rate using LIBOR as of the applicable Determination Date) is less than the amount of interest which would be payable if the Interest Rate were determined using the Securitization Initialization Period LIBOR in lieu of LIBOR (such deficiency being the “Securitization Interest Adjustment Amount” for such Interest Accrual Period), then Borrower shall pay to Lender on the Payment Date related to any such Interest Accrual Period (or, if such Payment Date occurred prior to the Securitization Closing Date, then on the next succeeding Payment Date) the Securitization Interest Adjustment Amount.

(iii)          Similarly, if Lender exercises its option pursuant to clause (i) of this Section 2.4(e) to elect calendar Interest Accrual Periods for Payment Dates after the Securitization Closing Date, in respect of any portion of the first such calendar Interest Accrual

Period that overlaps with an Interest Accrual Period with respect to which a payment was already made on a prior Payment Date, in respect of the number of days of overlap, Borrower shall be credited with the interest already paid and, on the first Payment Date after the Securitization Closing Date, shall be obligated to pay in respect of such overlapping days only an amount equal to the greater of (A)(1) the amount of interest accrued for such overlapping days using LIBOR as determined two (2) Business Days prior to the first day of the month prior to the Securitization Month minus (2) the amount of interest accrued for such overlapping days using the LIBOR determined as of the Determination Date in the month prior to the Securitization Month and (B) zero.

(iv)          In the event that Lender changes the Selected Day to a day pursuant to clause (i) of this Section 2.4(e) to a day that is earlier in the month than the Selected Day as previously defined, then, with respect to the first Payment Date after the Securitization Closing Date and the portion (if any) of the applicable Interest Accrual Period that does not overlap with the Securitization Initialization Period, if Borrower has already paid the amount of interest it owed in respect of such non-overlapping portion as calculated prior to such change in the Selected Day on the most recent Payment Date prior to such change in the Selected Day, then Borrower shall not owe any further amount of interest in respect of such non-overlapping portion.

(f)            Usury Savings.  This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan (such rate, the “Maximum Legal Rate”).  If, by the terms of the Note, this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due on the Loan at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder (and any such payments shall not require the payment of a Spread Maintenance Premium or any other prepayment premium).  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

(g)           If at any time the Loan is outstanding as a LIBOR Rate Loan or a Base Rate Loan and Lender has determined in good faith that LIBOR cannot be determined and LIBOR has been succeeded by an Alternate Index, then the Loan shall be converted from a LIBOR Rate Loan or a Base Rate Loan, as applicable, to an Alternate Rate Loan, provided that Lender shall have received (i) an opinion of nationally recognized REMIC counsel as to the compliance of such conversion with applicable REMIC requirements as determined under the Code, the regulations, revenue rulings, revenue procedures and other administrative, legislative and judicial guidance relating to the tax treatment of REMIC Trusts (which such opinion shall be, in form and substance and from a provider, in each case, acceptable to Lender in its sole discretion and acceptable to the Rating Agencies), (ii) a Rating Agency Confirmation in connection with such conversion, and (iii) evidence satisfactory to Lender that such conversion does not violate ERISA.  Lender shall provide notice of the foregoing conversion by giving notice of such determination in writing to Borrower at least five (5) Business Days prior to the next succeeding Determination Date.  If such notice is given, the Loan shall be converted, as of the first day of the next succeeding Interest Accrual Period, to an Alternate Rate Loan.  Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a LIBOR Rate Loan to an Alternate Rate Loan, or to convert an Alternate Rate Loan to a LIBOR Rate Loan or a Base Rate Loan.

If, pursuant to the terms of this Agreement, the Loan has been converted to an Alternate Rate Loan and, thereafter, such Alternate Index cannot be determined, then Lender shall give notice thereof to Borrower and convert the Alternate Rate Loan to a Base Rate Loan by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), three (3) Business Days prior to the next succeeding Determination Date, in which event the Alternate Rate Loan shall be converted to a Base Rate Loan from, after and including the first day of the next succeeding Interest Accrual Period. If the Loan has been converted from an Alternate Rate Loan to a Base Rate Loan pursuant to the foregoing and, thereafter, Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Borrower, and the Base Rate Interest Rate shall convert to the Alternate Rate Interest Rate effective on the first (1st) day of the next succeeding Interest Accrual Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert an Alternate Rate Loan to a Base Rate Loan.

Section 2.5            Loan Payments

(a)           Payment Before Maturity.  On the Closing Date, Borrower shall pay to Lender interest for the Interim Interest Accrual Period and on each Payment Date thereafter through and including the Maturity Date, Borrower shall pay to Lender all interest that has accrued or will accrue during the Interest Accrual Period in which such Payment Date (or Maturity Date, as applicable) occurs.

(b)           Payment on Maturity.  Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Pledge Agreements and the other Loan Documents.

(c)           Extension of the Maturity Date.  Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date for five (5) successive terms of one (1) year each (each, an “Extension Option”) to (v) the Payment Date occurring in June 2021, (w) the Payment Date occurring in June 2022, (x) the Payment Date occurring in June 2023, (y) the Payment Date occurring in June 2024 and (z) the Payment Date occurring in June 2025 (each such date, an “Extended Maturity Date” and each such one-year period an “Extension Term”), respectively, and, as to each Extension Option, upon satisfaction of the following terms and conditions:

(i)            no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and on the date that the applicable extension term is commenced;

(ii)           Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than three (3) months, and no later than one (1) month, prior to the then applicable Maturity Date;

(iii)          Borrower shall obtain and deliver to Lender prior to the commencement of such Extension Term, a Replacement Interest Rate Cap Agreement, which Replacement Interest Rate Cap Agreement shall be effective commencing on the first day following the end of the Interest Accrual Period in which such Extension Term commences and shall have a term extending through and including the end of the Interest Accrual Period in which the Maturity Date, as extended, falls; provided, however, the confirmation evidencing such Replacement Interest Rate Cap Agreement, any guaranty or guaranties therefor, the executed counterparts to the Collateral Assignment of Interest Rate Cap Agreement, and any opinion from counsel to the Acceptable Counterparty may be delivered within a reasonable period of time after the commencement of such Extension Term;

(iv)          the Mortgage Loan shall have been extended in accordance with the terms of the Mortgage Loan Agreement;

(v)           the Junior Mezzanine Loan shall have been extended in accordance with the terms of the Junior Mezzanine Loan Agreement;

(vi)          in connection with the exercise of each of the fourth and fifth Extension Options, the LIBOR margin, Alternate Rate Spread or Base Rate Spread, as applicable, shall be increased by 0.125% for each such Extension Option;

(vii)         in connection with (A) the exercise of the fourth Extension Option, the Debt Yield as of the end of the third Extension Term shall be at least 10.40% and (B) the exercise of the fifth Extension Option, the Debt Yield as of the end of the fourth Extension Term shall be at least 10.40% in each case, provided that Borrower may prepay the Loan in accordance with the terms of this Agreement for the purposes of satisfying the Debt Yield required under this subclause 2.5(c)(vii); and

(viii)        Borrower shall have paid all of Lender’s reasonable out of pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, in connection with Borrower’s exercise of each applicable Extension Option; provided, however, Borrower shall not be required to pay any consent, processing, administrative or similar fee in connection with Borrower’s exercise of any Extension Option.

All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the applicable Extended Maturity Date in the event the applicable Extension Option is exercised.

(d)           Application of Payments.  Prior to the occurrence of an Event of Default, all monthly payments made as scheduled pursuant to this Agreement and the Note shall be applied first to the payment of interest computed at the Interest Rate, and the balance toward the reduction of the principal amount of the Debt (and, in connection with any New Mezzanine Loan or any Loan Bifurcation, be applied sequentially among any components within such New Mezzanine Loan or Loan Bifurcation).  All voluntary and involuntary prepayments on the Debt shall be applied, to the extent thereof, to accrued but unpaid interest on the amount prepaid, to the outstanding principal amount, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion, including, but not limited to, application to principal installments in inverse order of maturity.  Following the occurrence and during the continuance of an Event of Default, any payment made on the Debt shall be applied to accrued but unpaid interest, late charges, accrued fees, the unpaid principal amount of the Debt, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion.  The Monthly Payment Amount shall be applied to Note A-1, Note A-2, and Note A-3 on a pari passu basis.

(e)           Method and Place of Payment.

(i)            Each payment by Borrower hereunder shall be made to Lender at its offices or at such other place as Lender may designate from time to time in writing.

(ii)           All payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M., New York City time.

(iii)          Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day preceding such Payment Date.

(iv)          All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any setoff, defense or counterclaims.

(v)           Remittances in payment of any part of the indebtedness other than in the required amount in immediately available U.S. funds shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by the holder hereof in immediately available U.S. funds and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practices of the collecting bank or banks.

(f)            Late Payment Charge.  If any principal, interest or other payment due under the Loan Documents (other than the outstanding principal amount of the Loan due on the Maturity Date) is not paid by Borrower on or prior to the date the same is due (after taking into account the payment date convention set forth in Section 2.5(e) hereof) (or such greater period, if any, required by applicable Legal Requirements), Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by applicable Legal Requirements in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Pledge Agreements and the other Loan Documents to the extent permitted by applicable law.  In the event that any late payment charges are received, such amounts shall be applied to Note A-1, Note A-2, and Note A-3 on a pari passu basis.

(g)           Additional Payment Provisions.

(i)            If at any time after the date hereof, Lender (which shall include, for purposes of this Section, any corporation controlling Lender and any participant of Lender’s rights hereunder) reasonably determines that due to the adoption or modification of any Legal Requirement regarding taxation, Lender’s required levels of reserves, deposits, Federal Deposit Insurance Corporation insurance or capital (including any allocation of capital requirements or conditions), or similar requirements, or any interpretation or administration thereof by any Tribunal or compliance of Lender with any of such requirements, has or would have the effect of (A) increasing Lender’s costs relating to the Loan, or (B) reducing the yield or rate of return of Lender on the Loan, to a level below that which Lender could have achieved but for the adoption or modification of any such Legal Requirements, Borrower shall, within fifteen (15) days of any request by Lender, pay to Lender such additional amounts as (in Lender’s sole judgment, after good faith and reasonable computation) will compensate Lender for such increase in costs or reduction in yield or rate of return of Lender (a “Consequential Loss”).  No failure by Lender to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of Lender’s right to demand payment of such amounts at any subsequent time.  Nothing herein contained shall be construed or so operate as to require Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable law.

(ii)           If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a Loan with the Interest Rate being based on LIBOR as contemplated hereunder, (A) the obligation of Lender hereunder to make such Loan based on LIBOR or to convert the Loan from the Base Rate Interest Rate to the LIBOR Rate shall be canceled forthwith and (B) any outstanding LIBOR Rate Loan shall be converted automatically to a loan bearing interest at the Base Rate Interest Rate on the next succeeding Payment Date or within such earlier period as required by law.  Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Rate Loan hereunder.  If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.5(g)(ii), Lender shall provide Borrower with not less than ninety (90) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional costs.  Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(iii)          If any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR (or the Alternate Index, as applicable) hereunder, shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;

shall subject Lender to any Taxes (other than (I) Indemnified Taxes, (II) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (III) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, or other liabilities or capital attributable thereto; or

shall hereafter impose on Lender any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender.  If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.5(g)(iii), Lender shall provide Borrower with not less than ninety (90) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount.  A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error.  This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(iv)          Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (A) any default by Borrower in payment of the principal of or interest on a LIBOR Rate Loan or Alternate Rate Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Rate Loan or Alternate Rate Loan hereunder, (B) any prepayment (whether voluntary or mandatory) of the LIBOR Rate Loan or the Alternate Rate Loan that did not include all interest which had accrued (or would have accrued) at the Interest Rate through the end of the related Interest Accrual Period, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Rate Loan or the Alternate Rate Loan hereunder, and (C) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Interest Rate from the LIBOR Rate or Base Rate Interest Rate to the Alternate Rate Interest Rate or with respect to any portion of the outstanding principal amount of the Loan then bearing interest at the LIBOR Rate on a date other than the Payment Date immediately following the last day of an Interest Accrual Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Rate Loan or Alternate Rate Loan hereunder (the amounts referred to in clauses (A), (B) and (C) are herein referred to collectively as the “Breakage Costs”).  This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(v)           Within fifteen (15) days after request by Lender (or at the time of any prepayment), Borrower shall pay to Lender such amount or amounts as will compensate Lender for any loss, cost, expense, penalty, claim or liability, including any loss incurred in obtaining, prepaying, liquidating or employing deposits or other funds from third parties and any loss of yield, as determined by Lender in its judgment reasonably exercised incurred by it with respect to the Loan as a result of the payment or prepayment of any amount on a date other than the date such amount is required or permitted to be paid or prepaid; provided that Lender delivers to Borrower a certificate as to the amounts of such costs described herein, which certificate shall be conclusive in the absence of manifest error.  Lender shall have no obligation to purchase, sell and/or match funds in connection with the funding or maintaining of the Loan or any portion thereof.  The obligations of Borrower under this Section shall survive any termination of the Loan Documents and payment of the Note and shall not be waived by any delay by Lender in seeking such compensation.

Section 2.6            Loan Prepayments

(a)           Voluntary.  Except as otherwise expressly permitted under this Agreement, including, without limitation, Section 2.9 hereof, no voluntary prepayments, whether in whole or in part, of the Loan or any other amount at any time due and owing under this Agreement can be made by Borrower or any other Person without the express prior written consent of Lender, and Lender shall have no obligation to accept any prepayment except when made in accordance with the terms hereof.  Borrower may, on any Business Day at its option and upon giving Lender not less than thirty (30) (and not more than ninety (90)) days prior written notice (such notice being revocable or may be modified by Borrower on at least two (2) Business Days prior written notice to Lender provided Borrower pays all of Lender’s reasonable costs and expenses incurred in connection with the notice of prepayment), prepay the Loan (i) on or before the Spread Maintenance Date, in whole or in part, with payment of the Spread Maintenance Premium on that portion of the Loan which exceeds an amount equal to the Free Prepayment Amount, and (ii) after the Spread Maintenance Date, in whole or in part, without payment of any premium, fee or penalty.  Any prepayment shall include the payment of all additional amounts required to be paid by Borrower and all other amounts owing by Borrower to Lender under the Note, this Agreement and the other Loan Documents, including, without limitation, (A) any Breakage Costs incurred by Lender in connection with the cancellation or termination of a LIBOR (or the Alternate Index, as applicable) or swap contract entered into in connection with the Loan, and (B) Compensating Interest; provided, however, Borrower shall not be required to pay any consent, processing, administrative or similar fee in connection with any prepayment pursuant to this Section 2.6(a).  As a condition to any prepayment contemplated by this Section 2.6(a), Borrower shall have delivered evidence satisfactory to Lender that the Mortgage Loan and Junior Mezzanine Loan are simultaneously being prepaid on a pro-rata basis in accordance with the terms of the Mortgage Loan Agreement and Junior Mezzanine Loan Agreement, respectively.

(b)           Mandatory; Liquidation Event.

(i)                In the event of a Liquidation Event, Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited directly into an account designated by Lender.  On each date on which Lender actually receives a distribution of Net Liquidation Proceeds After Debt Service, if such date is a Payment Date, other than during the occurrence and continuation of an Event of Default, such Net Liquidation Proceeds After Debt Service shall be applied to the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service, together with (a) in the event that such Net Liquidation Proceeds After Debt Service are received on or before a Payment Date, interest accruing on such amount calculated through and including the end of the Interest Accrual Period in which such Payment Date occurs, or (b) in the event that such Net Liquidation Proceeds After Debt Service are received on a date after a Payment Date, interest accruing on such amount calculated through and including the end of the Interest Accrual Period in which the next Payment Date occurs and all other sums then due and payable in connection with such prepayment.

(ii)               Borrower shall immediately notify Lender of any Liquidation Event once Borrower has knowledge of such event.  Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of any Individual Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date written notice of such foreclosure sale is given, and (ii) a refinancing of the Property, on the date on which a commitment for such refinancing is entered into.  The provisions of this Section 2.6(b) shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan or Transfer of the Property set forth in this Agreement and the other Loan Documents.

(c)           Any prepayments received hereunder, including, without limitation, the application of Net Liquidation Proceeds After Debt Service, shall (i) be applied to Note A-1, Note A-2, and Note A-3 on a pari passu basis (and, in connection with any New Mezzanine Loan or any Loan Bifurcation, be applied sequentially among any components within such New Mezzanine Loan or Loan Bifurcation, except during the continuance of an Event of Default) and (ii) proportionately reduce the Allocated Loan Amounts of all Properties (provided that this clause (ii) shall not apply to any prepayment pursuant to Section 2.9 hereof).  Upon any voluntary prepayment of the Loan in accordance with the terms hereof (other than a paydown pursuant to Section 2.9 hereof, which such paydown shall be calculated in accordance with Section 2.9(d) hereof), each Allocated Loan Amount shall be decreased by an amount equal to the product of (x) the amount of such payment and (y) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) and the denominator of which is the total of all Allocated Loan Amounts (prior to the adjustment in question).

Section 2.7            Taxes

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(c)           Indemnification.  The Loan Parties shall jointly and severally indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.7, such Loan Party shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)           Status of Lenders.

(i)            In the event Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(ii)           Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A)          Lender shall deliver to Borrower from time to time upon the reasonable request of Borrower executed originals of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax;

(B)          if Lender is or becomes a Foreign Lender, Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date hereof if Lender is already a Foreign Lender, or on or prior to the date on which Lender becomes a Foreign Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower, whichever of the following is applicable):

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code, which shall be in the form attached hereto as Exhibit C (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate,  IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(D)          if a payment made to Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E)           Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(f)            Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.7(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.7(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.7(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)           Survival.  Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.8            Intentionally Omitted

Section 2.9            Property Releases

Mortgage Borrower may obtain the release of an Individual Property from the Lien of the Mortgage thereon (and related Mortgage Loan Documents) pursuant to Section 2.9 of the Mortgage Loan Agreement, and Borrower shall have the right to obtain the release of the portion of the Collateral related to such Individual Property being released (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(a)           No Event of Default shall then exist (other than a non-monetary Event of Default that is specific to the Individual Property being released pursuant to this Section 2.9 and which non-monetary Event of Default would be cured as a result of the release of the applicable Individual Property);

(b)           The amount of the outstanding principal balance of the Loan to be prepaid in accordance with the terms hereof shall equal or exceed the Release Price for the Individual Property being released pursuant to the terms of the Mortgage Loan Agreement for which the portion of the Collateral relates, and such prepayment shall be deemed a voluntary prepayment for all purposes hereunder;

(c)           Borrower shall provide Lender with at least thirty (30) days but no more than ninety (90) days prior written notice of its request to obtain a release of the Collateral related to the Individual Property (the “Release Date”) (such notice being revocable or may be modified by Borrower on at least two (2) Business Days prior written notice to Lender provided Borrower pays all of Lender’s reasonable costs and expenses incurred in connection with the notice of intended release);

(d)           Borrower shall prepay the portion of the Note equal to the Release Price of the Individual Property being released pursuant to the terms of the Mortgage Loan Agreement for which the portion of the Collateral relates (together with all (i) accrued and unpaid interest on the principal amount being prepaid, (ii) Breakage Costs, if applicable, (iii) Compensating Interest, if applicable and (iv) the applicable Spread Maintenance Premium (if any) pursuant to Section 2.6(a) hereof) in accordance with the terms and conditions hereof. Such prepayment in the amount of the applicable Release Price (and any additional amounts prepaid pursuant to Section 2.9(f) hereof) shall, notwithstanding anything to the contrary contained herein, be applied (A) first, to reduce the Allocated Loan Amount of the Individual Property being released to zero and (B) second, pro-rata to reduce the Allocated Loan Amount of the remaining Individual Properties;

(e)           Borrower shall submit to Lender, not less than ten (10) Business Days prior to the Release Date, a release of Lien (and related Loan Documents) for the portion of the Collateral related to the Individual Property for execution by Lender.  Such release shall be in a form satisfactory to a prudent institutional lender and shall contain standard provisions, if any, protecting the rights of the releasing lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with a certification certifying that such documentation (i) is in compliance with all applicable Legal Requirements, (ii) will, following execution by Lender, effect such releases in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and the Collateral subject to the Loan Documents not being released).  Lender shall deliver such executed release of Lien for the portion of the Collateral related to such Individual Property to Borrower on or prior to the Release Date, or if requested by Borrower, to an escrow agent or title company designated by Borrower, to be held in escrow, at least three (3) Business Days prior to the Release Date;

(f)            After giving effect to such release, Lender shall have determined that the Debt Yield for the Properties then remaining subject to the Liens of the Mortgages shall be at least equal to the greater of (i) 10.15% and (ii) the Debt Yield for all of the then remaining Properties (including the Individual Property to be released) for the twelve (12) full calendar months immediately preceding the release of the Individual Property, provided that Borrower shall be permitted to make a prepayment of the Loan in accordance with the terms of Section 2.6 for the purpose of satisfying the Debt Yield requirement in this Section;

(g)           Lender shall have received payment of all Lender’s reasonable, out-of-pocket costs and expenses, including due diligence review costs and reasonable counsel fees and disbursements incurred in connection with the release of the portion of the Collateral related to the Individual Property from the lien of the related Pledge Agreement and the review and approval of the documents and information required to be delivered in connection therewith; provided, however, Borrower shall not be required to pay any consent, processing, administrative or similar fee in connection with any prepayment pursuant to this Section 2.9;

(h)           Borrower shall have delivered evidence satisfactory to Lender that (i) Mortgage Borrower has complied with all of the terms and conditions set forth in the Mortgage Loan Agreement with respect to a release of the security interest corresponding to the release requested pursuant to this Section and (ii) Mortgage Lender has delivered (or is simultaneously delivering) such release to Mortgage Borrower (if applicable); and

(i)            Borrower shall have delivered evidence satisfactory to Lender that (i) Junior Mezzanine Borrower has complied with all of the terms and conditions set forth in the Junior Mezzanine Loan Agreement with respect to a release of the security interest (if applicable) corresponding to the release requested pursuant to this Section and (ii) Junior Mezzanine Lender has delivered (or is simultaneously delivering) such release to Junior Mezzanine Borrower (if applicable).

Notwithstanding anything in Section 2.6(a) or this Section 2.9 to the contrary, on or prior to the expiration of the Spread Maintenance Date, no Spread Maintenance Premium shall be payable under Section 2.6(a) with respect to a release of the portion of the Collateral related to an Individual Property pursuant to this Section 2.9 in the event and to the extent that the Allocated Loan Amount of such Individual Property to be released together with the Allocated Loan Amounts of all Individual Properties previously released and any other prepayments made pursuant to Sections 2.6(a) or 2.9 is less than twenty-five percent (25%) of the original principal balance of the Loan (the “Free Prepayment Amount”).

ARTICLE 3

CONDITIONS PRECEDENT

Section 3.1            Conditions Precedent

The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender and the commitment or commitment rider, if any, to the application for the Loan issued by Lender.  The making of the Loan shall be deemed Lender’s acknowledgement that all such conditions precedent have been satisfied or waived.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the Closing Date that:

Section 4.1            Organization

Borrower (a) has been duly organized and is validly existing and in good standing with requisite power and authority to own its assets and to transact the businesses in which it is now engaged, (b) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its assets, businesses and operations, (c) possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its assets and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership and management of the Mortgage Borrowers and each Mortgage Borrower SPE Component Entity, and (d) has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Collateral pursuant to the terms of the Loan Documents, and has full power, authority and legal right to keep and observe all of the terms of the Loan Documents to which it is a party.  Borrower represents and warrants that the chart attached hereto as Exhibit A sets forth an accurate listing of the direct and indirect owners of the equity interests in Mortgage Borrower, Borrower, Ashford Keys Senior Operating Lessee, each SPE Component Entity (if any) and each Guarantor (when not an individual).

Borrower and Ashford Keys Senior Operating Lessee have the power and authority and the requisite Ownership Interests to control the actions of Mortgage Borrower and the Operating Lessee, respectively, and upon the realization of the Collateral under the Pledge Agreements, Lender or any other party succeeding to Borrower’s or Ashford Keys Senior Operating Lessee’s

interest in the Collateral described in the Pledge Agreements will have such control.  Without limiting the foregoing, Borrower and Ashford Keys Senior Operating Lessee each have sufficient control over Mortgage Borrower or Operating Lessee, as applicable, to cause Mortgage Borrower or Operating Lessee, as applicable, to (i) take any action on Mortgage Borrower’s or Operating Lessee’s, as applicable, part required by the Loan Documents and (ii) refrain from taking any action prohibited by the Loan Documents.

Section 4.2            Status of Borrower

Borrower’s exact legal name is correctly set forth on the first page of this Agreement, on the Pledge Agreements and on any UCC-1 Financing Statements filed in connection with the Loan. Borrower is an organization of the type specified on Schedule I. Borrower is incorporated in or organized under the laws of the State as set forth on Schedule I.  Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) the address of Borrower set forth on the first page of this Agreement.  Borrower’s organizational identification number, if any, assigned by the state of incorporation or organization is correctly set forth on the first page of the Note.

Section 4.3            Validity of Documents

Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.  This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.4            No Conflicts

The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, in each case which would reasonably be expected to have or does have a Material Adverse Effect, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any of the other Loan Documents has been obtained and is in full force and effect.

Section 4.5            Litigation

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority, arbitral body or other agency now pending or, to Borrower’s knowledge, threatened against or affecting Borrower, Mortgage Borrower, any Guarantor, Operating Lessee, Ashford Keys Senior Operating Lessee, the Collateral or any Individual Property, which actions, suits or proceedings, if determined against Borrower, Mortgage Borrower, any Guarantor, Operating Lessee, Ashford Keys Senior Operating Lessee, the Collateral or any Individual Property, in each case which would reasonably be expected to have or does have a Material Adverse Effect.

Section 4.6            Agreements

Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have or does have a Material Adverse Effect.  Neither Borrower nor Mortgage Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Mortgage Borrower, or the Collateral or any Individual Property is bound, which would reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor Mortgage Borrower has any material financial obligation under any agreement or instrument to which Borrower or Mortgage Borrower is a party or by which Borrower, Mortgage Borrower, or the Collateral or any Individual Property is otherwise bound, other than (a) obligations incurred in connection with any Permitted Debt (as defined in this Agreement, the Mortgage Loan Agreement and the Junior Mezzanine Loan Agreement), (b) obligations under the Loan Documents and Mortgage Loan Documents (c) obligations which have been disclosed to Lender in writing and/or (d) Permitted Encumbrances (as defined in this Agreement, the Mortgage Loan Agreement and the Junior Mezzanine Loan Agreement).

Section 4.7            Solvency

Borrower has (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under such Loan Documents.  Giving effect to the Loan, the fair saleable value of the assets of Borrower exceeds and will, immediately following the making of the Loan, exceed the total liabilities of Borrower, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  No petition in bankruptcy has been filed against Borrower, Mortgage Borrower, any Guarantor, any SPE Component Entity (if any) or Affiliated Manager in the last ten (10) years, and neither Borrower, Mortgage Borrower nor any Guarantor, any SPE Component Entity (if any) or Affiliated Manager in the last ten (10) years has made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.  Neither Borrower, Mortgage Borrower nor any Guarantor, any SPE Component Entity (if any) or Affiliated Manager is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower, Mortgage Borrower or any Guarantor, any SPE Component Entity (if any) or Affiliated Manager.

Section 4.8            Full and Accurate Disclosure

No statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents or in any other document or certificate delivered by or on behalf of Borrower contains any untrue statement of a material fact or omits to state any material fact, to Borrower’s knowledge, necessary to make statements contained herein or therein not misleading.  There is no material fact presently known to Borrower which has not been disclosed which would reasonably be expected to have or does have a Material Adverse Effect.

Section 4.9            No Plan Assets

Neither Borrower, Mortgage Borrower nor Operating Lessee is an employee benefit plan, as defined in Section 3(3) of ERISA, subject to Title I of ERISA and none of the assets of Borrower, Mortgage Borrower or Operating Lessee constitute or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.  Neither Borrower, Mortgage Borrower nor Operating Lessee is a governmental plan within the meaning of Section 3(32) of ERISA Transactions by or with Borrower, Mortgage Borrower or Operating Lessee are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.  With respect to any multiemployer plan to which Borrower, Mortgage Borrower or Operating Lessee or any entity that is under common control with Borrower, Mortgage Borrower or Operating Lessee within the meaning of ERISA Section 4001(a)(14) is or has been obligated to contribute, neither Borrower, Mortgage Borrower nor any such entity has incurred any material liability under ERISA Section 515 of ERISA or Title IV of ERISA which is or remains unsatisfied.

Section 4.10         Not a Foreign Person

Borrower is not a foreign corporation, foreign partnership, foreign trust, foreign estate or nonresident alien or a disregarded entity owned by any of them (as those terms are defined in the Internal Revenue Code), and if requested by Lender, Borrower will so certify (or in the case of a disregarded entity, its owner will certify) to Lender or a person designated by Lender under penalties of perjury to the accuracy of this representation, and will provide in such certification such additional information as Lender may reasonably request related thereto.

Section 4.11         Enforceability

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.  No Default or Event of Default exists under or with respect to any Loan Document.

Section 4.12         Business Purposes

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 4.13         Compliance

Except as expressly disclosed in a Zoning Report, a Property Condition Report and/or an Environmental Report, Mortgage Borrower and each Individual Property, and the use and operation thereof, comply in all material respects with all Legal Requirements, including, without limitation, building and zoning ordinances and codes and the Americans with Disabilities Act.  Neither Borrower nor Mortgage Borrower is in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority which would reasonably be expected to have a Material Adverse Effect, and neither Borrower nor Mortgage Borrower has received any written notice of any such default or violation.  There has not been committed by Borrower or Mortgage Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of any Individual Property any act or omission affording any Governmental Authority the right of forfeiture as against such Individual Property, the Collateral or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

Section 4.14         Financial Information

All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, Mortgage Borrower, any Guarantor, the Collateral and/or each Individual Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Mortgage Borrower, Guarantor, the Collateral or the Properties, as applicable, as of the date of such reports in all material respects, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein.  Neither Borrower nor Mortgage Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower, or Mortgage Borrower except as referred to or reflected in said financial statements.  Since the date of such financial statements, there has been no change in the financial condition, operations or business of Borrower, Mortgage Borrower or Guarantor from that set forth in said financial statements which would reasonably be expected to have or has had a Material Adverse Effect.

Section 4.15         Condemnation

No Condemnation or other proceeding has been commenced or, to Borrower’s actual knowledge, is threatened or contemplated with respect to all or any portion of the Properties or for the relocation of roadways providing access to any Individual Property.

Section 4.16         Utilities and Public Access; Parking

Each Individual Property is (i) located on or adjacent to a public road and has access to such road directly, or has access via an irrevocable perpetual easement or right of way permitting ingress and egress to and from a public road and (ii) served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for full utilization of such Individual Property for its intended uses.  Except as expressly set forth on a Survey, all public utilities necessary to the full use and enjoyment of each Individual Property as currently used and enjoyed are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve the Individual Property without passing over other property) or in recorded easements serving the Individual Property.  Except as expressly set forth on a Survey, all roads necessary for the use of each Individual Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.  Except as expressly set forth in a Zoning Report, each Individual Property has, or is served by, parking to the extent required to comply with all Legal Requirements.

Section 4.17         Separate Lots

Each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with such Individual Property or any portion thereof.

Section 4.18         Assessments

To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to such Individual Property that may result in such special or other assessments.

Section 4.19         Insurance

Mortgage Borrower has obtained and Borrower has delivered to Lender certified copies of all Policies or, to the extent such Policies are not available as of the Closing Date, certificates of insurance with respect to all such Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  To Borrower’s knowledge, no Person, including Borrower and Mortgage Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 4.20         Use of Property

Each Individual Property is used exclusively for hotel purposes and other appurtenant and related uses.

Section 4.21         Certificate of Occupancy; Licenses

All material certifications, permits, licenses and approvals, including, without limitation, certificates of completion or occupancy and any applicable liquor license required for the legal use, occupancy and operation of each Individual Property for the purpose intended herein, have been obtained and are valid and in full force and effect.  Borrower shall cause Mortgage Borrower to keep and maintain (or cause to be kept and maintained) all licenses necessary for the operation of each Individual Property for the purpose intended herein.  The use being made of each Individual Property is in conformity with the final certificate of occupancy (or compliance, if applicable) and any other permits or licenses issued for such Individual Property.

Section 4.22         Flood Zone

None of the Improvements on any Individual Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, Mortgage Borrower has obtained the insurance prescribed in the Mortgage Loan Agreement.

Section 4.23         Physical Condition

Except as set forth in the Property Condition Report, to Borrower’s knowledge after due inquiry, the Properties, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects (ordinary wear and tear excepted).  Except as set forth in the Property Condition Report, to Borrower’s knowledge after due inquiry, there exists no structural or other material defects or damages in any Individual Property, as a result of a Casualty or otherwise, and whether latent or otherwise.  Neither Borrower nor Mortgage Borrower has received written notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 4.24         Boundaries

(a)           To Borrower’s knowledge and in reliance on, and except as otherwise specifically disclosed on a Survey, none of the Improvements which were included in determining the appraised value of the any Individual Property lie outside the boundaries and building restriction lines of such Individual Property to any material extent, and (b) no improvements on adjoining properties encroach upon the such Individual Property and no easements or other encumbrances upon such Individual Property encroach upon any of the Improvements so as to have a Material Adverse Effect.

Section 4.25         Leases

Borrower represents and warrants to Lender that the Property is not subject to any Major Leases as of the Closing Date.

Section 4.26         Filing and Recording Taxes

All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of each Individual Property to the applicable Mortgage Borrower, the Collateral to Borrower, the making of the Mortgage Loan, the Loan or the other transactions contemplated by this Agreement have been paid.  All recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Pledge Agreements, have been paid or will be paid by Borrower.

Section 4.27         Management Agreement

The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.  No management fees (which are due and payable) under the Management Agreement are accrued and unpaid.  Neither Mortgage Borrower nor Operating Lessee are obligated to pay any key money to any Franchisor or Manager under any Franchise Agreement or Management Agreement.

Section 4.28         Illegal Activity

No portion of the Properties or the Collateral have been or will be purchased, improved, equipped or fixtured with proceeds of any illegal activity, and no part of the proceeds of the Loan or the Mortgage Loan will be used in connection with any illegal activity.

Section 4.29         Construction Expenses

All costs and expenses of any and all labor, materials, supplies and equipment used in the construction maintenance or repair of the Improvements (which are currently due and payable) have been paid in full.  To Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Properties which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents or the Mortgage Loan Documents.

Section 4.30         Personal Property

Mortgage Borrower has paid in full for, and is the owner of, all Personal Property (other than Tenants’ property) used in connection with the operation of the Properties, free and clear of any and all security interests, liens or encumbrances, except for Permitted Encumbrances and the Lien and security interest created by the Loan Documents and the Mortgage Loan Documents.

Section 4.31         Taxes

Borrower has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it.  Borrower does not know of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 4.32         Title

(a)           Borrower and Ashford Keys Senior Operating Lessee each are the record and beneficial owner of, and have good and marketable title to, the applicable Collateral, free and clear of all Liens whatsoever.  Each Pledge Agreement, together with the UCC Financing

Statements relating to the Collateral when properly filed in the appropriate records, will create a valid, perfected first priority security interests in and to the Collateral, all in accordance with the terms thereof for which a Lien can be perfected by filing a UCC Financing Statement.  For so long as the Lien of the Pledge Agreement is outstanding, Borrower and Ashford Keys Senior Operating Lessee shall forever warrant, defend and preserve such title and the validity and priority of the Lien of the Pledge Agreement and shall forever warrant and defend such title, validity and priority to Lender against the claims of all persons whomsoever.

(b)           Each Mortgage Borrower has good, marketable and insurable fee simple title to the applicable Individual Property (and valid leasehold interest in the case of the Ground Lease) free and clear of all liens, encumbrances and charges whatsoever except for the Permitted Encumbrances.  The Permitted Encumbrances do not and will not materially adversely affect or interfere with the value, or materially adversely affect or interfere with the current use or operation, of such Property or the ability of Borrower to repay the Note or any other amount owing under the Note, the Pledge Agreements, the Loan Agreement, or the other Loan Documents or to perform its obligations thereunder in accordance with the terms of the Loan Agreement, the Note, the Pledge Agreements or the other Loan Documents.  Borrower shall cause Mortgage Borrower to forever warrant, defend and preserve the title to the Property and to forever warrant and defend the same to Lender against the claims of all persons whomsoever subject to the Permitted Encumbrances.

Section 4.33         Federal Reserve Regulations

No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or prohibited by the terms and conditions of this Agreement or the other Loan Documents.

Section 4.34         Investment Company Act

Borrower is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.35         Reciprocal Easement Agreements

(a)           To Borrower’s knowledge, neither Borrower, nor Mortgage Borrower nor any other party is currently in default (nor has any notice been given or received with respect to an alleged or current default) under any of the terms and conditions of the REA, and the REA remains unmodified and in full force and effect;

(b)           To Borrower’s knowledge, all easements granted pursuant to the REA which were to have survived the site preparation and completion of construction (to the extent that the same has been completed), remain in full force and effect and have not been released, terminated, extinguished or discharged by agreement or otherwise;

(c)           To Borrower’s knowledge, all sums due and owing by Mortgage Borrower to the other parties to the REA (or by the other parties to the REA to Mortgage Borrower) pursuant to the terms of the REA, including without limitation, all sums, charges, fees, assessments, costs, and expenses in connection with any taxes, site preparation and construction, non-shareholder contributions, and common area and other property management activities have been paid, are current, and no lien has attached on any Individual Property (or threat thereof been made) for failure to pay any of the foregoing; and

(d)           To Borrower’s knowledge, the terms, conditions, covenants, uses and restrictions contained in the REA do not conflict in any manner with any terms, conditions, covenants, uses and restrictions contained in any Major Lease or in any agreement between Mortgage Borrower and occupant of any peripheral parcel, including without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions.

Section 4.36         No Change in Facts or Circumstances; Disclosure

All information submitted by Borrower, Mortgage Borrower or their respective agents to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects.  There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise would reasonably expected to have or does have a Material Adverse Effect.  Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 4.37         Intellectual Property

To Borrower’s knowledge, all trademarks, trade names and service marks necessary to the business of Borrower, Operating Lessee, Ashford Keys Senior Operating Lessee or Mortgage Borrower as presently conducted or as Borrower, Operating Lessee, Ashford Keys Senior Operating Lessee or Mortgage Borrower contemplates conducting its business are in good standing and uncontested.  To Borrower’s knowledge, Borrower, Operating Lessee, Ashford Keys Senior Operating Lessee and Mortgage Borrower have not infringed, are not infringing, and have not received written notice of infringement with respect to asserted trademarks, trade names and service marks of others.  To Borrower’s knowledge, there is no infringement by others of trademarks, trade names and service marks of Borrower, Operating Lessee, Ashford Keys Senior Operating Lessee or Mortgage Borrower.

Section 4.38         Compliance with Prescribed Laws

None of Borrower, Mortgage Borrower or any Person who Controls Borrower or Mortgage Borrower currently is identified by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or otherwise qualifies as a Embargoed Person, and Borrower and Mortgage Borrower have implemented procedures to ensure that no Person who now or hereafter owns a direct or indirect equity interest in Borrower or Mortgage Borrower is an Embargoed Person or is Controlled by an Embargoed Person.  Borrower and Mortgage Borrower are not in violation of any Prescribed Laws.

Section 4.39         Brokers and Financial Advisors

Borrower has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Lismore Capital, whose fees shall be paid in full by Borrower on or prior to the date hereof.

Section 4.40         Franchise Agreements

The Franchise Agreements are in full force and effect. There is no default thereunder by any party thereto and no circumstance, condition or event has occurred that, with the passage of time and/or giving of notice, would constitute a default thereunder or entitle Franchisor to terminate any Franchise Agreement.  All franchise fees, reservation fees, royalties, marketing fees and other sums and payable due under the Franchise Agreements have been paid in full or are current.  A true, correct and complete copy of the Franchise Agreements, together with all amendments and ancillary agreements or side letters related thereto, have been delivered to Lender.  The Loan, and the encumbrance of the Collateral as security for the Loan, will not cause Mortgage Borrower to violate any financial covenants contained in any Franchise Agreement.

Section 4.41         PIPS

Other than the Scheduled PIP, there are no PIPs affecting any Individual Property as of the Closing Date.

Section 4.42         Intentionally Omitted.

Section 4.43         Labor Matters

There are no collective bargaining agreements or similar agreement to which Borrower, Mortgage Borrower, Ashford Keys Senior Operating Lessee or Operating Lessee is a party.

Section 4.44         Condominium Representations

Borrower represents and warrants that to the best of Borrower’s knowledge (a) the Condominium Documents are in full force and effect; (b) all amounts due and payable by Mortgage Borrower under the Condominium Documents have been paid; (c) there is no existing material default or breach of any covenant or condition on the part of Mortgage Borrower or any other Person under any Condominium Document; (d) except as set forth on Schedule 4.44(d), no other party to any of the Condominium Documents has any defense, set-off or counterclaim against Mortgage Borrower or Operating Lessee; and (e) there are no amendments of or modifications to any Condominium Documents except as disclosed in writing to Lender.

Section 4.45         Ground Lease Representations

(a)           (i) The Ground Leases are in full force and effect and have not been modified or amended, except in the definition thereof, (ii) there are no existing defaults under the Ground Leases by Mortgage Borrower, or, to Borrower’s knowledge, the lessor thereunder, and, to Borrower’s knowledge, no event has occurred which but for the passage of time, or notice, or both would constitute a default under the Ground Leases, (iii) all rents, additional rents and other sums due and payable under the Ground Leases have been paid in full, (iv) neither Borrower nor Mortgage Borrower nor the lessor under any Ground Leases has commenced any action or given or received any notice for the purpose of terminating any Ground Lease, (v) to Borrower’s knowledge, no Fee Owner, as debtor in possession or by a trustee for such Fee Owner, has given any notice of, and Borrower or Mortgage Borrower has not consented to, any attempt to sell or transfer the applicable Fee Estate free and clear of the applicable Ground Lease under Section 363(f) (or any similar provision) of the U.S. Bankruptcy Code, and (vi) to Borrower’s knowledge, no Fee Owner under any Ground Lease is subject to any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding and no Fee Estate is an asset being administered in any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding;

(b)           The Ground Leases permit the interest of the lessee thereunder to be encumbered by the Mortgages;

(c)           Except as indicated in the Title Insurance Policy, Mortgage Borrower’s interest in the Ground Leases is not subject to any Lien superior to, or of equal priority with, the Mortgages;

(d)           Mortgage Borrower’s interest in the Ground Leases is assignable upon notice to, but without the consent of, the lessor thereunder and, in the event that it is so assigned, it is further assignable upon notice to, but without the need to obtain the consent of, such lessor;

(e)           Each Ground Lease provides that any right of Mortgage Borrower to terminate such Ground Lease shall not be effectively exercised by Mortgage Borrower, nor honored by the lessor unless such right of termination shall be joined in and consented to by Mortgage Lender;

(f)            Intentionally Omitted;

(g)           The Hotel Ground Lease has a term that extends fourteen (14) years beyond the Maturity Date. The Parking Ground Lease has a term (with extensions) which extends not less than twenty (20) years beyond the Maturity Date;

(h)           Intentionally Omitted;

(i)            Under the terms of each Ground Lease and the applicable Mortgage Loan Documents, taken together, any Net Proceeds will be applied either to the Restoration of all or part of the applicable Individual Property or to the payment of the outstanding principal balance of the Mortgage Loan together with any accrued interest thereon in the manner, and subject to the provisions of, such Ground Lease; and

(j)            The Ground Leases do not impose restrictions on subletting that would be viewed as commercially unreasonable.

Section 4.46         Operating Lease Representations.

(a)           (i) The Operating Leases are in full force and effect, (ii) there are no defaults under the Operating Leases by Mortgage Borrower or Operating Lessee, and no event has occurred which but for the passage of time, or notice, or both would constitute a default under the Operating Leases, (iii) all rents, additional rents and other sums due and payable under the Operating Leases have been paid current and (iv) neither tenant nor the landlord under the Operating Leases has commenced any action or given or received any notice for the purpose of terminating the Operating Leases;

(b)           Ashford Keys Senior Operating Lessee’s interest in the Operating Leases is not subject to any Liens superior to, or of equal priority with, the Pledge Agreements;

(c)           Except for the Liens of the Mortgages, Mortgage Borrower’s interest in the Operating Leases is not subject to any Liens superior to, or of equal priority with, the Mortgages; and

(d)           Borrower has delivered or caused to be delivered to Lender a true, correct and complete copy of the Operating Leases.

Section 4.47         Survival

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 4 and elsewhere in this Agreement and in the other Loan Documents shall be deemed given and made as of the date hereof and shall survive for so long as any portion of the Debt remains owing to Lender.  All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

Section 4.48         Affiliates

Borrower does not own any equity interests in any Person other than the applicable Pledged Interests.

Section 4.49         Mortgage Borrower Representations

Borrower has reviewed the representations and warranties made by, and covenants of, Mortgage Borrower to and for the benefit of Mortgage Lender contained in the Mortgage Loan Documents and such representations and warranties are true, correct and complete and such representations and warranties are incorporated herein by this reference as if set forth at length herein.

Section 4.50         List of Mortgage Loan Documents

There are no Mortgage Loan Documents other than those set forth on Schedule XII attached hereto.  Borrower has or has caused to be delivered to Lender true, complete and correct copies of all Mortgage Loan Documents, and none of the Mortgage Loan Documents has been amended or modified as of the date thereof.

Section 4.51         List of Junior Mezzanine Loan Documents

There are no Junior Mezzanine Loan Documents other than those set forth on Schedule XIV attached hereto.  Borrower has or has caused to be delivered to Lender true, complete and correct copies of all Junior Mezzanine Loan Documents, and none of the Junior Mezzanine Loan Documents has been amended or modified as of the date thereof.

Section 4.52         Mortgage Loan Event of Default

No Mortgage Loan Event of Default or, to the best of Borrower’s knowledge, information and belief, after due inquiry, Mortgage Default exists as of the date hereof.

ARTICLE 5

BORROWER COVENANTS

From the date hereof and until repayment of the Debt in full and performance in full of all obligations of Borrower under the Loan Documents or the earlier release in full of Lender’s Lien encumbering the Collateral (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

Section 5.1            Existence; Compliance with Requirements

(a)           Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all of its material rights, licenses, permits and franchises and comply, and shall cause Mortgage Borrower to comply, with all applicable material Legal Requirements.  Borrower shall not and shall not permit Mortgage Borrower to commit, permit or suffer to exist any act or omission affording any Governmental Authority the right of forfeiture as against any Individual Property or the Collateral or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  Borrower shall and shall cause Mortgage Borrower to at all times maintain, preserve and protect all franchises and trade names used in connection with the operation of the Properties.

(b)           After prior written notice to Lender, Borrower, at its own expense, may contest or permit Mortgage Borrower to contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the Legal Requirements affecting Borrower, Mortgage Borrower, an Individual Property or the Collateral, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower, Mortgage Borrower, the Collateral or any Individual Property is subject and shall not constitute a default thereunder; (iii) none of the Collateral or the Properties, any part thereof or interest therein, nor Borrower or Mortgage Borrower shall be affected in any material adverse way as a result of such proceeding; (iv) non-compliance with the Legal Requirements shall not impose civil or criminal liability on Borrower, Mortgage Borrower or Lender; (v) Borrower shall, or shall cause Mortgage Borrower to, have furnished the security as may be required in the proceeding, or required by Lender if no such security has been furnished in the proceeding or to Mortgage Lender, to ensure compliance by Borrower and Mortgage Borrower with the Legal Requirements; and (vi) Borrower shall, or shall cause Mortgage Borrower to, have furnished to Lender all other items reasonably requested by Lender in connection therewith.

(c)           At the request of Lender and subject to the rights of Mortgage Lender under the Mortgage Loan Documents, Borrower shall, and shall cause Mortgage Borrower to, upon the occurrence and during the continuance of an Event of Default under the Loan Agreement or any of the other Loan Documents, cooperate with Lender to cause all licenses and permits related to each Individual Property to be assigned to Lender (or its nominee) if such permits or licenses are assignable or otherwise cause such licenses or permits to be held by Borrower, Mortgage Borrower, Manager or Operating Lessee, if applicable, for the benefit of Lender until such time as Lender can obtain such licenses or permits in its own name or the name of a nominee.

Section 5.2            Maintenance and Use of Property

Borrower shall cause Mortgage Borrower and/or Operating Lessee to cause the Property to be maintained in a good, safe and insurable condition and in compliance with all applicable Legal Requirements, and shall promptly cause Mortgage Borrower to make (and shall promptly make or cause each Condominium Board (if it is the responsibility of such Condominium Board pursuant to the applicable Condominium Documents)) all repairs to the Properties, above grade and below grade, interior and exterior, structural and nonstructural, ordinary and extraordinary, unforeseen and foreseen except where the failure to so comply would not reasonably be expected to have and does not have a Material Adverse Effect.  All repairs made by Mortgage Borrower shall be made in a good and workmanlike manner, shall be equal or better in quality and class to the original work and shall comply with all applicable Legal Requirements and insurance requirements.  The Improvements and the Personal Property shall not be removed, demolished or other than in accordance with the provisions of Section 5.21, materially altered (except for normal replacement of the Personal Property) without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.  If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not, and will not cause or permit Mortgage Borrower to, cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express prior written consent of Lender.  Borrower shall cause Mortgage Borrower to operate the applicable Individual Properties in accordance with the terms and provisions of the applicable O&M Program.

Section 5.3            Waste

Borrower shall not, and shall not cause or permit Mortgage Borrower to, commit or suffer any physical waste of the Properties or make any change in the use of the Properties which will in any way materially increase the risk of fire or other hazard arising out of the operation of any Individual Property, or take any action that would reasonably be expected to invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that would reasonably be expected to in any way impair the value of any Individual Property or the Collateral.  Borrower will not, and will not cause or permit Mortgage Borrower to, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Individual Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 5.4            Taxes and Other Charges

(a)           Borrower shall pay or shall cause Mortgage Borrower to pay all Property Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay or to cause Mortgage Borrower to pay Property Taxes shall be suspended for so long as Mortgage Borrower complies with the terms and provisions of Section 9.4 of the Mortgage Loan Agreement and Section 9.1 hereof.  Borrower shall furnish to Lender receipts for the payment of the Property Taxes and the Other Charges at least five (5) days prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Property Taxes in the event that such Property Taxes have been paid by Mortgage Lender pursuant to Section 9.4 of the Mortgage Loan Agreement).  Subject to the terms of Section 5.4(b) hereof, Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against any Individual Property, and shall promptly pay for all utility services provided to the Properties.  If Mortgage Borrower shall fail to pay any Property Taxes or Other Charges in accordance with this Section 5.4 and is not contesting or causing a contesting of such Property Taxes or Other Charges in accordance with Section 5.4(b) below, or if there are insufficient funds in the Tax and Insurance Reserve Account (as defined in the Mortgage Loan Agreement) to pay any Property Taxes or Other Charges, Lender shall have the right, but shall not be obligated, to pay such Property Taxes or Other Charges, and Borrower shall repay to Lender, on demand, any amount paid by Lender, with interest thereon at the Default Rate from the date of the advance thereof to the date of repayment, and such amount shall constitute a portion of the Debt secured by the Pledge Agreements.

(b)           After prior written notice to Lender, Borrower, at its own expense, may, or may cause Mortgage Borrower to, contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Property Taxes or Other Charges, provided that (i) no Event of Default is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Properties nor any part thereof or direct or indirect interest therein , nor the Collateral nor any part thereof or direct or indirect interest therein, will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay, or cause Mortgage Borrower to pay, the amount of any such Property Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Property Taxes or Other Charges from each Individual Property; (vi) Borrower shall, or shall cause Mortgage Borrower to, furnish such security as may be required in the proceeding, or if no such security has been furnished in the proceeding or to

Mortgage Lender, Borrower shall, or shall cause Mortgage Borrower to, furnish such reserve deposits as may be requested by Lender, to ensure the payment of any such Property Taxes or Other Charges, together with all interest and penalties thereon (unless Mortgage Borrower has paid all of the Property Taxes or Other Charges under protest); (vii) failure to pay such Property Taxes or Other Charges will not subject Borrower, Mortgage Borrower or Lender to any civil or criminal liability; (viii) such contest is not reasonably expected to have and does not have a Material Adverse Effect; and (ix) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 5.4(b).  Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Liens of the Mortgages being primed by any related Lien.

(c)           Each Loan Party will timely file all U.S. federal, state, and other material tax returns required to be filed by it and will timely pay all Taxes shown on such returns or any assessments received by it and all other material Taxes (other than any Property Taxes, which shall be governed by Section 5.4(a) and (b)).

Section 5.5            Litigation

Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against any of Borrower, Mortgage Borrower, Guarantor, the Collateral or any Individual Property which would reasonably be expected to have or does have a Material Adverse Effect.

Section 5.6            Access to Properties

Borrower shall cause Mortgage Borrower to permit agents, representatives and employees of Lender to inspect each Individual Property or any part thereof during normal business hours on Business Days upon reasonable advance notice (which may be given telephonically or by e-mail), subject to Mortgage Borrower’s usual and customary safety requirements and accompanied by a representative of Mortgage Borrower.

Section 5.7            Notice of Default

Borrower shall, and shall cause Mortgage Borrower to, promptly advise Lender (a) of any event or condition that would reasonably be expected to have or does have a Material Adverse Effect of which Borrower or Mortgage Borrower has knowledge, and (b) of the occurrence of any Default or Event of Default of which Borrower or Mortgage Borrower has knowledge.

Section 5.8            Cooperate in Legal Proceedings

Borrower shall, and shall cause Mortgage Borrower to, at Borrower’s expense cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to have, or does have, a Material Adverse Effect and, in connection therewith, permit Lender, at its election, to participate in any such proceedings, other than those proceedings where Borrower and Lender are adverse parties.

Section 5.9            Performance by Borrower

(a)           Borrower shall, and shall cause Mortgage Borrower to, in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement and the other Loan Documents, or by Mortgage Borrower under the Mortgage Loan Documents, as applicable, and any other agreement or instrument affecting or pertaining to the Collateral or each Individual Property and any amendments, modifications or changes thereto (except to the extent waived by the counterparty thereto, provided that such action or failure to act by Borrower does not otherwise require Lender’s consent under the Loan Documents).

(b)           Borrower shall not cause or permit Mortgage Borrower, Operating Lessee or Guarantor to enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Mortgage Loan Document executed and delivered by, or applicable to, Mortgage Borrower, Operating Lessee or Guarantor as of the date hereof without the prior written consent of Lender.  Borrower shall cause Mortgage Borrower, Operating Lessee and Guarantor to provide Lender with a copy of any amendment, waiver, supplement, termination or other modification to the Mortgage Loan Documents entered into in accordance with the terms hereof within five (5) days after the execution thereof.  Except with respect to any amendments or modifications which are immaterial and do not bear on Borrower’s or any Pledged Entity’s status as a single-purpose, bankruptcy remote entity or are otherwise permitted pursuant to the Mortgage Loan Documents and/or Loan Documents, Borrower shall not, and shall not permit any Pledged Entity to, amend or modify its respective Organizational Documents in any respect, without Lender’s prior written consent.

Section 5.10         Awards; Insurance Proceeds

Borrower shall cooperate with Lender in obtaining for Lender (to the extent that this Agreement provides for such Awards or Insurance Proceeds to be paid to Lender) the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Properties, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, the cost of any Restoration Consultant and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Awards or Insurance Proceeds.

Section 5.11         Financial Reporting

(a)           Borrower shall keep adequate books and records of account on an accrual basis and in all material respects accordance with the Uniform System of Accounts, consistently applied and shall furnish, or shall cause to be furnished, to Lender:

(i)            intentionally omitted;

(ii)           monthly and quarterly, including year-to-date, annual and trailing twelve (12) months operating statements of the Properties, prepared and certified by Borrower in a form approved by Lender, detailing Gross Revenues received, Operating Expenses incurred, the net operating income before and after Debt Service and Capital Expenditures and containing occupancy, average daily room, and revenue per available room statistics as well as such other information as is necessary and sufficient to fairly represent the financial position and results of operation of the Properties, within twenty (20) days after the end of each calendar month and quarter; provided, however, monthly and quarterly operating statements for the period ending on December 31 shall be delivered pursuant to clause (iv) below;

(iii)          the most current Smith Travel Research Reports then available (or if not available, any successor thereto) to Borrower reflecting market penetration and relevant hotel properties competing with the Properties, within thirty (30) days after the end of each calendar month;

(iv)          annual balance sheet, profit and loss statement, statement of cash flows, and statement of change in financial position of Borrower and Guarantor, which are (a) with respect to Borrower, prepared and certified by Borrower and (b) with respect to Guarantor, (I) prepared and certified by Guarantor and (II) unless Guarantor is a Publicly Traded Company, audited by an Acceptable Accountant, in each case, within ninety (90) days after the close of each fiscal year of Borrower and Guarantor, as the case may be; provided, however, Guarantor’s obligations under this Section 5.11(a)(iv) shall be deemed satisfied for so long as (1) Guarantor’s financial statements are consolidated with the financial statements of an Affiliate in accordance with GAAP and (2) on or before the dates required hereunder, Borrower delivers to Lender all financial statements of such Affiliate, including, without limitation, those required pursuant to the Exchange Act, the Sarbanes-Oxley Act of 2002 and the listing requirements of any applicable stock exchange;

(v)           an Annual Budget not later than thirty (30) days prior to the commencement of each fiscal year of Mortgage Borrower, which shall be subject to the reasonable approval of Lender (to the extent that Mortgage Borrower or Operating Lessee has an approval right over the Annual Budget pursuant to the terms of the applicable Management Agreement), along with any amendments or modifications thereto.  In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Mortgage Borrower or Operating Lessee shall promptly cause the revision of such Annual Budget and resubmit the same to Lender.  Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Mortgage Borrower or Operating Lessee shall promptly cause the revision of the same in accordance with the process described in this subsection until Lender approves the Annual Budget.  Until such time that Lender approves a proposed Annual Budget, which approval shall not be unreasonably withheld, conditioned or delayed, the most recent Annual Budget shall apply; provided that, such approved Annual Budget shall be adjusted to reflect (A) actual increases in Property Taxes, Insurance Premiums, utilities expenses and expenses under the Management Agreement and (B) up to five percent (5%) increases in any budgeted line items provided such increases do not exceed a five percent (5%) increase in the Annual Budget in the aggregate; and

(vi)          a quarterly calculation of the Debt Yield for the immediately preceding twelve (12) months as of the last day of such quarter, prepared and certified by Borrower, within thirty (30) days of the end of the quarter.

(b)           Borrower shall furnish, or shall cause to be furnished, to Lender such other additional financial or management information as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender (including, without limitation, any financial reports required to be delivered by any Tenant or any guarantor of any Major Lease pursuant to the terms of such Major Lease or otherwise in Borrower’s possession), and shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records.

(c)           All items requiring the certification of Borrower pursuant to this Section 5.11 shall, except where Borrower is an individual, require a certificate executed by an authorized officer of Borrower or the general partner or managing member of Borrower, as applicable, and shall contain a statement by Borrower as to whether there exists, to Borrower’s knowledge, an Event of Default under the Loan Documents, and if an Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

Section 5.12         Estoppel Statement

(a)           After request by Lender, Borrower shall within ten (10) Business Days furnish Lender or any proposed assignee of the Loan with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan and the Mortgage Loan, (ii) the rate of interest on the Loan and the Mortgage Loan, (iii) the unpaid principal amount of the Loan and the Mortgage Loan, (iv) the date installments of interest and/or principal were last paid, (v) the Maturity Date, (vi) offsets or defenses to the payment of the Debt or the Mortgage Loan, if any, and (vii) that the Note, this Agreement, the Pledge Agreements and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b)           Borrower shall cause Mortgage Borrower to use commercially reasonable efforts to deliver to Lender, consistent with the terms of the Major Leases but not more than twice in any twelve (12) month period (so long as no Event of Default is then continuing), promptly upon request, duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the related Major Lease as Lender may require, including, but not limited to attestations that each Major Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the Tenant claims no defense or offset against the full and timely performance of its obligations under the Major Lease.

(c)           Upon Lender’s request, Borrower shall cause Mortgage Borrower to use commercially reasonable efforts to deliver to Lender an estoppel certificate from the lessor under each Ground Lease stating that (i) such Ground Lease is in full force and effect and has not been modified, amended or assigned, (ii) neither the lessor nor Mortgage Borrower is in default under any of the terms, covenants or provisions of such Ground Lease and such lessor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under such Ground Lease, (iii) neither the lessor nor Mortgage Borrower has commenced any action or given or received any notice for the purpose of terminating such Ground Lease and (iv) all sums due and payable under such Ground Lease have been paid in full.

(d)           Borrower shall, upon request of Lender, cause Mortgage Borrower to, use commercially reasonable efforts to deliver an estoppel certificate from each Franchisor stating (i) whether the applicable Franchise Agreement is in full force and effect and has been modified, amended or assigned, (ii) whether the Franchisor, Operating Lessee or Mortgage Borrower is in default under any of the terms, covenants or provisions of the Franchise Agreement and whether the Franchisor know of any event which, but for the passage of time or the giving of notice or both, would constitute a default under the Franchise Agreement, (iii) whether Franchisor, Operating Lessee or Mortgage Borrower has commenced any action or given or received any notice for the purpose of terminating the Franchise Agreement and (iv) whether all sums due and payable to Franchisor under the Franchise Agreement have been paid in full.

(e)           Within ten (10) Business Days of request by Lender, Borrower shall furnish Lender an estoppel certificate from Ashford Keys Senior Operating Lessee and Operating Lessee in form and substance reasonably satisfactory to Lender.

Section 5.13         Leasing Matters

(a)           Borrower shall be permitted to cause Mortgage Borrower or Operating Lessee to enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) that is not a Major Lease without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Mortgage Borrower or Operating Lessee (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arm’s-length transaction with a bona fide, independent third party tenant, (iii) does not contain any terms which would reasonably be expected to have or do have a Material Adverse Effect, (iv) is subject and subordinate to the Mortgages and the Tenant thereunder agrees to attorn to Mortgage Lender and any purchaser at a foreclosure sale and (v) does not contain any option, offer, right of first refusal, right of first offer or other similar right to acquire all or any portion of any Individual Property.  Each Major Lease and all other proposed Leases which do not satisfy the requirements set forth in this subsection, unless Manager has the right to enter into such Lease without Mortgage Borrower’s or Operating Lessee’s prior written consent pursuant to the Management Agreement (each a “Required Approval Lease”) shall be subject to the prior approval of Lender.  Borrower shall cause Mortgage Borrower to promptly deliver to Lender copies of all Leases which are entered into pursuant to this subsection together with Borrower’s certification that Mortgage Borrower or Operating Lessee has satisfied all of the conditions of this Section.   Borrower shall pay the costs and expenses associated with Lender’s counsel review of any Lease for which Lender’s consent may be required under this Section 5.13.

(b)           Except as provided in clause (c) below, Borrower shall cause Mortgage Borrower to, or cause Operating Lessee to, if applicable, (i) observe and perform all the obligations imposed upon the landlord under the Leases in all material respects and shall not do or permit to be done anything to impair the value of any of the Leases as security for the Debt; (ii) promptly send copies to Lender of all notices of material default which Mortgage Borrower or Operating Lessee shall send or receive under a Major Lease; (iii) enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed; (iv) not collect any Rents more than one (1) month in advance (except security deposits shall not be deemed Rents collected in advance); (v) hold all security deposits in accordance with the terms of the applicable Lease and Legal Requirements; (vi) not execute any assignment of the landlord’s interest in any of the Leases or the Rents except as contemplated by the Mortgage Loan Documents; and (vi) not consent to any assignment of or subletting under any Major Leases not in accordance with their terms, without the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed.

(c)           Borrower shall be permitted to cause Mortgage Borrower and/or Operating Lessee to, without the prior written consent of Lender, amend, modify or waive the provisions of or terminate, reduce Rents or accept a surrender of space under, or shorten the term of, any Lease which is not a Major Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that (i) such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) is not reasonably expected to have and does not have a Material Adverse Effect, and (ii) such amendment, modification, waiver, termination, rent reduction, space surrender or term shortening, is otherwise in compliance with the requirements of this Agreement and the Mortgage Loan Agreement and any subordination agreement binding upon Mortgage Lender with respect to such Lease.  A termination of a Lease with a tenant who is in monetary default beyond applicable notice and grace periods shall not be considered an action which has a Material Adverse Effect.  Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this subsection shall be subject to the prior written approval of Lender (not to be unreasonably withheld or delayed) (each, a “Lease Modification”), at Borrower’s expense.  Borrower shall, or shall cause Mortgage Borrower to, promptly deliver to Lender copies of amendments, modifications and waivers which are entered into pursuant to this subsection together with Borrower’s certification that it and Mortgage Borrower have satisfied all of the conditions of this subsection.

(d)           Notwithstanding anything contained herein to the contrary, Borrower shall not and shall not permit Mortgage Borrower or Operating Lessee to, without the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any Major Lease; provided, however, Borrower and/or Operating Lessee may terminate a Major Lease with a tenant who is in default beyond applicable notice and grace periods without the prior written approval of Lender.

(e)           Each request by Borrower for approval and consent by Lender pursuant to this Section 5.13 shall be in writing and contain a legend in capitalized bold letters on the top of the cover page stating:  “LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10)

BUSINESS DAYS.  LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED” and Borrower shall include the following documentation with such request all materials reasonably necessary in order for Lender to evaluate such matter.  In the event that Lender fails to grant or withhold its approval and consent to such matter within such ten (10) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), then, so long as no Event of Default is continuing, Lender’s approval and consent shall be deemed to have been granted.  There shall be no administrative or approval fee in connection with this Section 5.13(e), but Borrower shall pay any out-of-pocket costs and expenses incurred by Lender.

Section 5.14         Property Management

(a)           Borrower shall cause Mortgage Borrower to cause Operating Lessee to (i) diligently perform and observe all of the terms, covenants and conditions required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice received by Mortgage Borrower and Operating Lessee under the Management Agreement; (iv) promptly give notice to Lender of any notice or information that Mortgage Borrower or Operating Lessee receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of any Individual Property; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.

(b)           Subject to the rights of Mortgage Lender under the Mortgage Loan Documents, if at any time, (i) Manager shall become insolvent or a debtor in a bankruptcy proceeding; (ii) unless managed by a Brand Manager, Lender has accelerated the Loan as a result of an Event of Default hereunder; (iii) a default has occurred and is continuing under the Management Agreement after the expiration of all notice and cure periods contained thereunder, or (iv) Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds, Borrower shall, at the request of Lender and if permitted pursuant to the terms of the Management Agreement or any other agreement of Manager, cause Mortgage Borrower to cause Operating Lessee to terminate the Management Agreement upon thirty (30) days prior notice to Manager and replace Manager with a Qualified Manager pursuant to a Replacement Management Agreement.

(c)           Borrower shall not, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed), permit Mortgage Borrower to permit Operating Lessee to:  (i) except as provided in clause (e) below, surrender, terminate or cancel, or consent to the surrender, termination or cancellation of, the Management Agreement or replace Manager or enter into any other management agreement with respect to any Individual Property; (ii) consent to the assignment by Manager of its interest under the Management Agreement except to a Qualified Manager or (iii) if such action could reasonably be expected to have a Material Adverse Effect, (1) reduce or consent to the reduction of the term of the Management Agreement; (2) increase or consent to the increase of the amount of any charges under the Management Agreement; or (3) otherwise modify, change, supplement, alter or amend, or waive or release any of the terms and conditions under, the Management Agreement in any material respect.  In the event that Borrower or Mortgage Borrower or Operating Lessee replaces Manager at any time during the term of Loan pursuant to this subsection, such Manager shall be deemed to be a Qualified Manager.

(d)           Each request by Borrower for approval and consent by Lender pursuant to this Section 5.14 shall be in writing and contain a legend in capitalized bold letters on the top of the cover page stating:  “LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS.  LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED” and Borrower shall include the following documentation with such request all materials reasonably necessary in order for Lender to evaluate such matter.  In the event that Lender fails to grant or withhold its approval and consent to such matter within such ten (10) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), then, so long as no Event of Default is continuing, Lender’s approval and consent shall be deemed to have been granted.  There shall be no administrative or approval fee in connection with this Section 5.14(d), but Borrower shall pay any out-of-pocket costs and expenses incurred by Lender.

(e)           Notwithstanding the foregoing, provided no Event of Default is continuing, Borrower shall have the right to cause Mortgage Borrower to cause Operating Lessee, and the right to permit Manager, without the prior written approval of Lender (but upon prior written notice to Lender), to terminate a Management Agreement at an Individual Property; provided, however, it shall be an Event of Default hereunder in the event that within sixty (60) days of the termination of such Management Agreement (i) Borrower shall have failed (or shall have failed to cause Mortgage Borrower  or Operating Lessee in the case of clause (2) hereof) to deliver to Lender either (1) a PIP Guaranty relating to any New PIP contemplated by the Replacement Management Agreement or (2) Cash to be deposited into the PIP Reserve Account in an amount equal to the PIP Required Deposit contemplated by the Replacement Management Agreement, which Cash shall be held and distributed in accordance with the terms of Section 9.9 of the Mortgage Loan Agreement and (ii) Borrower fails to deliver evidence reasonably acceptable to Lender that a Replacement Management Agreement is in full force and effect at the applicable Individual Property; provided, however, (1) if the terminated Management Agreement was with a Brand Manager (for which no separate Franchise Agreement existed), and the Replacement Management Agreement is with a Qualified Manager that is not a Brand Manager or Borrower, shall deliver evidence to Lender that Mortgage Borrower or Operating Lessee has entered into a Replacement Franchise Agreement within such sixty (60) day period and (2) if a Franchise Agreement for the applicable Individual Property exists, and the Replacement Management Agreement is with a Brand Manager for which no separate Franchise Agreement is required by such Brand Manager or Borrower, shall deliver evidence to Lender that Mortgage Borrower or Operating Lessee has terminated the existing Franchise Agreement within such sixty (60) day period.

Section 5.15         Liens

Borrower shall not, without the prior written consent of Lender, cause or permit Mortgage Borrower to, create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except Permitted Encumbrances and Liens created by or permitted pursuant to the Mortgage Loan Documents.  Neither Borrower nor Ashford Keys Senior Operating Lessee shall create, incur, assume or suffer to exist any Lien on any portion of the Collateral or permit any such action to be taken, except Permitted Encumbrances.

Section 5.16         Debt Cancellation

Borrower shall not cancel or otherwise forgive or release any claim or debt owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.  Borrower shall not cause or permit Mortgage Borrower or Operating Lessee to cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith and in accordance with the Mortgage Loan Agreement) owed to Mortgage Borrower or Operating Lessee by any Person, except for adequate consideration and in the ordinary course of Mortgage Borrower’s or Operating Lessee’s business.

Section 5.17         Zoning

Borrower shall not cause or permit Mortgage Borrower to (i) initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or (ii) use or permit the use of any portion of the Properties in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, in each case without the prior written consent of Lender.

Section 5.18         ERISA

(a)           Neither Borrower, Mortgage Borrower nor Operating Lessee shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)           Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) neither Borrower, Mortgage Borrower nor Operating Lessee are, and neither Borrower nor Mortgage Borrower maintains, an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) neither Borrower, Mortgage Borrower nor Operating Lessee are subject to state statutes regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(c)           Equity interests in Borrower, Mortgage Borrower and Operating Lessee are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(d)           Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower, Mortgage Borrower and Operating Lessee are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(e)           Borrower, Mortgage Borrower and Operating Lessee qualify as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

Section 5.19         No Joint Assessment

Borrower shall not cause or permit Mortgage Borrower to suffer, permit or initiate (other than as currently in effect with respect to the other respective Units in any Condominium) the joint assessment of the real property comprising the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property.

Section 5.20         Reciprocal Easement Agreements

Borrower shall not cause or permit Mortgage Borrower to enter into, terminate or modify in any material respect any REA without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Borrower shall cause Mortgage Borrower to enforce, comply with, and cause each of the parties to the REA to comply with all of the material economic terms and conditions contained in the REA.  Each request by Borrower for approval and consent by Lender pursuant to this Section 5.20 shall be in writing and contain a legend in capitalized bold letters on the top of the cover page stating:  “LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS.  LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED” and Borrower shall include the following documentation with such request all materials reasonably necessary in order for Lender to evaluate such matter.  In the event that Lender fails to grant or withhold its approval and consent to such matter within such ten (10) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), then, so long as no Event of Default is continuing, Lender’s approval and consent shall be deemed to have been granted.  There shall be no administrative or approval fee in connection with this Section 5.20, but Borrower shall pay any out-of-pocket costs and expenses incurred by Lender.

Section 5.21         Alterations

Lender’s prior written approval shall be required in connection with any alterations to any Improvements, exclusive of (1) alterations to tenant spaces required under any Lease existing on the date hereof or entered into in accordance with the terms of this Agreement, (2) alterations specifically provided for in an Annual Budget which has been approved by Lender or pursuant to an Annual Budget which Mortgage Borrower or Operating Lessee does not have the right to approve pursuant to the applicable Management Agreement, (3) alterations undertaken as part of a Restoration in accordance with the terms of this Agreement or as required by Franchisor or a Brand Manager to comply with the Franchisor’s or Brand Manager’s standards under the Franchise Agreement or Management Agreement or any (4) PIP required by Franchisor, (a) that are reasonably expected to have or does have a Material Adverse Effect on any Individual Property, (b) that are structural in nature or have an adverse effect on any utility or HVAC system contained in the Improvements or the exterior of any building constituting a part of any Improvements or (c) that, together with any other alterations undertaken at the same time (including any related alterations, improvements or replacements), are reasonably anticipated to have a cost in excess of the Alteration Threshold.  If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold (with credit given for any balance in the FF&E Reserve (as defined in the Mortgage Loan Agreement) which is specifically allocated to the applicable Individual Property), Borrower shall promptly deliver to Lender, or shall cause Mortgage Borrower to promptly deliver to Mortgage Lender, as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents and Mortgage Borrower’s obligations under the Mortgage Loan Documents any of the following:  (i) cash, (ii) direct non-callable obligations of the United States of America or other obligations which are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, to the extent acceptable to the applicable Rating Agencies, or (iii) a Letter of Credit acceptable to Lender in its sole and absolute discretion.  Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold.

Section 5.22         Agreements

During the term of the Loan:  (a) Borrower shall cause Mortgage Borrower to fulfill and perform each and every material term, covenant and provision of the Agreements to be fulfilled or performed by Mortgage Borrower thereunder, if any, in a commercially reasonable manner; (b) Borrower shall, in the manner provided for in this Agreement, give prompt notice to Lender of any material written default notice received by Mortgage Borrower under any material Agreement, together with a complete copy of any such notice; (c) Borrower shall and shall cause Mortgage Borrower to enforce, short of termination thereof, the performance and observance of each and every material term, covenant and provision of the Agreements to be performed or observed, if any, by the other parties thereto in a commercially reasonable manner; and (d) Borrower shall cause Mortgage Borrower to not enter into, terminate or amend any of the terms or provisions of any of the Agreements, except done in the ordinary course of business or as may be commercially reasonable in Mortgage Borrower’s ordinary course of business, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.  Each request by Borrower for approval and consent by Lender pursuant to this Section 5.22 shall be in writing and contain a legend in capitalized bold letters on the top of the cover page stating:  “LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS.  LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED” and Borrower shall include the following documentation with such request all materials reasonably necessary in order for Lender to evaluate such matter.  In the event that Lender fails to grant or withhold its approval and consent to such matter within such ten (10) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), then, so long as no Event of Default is continuing, Lender’s approval and consent shall be deemed to have been granted.

Section 5.23         Compliance with Prescribed Laws

Borrower shall not and shall not cause or permit Mortgage Borrower to (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the list maintained by OFAC and accessible through the OFAC website) that prohibits or limits any lender from making any advance or extension of credit to Borrower or Mortgage Borrower or from otherwise conducting business with Borrower or Mortgage Borrower, or (b) fail to provide documentary and other evidence of Borrower’s or Mortgage Borrower’s identity as may be requested by any Lender at any time to enable any Lender to verify Borrower’s or Mortgage Borrower’s identity or to comply with Prescribed Laws.  In addition, Borrower hereby agrees to, and shall cause Mortgage Borrower to, provide to Lender any additional information with respect to Borrower or Mortgage Borrower that Lender deems necessary from time to time in order to ensure compliance with Prescribed Laws.

Section 5.24         Interest Rate Cap Agreement

(a)           Prior to or contemporaneously with the Closing Date, Borrower shall have obtained the Interest Rate Cap Agreement.  The Interest Rate Cap Agreement shall be maintained throughout the term of the Loan with an Acceptable Counterparty.  If, at any time, the interest rate cap provider ceases to be an Acceptable Counterparty, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement at Borrower’s sole cost and expense within ten (10) days of receipt of notice from Lender that the interest rate cap provider is no longer an Acceptable Counterparty.

(b)           Borrower shall collaterally assign to Lender pursuant to the Collateral Assignment of Interest Rate Cap Agreement all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement and shall deliver to Lender counterparts of such Collateral Assignment of Interest Rate Cap Agreement executed by Borrower and the Acceptable Counterparty and notify the Acceptable Counterparty of such collateral assignment (either in such Interest Rate Cap Agreement or by separate instrument).  At such time as the Loan is repaid in full, all of Lender’s right, title and interest in the Interest Rate Cap Agreement shall terminate and Lender shall execute and deliver at Borrower’s sole cost and expense, such documents as may be required to evidence Lender’s release of the Collateral Assignment of Interest Rate Cap Agreement and to notify the Acceptable Counterparty of such release.

(c)           Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement.  All amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into an account designated by Lender.  Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(d)           In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or any Replacement Interest Rate Cap Agreement as and when required hereunder, or fails to maintain such agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement or any Replacement Interest Rate Cap Agreement, as applicable, and the cost incurred by Lender in purchasing the Interest Rate Cap Agreement or any Replacement Interest Rate Cap Agreement, as applicable, shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e)           In connection with the Interest Rate Cap Agreement and any Replacement Interest Rate Cap Agreement, Borrower shall, within a reasonable period of time after the effectiveness of such Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, obtain and deliver to Lender (1) a confirmation evidencing such Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, (2) any guaranty or guaranties therefor, (3) executed counterparts to the Collateral Assignment of Interest Cap Agreement, and (4) an opinion from counsel (which counsel may be in house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i)            the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement or the Replacement Interest Rate Cap Agreement, as applicable;

(ii)           the execution and delivery of the Interest Rate Cap Agreement or the Replacement Interest Rate Cap Agreement, as applicable, by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)          all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Cap Agreement or the Replacement Interest Rate Cap Agreement, as applicable, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv)          the Interest Rate Cap Agreement or the Replacement Interest Cap Agreement, as applicable, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(f)            Notwithstanding anything to the contrary contained in this Section 5.24 or elsewhere in this Agreement, if, at any time, Lender converts the Loan from a LIBOR Rate Loan to either a Base Rate Loan or an Alternate Rate Loan in accordance with Section 2.4 above (each, a “LIBOR Conversion”), then within thirty (30) days after such LIBOR Conversion, Borrower shall either (A) enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of, a Substitute Interest Rate Protection Agreement (and in connection therewith, but not prior to Borrower taking all the actions described in this clause (f), Borrower shall have the right to terminate any then-existing Interest Rate Protection Agreement) or (B) cause the then-existing Interest Rate Protection Agreement to be modified such that such then-existing Interest Rate Protection Agreement satisfies the requirements of a Substitute Interest Rate Protection Agreement as set forth below in the definition thereof (a “Converted Interest Rate Protection Agreement”).

As used herein, “Substitute Interest Rate Protection Agreement” shall mean an interest rate cap agreement between an Acceptable Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to this Agreement and shall contain each of the following:

(i)            a term expiring no earlier than the then-applicable Maturity Date or, to the extent a rated Securitization has occurred, through the end of the Interest Accrual Period associated with the then applicable Maturity Date;

(ii)           the notional amount of the Substitute Interest Rate Protection Agreement shall be equal to or greater than the then outstanding principal balance of the Loan;

(iii)          it provides that the only material obligation of Borrower thereunder is the making of a single payment to the Acceptable Counterparty thereunder upon the execution and delivery thereof;

(iv)          it provides to Lender and Borrower (as reasonably determined by Lender), for the term of the Substitute Interest Rate Protection Agreement, a hedge against rising interest rates that is no less beneficial to Borrower and Lender than that which was provided by the Interest Rate Protection Agreement being obtained by Borrower in connection with the origination of the Loan; and

(v)           without limiting any of the provisions of the preceding clauses (i) through (iv) above, it satisfies all of the other requirements set forth in this Section 5.24.

From and after the date of any LIBOR Conversion, all references to “Interest Rate Protection Agreement” and “Replacement Interest Rate Protection Agreement” herein (other than in the definition of “Interest Rate Protection Agreement”, the definition of “Replacement Interest Rate Protection Agreement” and as referenced in the first sentence of Section 5.24(a) hereof) shall be deemed to refer or relate, as applicable, to a Substitute Interest Rate Protection Agreement or a Converted Interest Rate Protection Agreement, as the case may be.

Notwithstanding anything to the contrary set forth in this Section 5.24(f), Borrower shall not be required to obtain a Substitute Interest Rate Protection Agreement or Converted Interest Rate Protection Agreement, as applicable, during any period when the Loan is outstanding as a Base Rate Loan or Alternate Rate Loan if such a Substitute Interest Rate Protection Agreement or Converted Interest Rate Protection Agreement, as the case may be, is not then commercially available or would have a cost to Borrower that is not commercially reasonable, in which event Borrower and Lender shall work together to find a mutually agreeable alternative to a Substitute Interest Rate Protection Agreement or Converted Interest Rate Protection Agreement that would afford Lender substantially equivalent protection from increases in the applicable interest rate.

Section 5.25         Franchise Agreement

(a)           Except as provided in this Agreement, the Properties shall at all times be operated in accordance with the terms and conditions of the Franchise Agreements.  Borrower shall, or shall cause Mortgage Borrower or Operating Lessee to cause Manager to, (i) pay all sums required to be paid by Mortgage Borrower, Operating Lessee and/or Manager under the Franchise Agreements, (ii) diligently perform, observe and enforce all of the terms, covenants and conditions of the Franchise Agreements, (iii) promptly deliver to Lender a copy of any written notice to Mortgage Borrower or Operating Lessee of any default by Mortgage Borrower, Operating Lessee and/or Manager under the Franchise Agreements and notify Lender of any material default under the Franchise Agreements of which it is aware, (iv) promptly deliver to Lender a copy of any written notice to Franchisor of any default by Franchisor under the Franchise Agreements, (v) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, notice of non-performance, report and estimate (a) received by Mortgage Borrower or Operating Lessee under the Franchise Agreements and (b) required to be delivered by Mortgage Borrower, Operating Lessee and/or Manager to Franchisor under the Franchise Agreements, (vi) complete all work required under any PIP on or prior to the Outside Date, (vii) not modify or amend the Franchise Agreements to the extent such modification or amendment could reasonably be expected to have a Material Adverse Effect, and (viii) except as provided in clause (b) below not terminate, cancel, or replace the Franchise Agreements, nor replace the Franchisor, nor waive or release any of its rights and remedies under the Franchise Agreements in any material respect, without Lender’s prior written consent.  Each request by Borrower for approval and consent by Lender pursuant to this Section 5.25 shall be in writing and contain a legend in capitalized bold letters on the top of the cover page stating:  “LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS.  LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED” and Borrower shall include the following documentation with such request all materials reasonably necessary in order for Lender to evaluate such matter.  In the event that Lender fails to grant or withhold its approval and consent to such matter within such ten (10) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), then, so long as no Event of Default is continuing, Lender’s approval and consent shall be deemed to have been granted.  There shall be no administrative or approval fee in connection with this Section 5.25(a), but Borrower shall pay any out-of-pocket costs and expenses incurred by Lender.

(b)           Notwithstanding the foregoing, provided no Event of Default is continuing, Mortgage Borrower and/or Operating Lessee shall have the right, and the right to permit

Franchisor, without the prior written approval of Lender (but upon prior written notice to Lender), to terminate a Franchise Agreement at an Individual Property; provided, however, it shall be an Event of Default hereunder in the event that within sixty (60) days of the termination of such Franchise Agreement (i) Borrower shall have failed (or shall have failed to cause Mortgage Borrower or Operating Lessee in the case of clause (2) hereof) to deliver to Lender either (1) a PIP Guaranty relating to any New PIP contemplated by the Replacement Franchise Agreement or the Replacement Management Agreement with a Brand Manager or (2) Cash to be deposited into the PIP Reserve Account in an amount equal to the PIP Required Deposit contemplated by the Replacement Franchise Agreement or the Replacement Management Agreement with a Brand Manager, which Cash shall be held and distributed in accordance with the terms of Section 9.9 of the Mortgage Loan Agreement and (ii) Borrower fails to deliver evidence reasonably acceptable to Lender that a Replacement Franchise Agreement or a Replacement Management Agreement with a Brand Manager is in full force and effect at the applicable Individual Property (and such Replacement Franchise Agreement or Replacement Management Agreement, as the case may be, shall not violate or be prohibited by any applicable Ground Lease).

(c)           WITH RESPECT TO THE SHERATON BUCKS COUNTY PROPERTY, THE APPLICABLE MORTGAGE BORROWER IS A PARTY TO A LICENSE AGREEMENT WITH THE SHERATON CORPORATON THAT ENABLES IT TO OPERATE A HOTEL USING THE SERVICE MARK “SHERATON®.” NEITHER THE SHERATON CORPORATION NOR ITS AFFILIATES OWN SUCH HOTEL OR ARE A PARTY TO THIS FINANCING AND HAVE NOT PROVIDED OR REVIEWED, AND ARE NOT RESPONSIBLE FOR, ANY DISCLOSURES OR OTHER INFORMATION SET FORTH HEREIN.

Section 5.26         Trade Names

Except as expressly provided herein, Borrower shall not cause or permit Mortgage Borrower to change the trade name or names under which it operates any Individual Property without Lender’s prior written consent.

Section 5.27         Condominium Provisions

With respect to each Condominium:

(a)           Borrower shall, and shall cause Mortgage Borrower and/or Operating Lessee to, observe and perform each and every material term to be observed or performed by Mortgage Borrower or Operating Lessee pursuant to the Condominium Documents.

(b)           Borrower shall, and shall cause Mortgage Borrower and/or Operating Lessee to, pay all assessments for Common Charges and all Taxes, Insurance Premiums and Other Charges made against or relating to the Property, whether pursuant to the Declaration, the By-Laws or otherwise, as the same shall become due and payable.

(c)           After request by Lender, Borrower will cause Mortgage Borrower and/or Operating Lessee to make commercially reasonable efforts to promptly obtain from the Condominium Board and deliver to Lender an estoppel certificate which shall include without limitation (i) the amount of the unpaid Common Charges, if any, accrued against each Mortgage Borrower’s Condominium Unit, (ii) a statement that the Condominium Documents have not been modified or amended or setting forth the amendments or modifications, (iii) that all payments due and payable by Borrower, Mortgage Borrower or Operating Lessee under the Condominium Documents have been paid in full or setting forth any unpaid amounts, and (iv) that, to such party’s knowledge, neither Mortgage Borrower, Operating Lessee nor the Condominium Board is in default under the Condominium Documents or setting forth in reasonable detail any continuing defaults thereunder.

(d)           Borrower shall promptly deliver to Lender a true and full copy of all written notices of default received by Borrower, Mortgage Borrower or Operating Lessee with respect to any obligation or duty of Borrower or Operating Lessee under the Condominium Documents.

(e)           Borrower shall not, and shall not permit Mortgage Borrower or Operating Lessee to, except with the prior written consent of Lender, (a) institute any action or proceeding for partition of Mortgage Borrower’s Condominium Unit; (b) vote for or consent to any modification of, or amendment to or material relaxation in the enforcement of the Condominium Documents or the termination of the Condominium; and (c) in the event of damage to or destruction of Mortgage Borrower’s Condominium Unit, vote not to repair, restore or rebuild Mortgage Borrower’s Condominium Unit if Mortgage Borrower or Operating Lessee shall have such a voting right.

(f)            Borrower shall not cause or permit Mortgage Borrower or Operating Lessee to revoke any Condominium Proxy delivered to Mortgage Lender in connection with the Mortgage Loan and relating to any voting rights Mortgage Borrower or Operating Lessee may have as a unit owner in the Condominium.

(g)           On the date hereof, Borrower shall have caused the applicable Mortgage Borrower to have delivered to Mortgage Lender two (2) written letters of resignation from the current Hotel Unit Board Members to be held by Mortgage Lender in escrow and used in accordance with the terms hereof. After the date hereof, including, without limitation, upon the occurrence and during the continuance of an Event of Default, Borrower agrees to cause Mortgage Borrower to promptly deliver (i) a replacement written letter of resignation upon the replacement of any current Hotel Unit Board Member or an additional written letter of resignation upon the appointment of any new Hotel Unit Board Member, and (ii) upon Lender’s reasonable request, replacement written letters of resignation, with all such letters of resignation referenced in (i) and (ii) above to be in form and substance as reasonably determined by Lender. Upon the occurrence and during the continuance of an Event of Default, Mortgage Lender shall have the right to submit the letters of resignation in its possession and replace the Hotel Unit Board Members with Persons elected or appointed by Mortgage Lender.

(h)           To the extent that any approval rights, consent rights or other rights or privileges granted to the holder of a mortgage on Mortgage Borrower’s Condominium Unit in the Condominium Documents are conditioned upon such approval rights, consent rights or other rights or privileges being required or contained in any mortgage, then such approval rights, consent rights or other rights or privileges shall be deemed to be required by this Agreement.

Section 5.28         Ground Lease Provisions

With respect to each Ground Lease:

(a)           Borrower shall or shall cause Mortgage Borrower to (i) except to the extent reserved for by Mortgage Lender pursuant to Section 9.8 of the Mortgage Loan Agreement, pay all rents, additional rents and other sums required to be paid by Mortgage Borrower, as tenant under and pursuant to the provisions of the Ground Lease, (ii) diligently perform and observe all of the terms, covenants and conditions of the Ground Lease on the part of Mortgage Borrower, as tenant thereunder, (iii) promptly notify Lender of the giving of any written notice by the Fee Owner under the Ground Lease to Mortgage Borrower of any default by Mortgage Borrower, as tenant thereunder, and deliver to Lender a true copy of each such notice within two (2) Business Days of receipt and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency proceeding of the Fee Owner under the Ground Lease or of any notice thereof, and deliver to Lender a true copy of such notice within two (2) Business Days of Mortgage Borrower’s receipt, together with copies of all notices, pleadings, schedules and similar matters received by Mortgage Borrower in connection with such bankruptcy, reorganization or insolvency proceeding within two (2) Business Days after receipt.  Borrower shall not, and shall not cause or permit Mortgage Borrower to, without the prior consent of Lender, (x) surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify, change, supplement, alter or amend the Ground Lease, either orally or in writing, or (y) vacate the premises upon the land underlying the Ground Lease.

(b)           With respect to the Ground Lease, if Mortgage Borrower shall default in the performance or observance of any term, covenant or condition of the Ground Lease on the part of Mortgage Borrower, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Ground Lease on the part of Mortgage Borrower to be performed or observed on behalf of Mortgage Borrower, to the end that the rights of Mortgage Borrower in, to and under the Ground Lease shall be kept unimpaired and free from default. If the landlord under the Ground Lease shall deliver to Lender a copy of any written notice of default under the Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Borrower shall or shall cause Mortgage Borrower to exercise each individual option, if any, to extend or renew the term of the Ground Lease upon demand by Lender made at any time within one (1) year prior to the last day upon which any such option may be exercised, and subject to Mortgage Lender’s rights under the Mortgage Loan Agreement, Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower and/or Mortgage Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

Section 5.29         Operating Lease Provisions

With respect to each Operating Lease:

(a)           Borrower shall and shall cause Mortgage Borrower to (i) diligently perform and observe all of the terms, covenants and conditions of the Operating Lease on the part of Mortgage Borrower, as landlord thereunder, (ii) promptly notify Lender of the giving of any notice under the Operating Lease to Mortgage Borrower of any default by Mortgage Borrower, as landlord thereunder, and deliver to Lender a true copy of each such notice within five (5) Business Days of receipt and (iii) promptly notify Lender of any bankruptcy, reorganization or insolvency of any party under the Operating Lease or of any notice thereof, and deliver to Lender a true copy of such notice within five (5) Business Days of Mortgage Borrower’s receipt, together with copies of all notices, pleadings, schedules and similar matters received by Mortgage Borrower in connection with such bankruptcy, reorganization or insolvency within five (5) Business Days after receipt.  Borrower shall not, and shall not cause or permit Mortgage Borrower to, without the prior consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, (x) surrender the leasehold estate created by the Operating Lease or terminate or cancel the Operating Lease or materially modify, change, supplement, alter or amend the Operating Lease (to the extent such modification, change, supplement, alteration or amendment would reasonably be expected to have a Material Adverse Effect), either orally or in writing, or (y) consent to, acquiesce in, or fail to object to, any attempt by any party, as debtor in possession or by a trustee for such party, to sell or transfer such party’s estate free and clear of the Operating Lease under Section 363(f) of the Bankruptcy Code or otherwise.  Borrower shall and shall cause Mortgage Borrower to object to any such attempt, as debtor in possession or by a trustee for any such party, to sell or transfer such estate free and clear of the Operating Lease under Section 363(f) of the Bankruptcy Code or otherwise, and in such event shall affirmatively assert and pursue its right to adequate protection under Section 363(e) of the Bankruptcy Code.  Borrower hereby assigns to Lender all of its rights under Section 363 of the Bankruptcy Code to consent or object to any sale or transfer of any estate free and clear of the Operating Lease, and grants to Lender the right to object to any such sale or transfer on behalf of Borrower and/or Mortgage Borrower, and Borrower shall not, and shall not permit Mortgage Borrower to, contest any pleadings, motions documents or other actions filed or taken on Lender’s or Borrower’s behalf by Lender in the event that the landlord, as debtor in possession or by a trustee, attempts to sell or transfer the fee estate free and clear of the Operating Lease under Section 363(f) of the Bankruptcy Code or otherwise.

(b)           If Mortgage Borrower shall default in the performance or observance of any term, covenant or condition of the Operating Lease on the part of Mortgage Borrower, as landlord thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Operating Lease on the part of Mortgage Borrower to be performed or observed on behalf of Mortgage Borrower, to the end that the rights of Mortgage Borrower in, to and under the Operating Lease shall be kept unimpaired and free from default.  If the tenant or landlord under the Operating Lease shall deliver to Lender a copy of any written notice of default under the Operating Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon.

(c)           Notwithstanding anything contained herein to the contrary, with respect to each Individual Property, an Operating Lease shall at all times be in full force and effect.  Upon the expiration of the existing Operating Lease pursuant to its terms, provided no Event of Default is continuing and upon prior written notice to Lender, Borrower shall have the right to cause Mortgage Borrower to (without the prior written approval of Lender) extend the term of the Operating Lease for a period of five (5) years provided that such extension contains the same material terms and conditions as are set forth in the existing Operating Lease, except for a modification of the rent which shall be “market rent” in accordance with REIT rule requirements (which “market rent” shall be determined by reference to a transfer pricing report that is prepared by an independent national accounting firm).  Borrower shall promptly delivery a copy of any such extension to Lender.

(d)           Each request by Borrower for approval and consent by Lender pursuant to this Section 5.29 shall be in writing and contain a legend in capitalized bold letters on the top of the cover page stating:  “LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS.  LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED” and Borrower shall include the following documentation with such request all materials reasonably necessary in order for Lender to evaluate such matter.  In the event that Lender fails to grant or withhold its approval and consent to such matter within such ten (10) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), then, so long as no Event of Default is continuing, Lender’s approval and consent shall be deemed to have been granted.  There shall be no administrative or approval fee in connection with this Section 5.29(e), but Borrower shall pay any out-of-pocket costs and expenses incurred by Lender.

Section 5.30         [Intentionally Omitted]

Section 5.31         O&M Program

Borrower covenants and agrees to cause Mortgage Borrower to implement and follow the terms and conditions of each O&M Program for the Properties during the term of the Loan, including any extension or renewal thereof.  Lender’s requirement that Borrower cause Mortgage Borrower to comply with each O&M Program shall not be deemed to constitute a waiver or modification of any of Borrower’s or Mortgage Borrower’s covenants and agreements with respect to Hazardous Materials (as defined in the Environmental Indemnity) or Environmental Laws.

Section 5.32         Mortgage Loan Reserve Funds

Borrower shall cause Mortgage Borrower to deposit and maintain each of the Mortgage Loan Reserve Funds as more particularly set forth in the Mortgage Loan Agreement and to perform and comply with all the terms and provisions relating thereto.

Section 5.33         Notices

Borrower shall give notice, or cause notice to be given, to Lender promptly upon the occurrence of any Mortgage Loan Event of Default.

Section 5.34         Special Distributions

On each date on which amounts are required to be disbursed to Lender pursuant to the Mortgage Loan Agreement, or are required to be paid to Lender pursuant to any of the Loan Documents, Borrower shall exercise its rights under the Organizational Documents of Mortgage Borrower to cause Mortgage Borrower to make to Borrower a distribution in an aggregate amount such that Lender shall receive the amount required to be disbursed pursuant to the Mortgage Loan Agreement.

Section 5.35         Mortgage Borrower Covenants

For as long as the Debt remains outstanding, Borrower shall cause Mortgage Borrower to comply with all obligations with which Mortgage Borrower has covenanted to comply under the Mortgage Loan Agreement and all other Mortgage Loan Documents whether the Mortgage Loan has been repaid or the related Mortgage Loan Document has been otherwise terminated, unless otherwise consented to in writing by Lender.  Borrower shall cause Mortgage Borrower to promptly notify Lender of all notices received by Mortgage Borrower under or in connection with the Mortgage Loan, including, without limitation, any notice by the Mortgage Lender to Mortgage Borrower of any default by Mortgage Borrower in the performance or observance of any of the terms, covenants or conditions of the Mortgage Loan Documents on the part of Mortgage Borrower to be performed or observed, and deliver to Lender a true copy of each such notice, together with any other consents, notices, requests or other written correspondence between Mortgage Borrower and Mortgage Lender.

Section 5.36         Mortgage Loan Estoppels

Borrower shall, or shall cause Mortgage Borrower to, use commercially reasonable efforts from time to time, to obtain from the Mortgage Lender such certificates of estoppel with respect to compliance by Mortgage Borrower with the terms of the Mortgage Loan Documents as may be requested by Lender.  In the event or to the extent that Mortgage Lender is not legally obligated to deliver such certificates of estoppel and is unwilling to deliver the same, or is legally obligated to deliver such certificates of estoppel but breaches such obligation, then Borrower shall not be in breach of this provision so long as Borrower furnishes to Lender an estoppel executed by Borrower and Mortgage Borrower and expressly representing to Lender the information reasonably requested by Lender regarding compliance by Mortgage Borrower with the terms of the Mortgage Loan Documents.  Borrower hereby indemnifies Lender from and against all out-of-pocket liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including, without limitation, reasonable attorneys’ and other professional fees, whether or not suit is brought and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Lender based in whole or in part upon any fact, event, condition, or circumstances relating to the Mortgage Loan which was materially misrepresented in, or which due to its material nature warrants disclosure and was omitted from such estoppel executed by Borrower and Mortgage Borrower.

Section 5.37         Change in Business

(a)           Borrower shall not enter into any line of business other than the ownership of the Collateral, or make any material change in the scope or nature of its business purposes, or undertake or participate in activities other than the continuance of its present business.

(b)           Borrower shall not cause or permit Mortgage Borrower to enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

Section 5.38         Limitation on Securities Issuances

Borrower shall not and shall not permit Mortgage Borrower or Operating Lessee to issue any membership interests or other securities other than those that have been issued as of the date hereof.

Section 5.39         Distributions

(a)           Any and all dividends, including capital dividends, stock or liquidating dividends, distributions of property, redemptions or other distributions made by Mortgage Borrower on or in respect of any interests in Mortgage Borrower, and any and all cash and other property received in payment of the principal of or in redemption of or in exchange for any such interests (collectively, the “Distributions”), shall become part of the Collateral.  Notwithstanding the foregoing, Lender expressly agrees that Borrower shall be permitted to distribute to its members or shareholders, as applicable, any Distributions Borrower receives only upon the express condition that no Event of Default has occurred and is continuing under the Loan.

(b)           If any Distributions shall be received by Borrower or any Affiliate of Borrower while an Event of Default exists, Borrower shall hold, or shall cause the same to be held, in trust for the benefit of Lender.  Any and all revenue derived from the Property paid directly by tenants, subtenants or occupants of the Property shall be held and applied in accordance with the terms and provisions of the Mortgage Loan Agreement.

Section 5.40         Refinancing or Prepayment of the Mortgage Loan

Neither Borrower nor Mortgage Borrower shall be required to obtain the consent of Lender to refinance the Mortgage Loan, provided that the Loan shall have been (or shall simultaneously be) paid in full in accordance with the terms of this Agreement.  Borrower shall cause Mortgage Borrower to obtain the prior written consent of Lender to enter into any other refinancing of the Mortgage Loan.

Section 5.41         Acquisition of the Mortgage Loan

(a)           No Loan Party or any Affiliate or any Person acting at any such Person’s request or direction, shall acquire or agree to acquire the Mortgage Lender’s interest in the Mortgage Loan, or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of the Mortgage Loan, via purchase, transfer, exchange or otherwise, and any breach or attempted breach of this provision shall constitute an Event of Default hereunder.

If, solely by operation of applicable subrogation law, Borrower shall have failed to comply with the foregoing, then Borrower: (i) shall immediately notify Lender of such failure; (ii) shall cause any and all such prohibited parties acquiring any interest in the Mortgage Loan Documents: (A) not to enforce the Mortgage Loan Documents; and (B) upon the request of Lender, to the extent any of such prohibited parties has or have the power or authority to do so, to promptly: (1) cancel the promissory note evidencing the Mortgage Loan, (2) reconvey and release the Lien securing the Mortgage Loan and any other collateral under the Mortgage Loan Documents, and (3) discontinue and terminate any enforcement proceeding(s) under the Mortgage Loan Documents.

(b)           Lender shall have the right at any time to acquire all or any portion of the Mortgage Loan or any interest in any holder of, or participant in, the Mortgage Loan without notice or consent of Borrower or any other Loan Party, in which event Lender shall have and may exercise all rights of Mortgage Lender thereunder (to the extent of its interest), including the right (i) to declare that the Mortgage Loan is in default and (ii) to accelerate the Mortgage Loan indebtedness, in accordance with the terms thereof and (iii) to pursue all remedies against any obligor under the Mortgage Loan Documents.

Section 5.42         Material Agreements

(a)           Borrower shall not, and shall not permit Mortgage Borrower to, enter into any Material Agreement without the consent of Lender, provided, however, Lender’s consent shall not be required in connection with any Material Agreement contemplated by the Annual Budget approved by Mortgage Lender (unless Mortgage Borrower, and thus Mortgage Lender, have no approval rights in the Annual Budget under the applicable Management Agreement) in accordance with the Mortgage Loan Agreement or any contract or agreement entered into by Borrower and/or Mortgage Borrower with a bona-fide third party, in the ordinary course of business, consistent with past business practices, provided the same does not have a Material Adverse Effect.  Lender may condition its consent upon Mortgage Borrower also obtaining the consent of Mortgage Lender, if applicable.  Upon the request of Lender with respect to Material Agreements, Borrower shall, or shall cause the applicable Loan Party to, deliver to Lender a recognition agreement from such service or material provider, among other things, providing for such Person’s continued performance should Lender become the owner of the Collateral.  Each such Material Agreement and each recognition agreement relating thereto, shall be in form and substance acceptable to Lender in all respects, including the amount of the costs and fees thereunder.  Each request by Borrower for approval and consent by Lender pursuant to this Section 5.42 shall be in writing and contain a legend in capitalized bold letters on the top of the cover page stating: “LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS.  LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED” and Borrower shall include the following documentation with such request all materials reasonably necessary in order for Lender to evaluate such matter.  In the event that Lender fails to grant or withhold its approval and consent to such matter within such ten (10) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), then, so long as no Event of Default is continuing, Lender’s approval and consent shall be deemed to have been granted.

(b)           Except as specifically set forth herein, Borrower will not, and will not permit or cause Mortgage Borrower to, amend, modify, supplement, rescind or terminate any Material Agreement that could reasonably be expected to result in a Material Adverse Effect on the Properties or any Individual Property, without Lender’s approval.  If a material or service provider under a Material Agreement is in default in its obligations thereunder to the extent entitling the applicable Loan Party to rescind or terminate that agreement, then Borrower may, or if Lender so requires (but not otherwise), Borrower will, or will cause the applicable Loan Party to, promptly use all reasonable efforts to terminate that agreement.

(c)           Borrower shall and shall cause Mortgage Borrower or Operating Lessee to, as applicable, observe and perform each and every term to be observed or performed by such Loan Party under the Material Agreements the non-performance of which would cause a Material Adverse Effect.

Section 5.43         Prepayment of Mortgage Loan

Borrower shall not cause or permit the prepayment of the Mortgage Loan in whole or in part, unless either (i) the Loan is simultaneously repaid in whole or in part on a pro rata basis in accordance with and subject to the limitations hereof or (ii) the conditions set forth in Section 2.6 of the Mortgage Loan Agreement are satisfied.

Section 5.44         Fort Worth Skybridge Agreement. Notwithstanding anything to the contrary contained herein, Borrower shall have the right to cause New Fort Tower I Hotel Limited Partnership, a Delaware limited partnership (“Fort Worth Mortgage Borrower”) to terminate that certain 7th Street Bridge Agreement dated as of March 4, 1981 by and between Hunt Hotel/Fort Worth, Ltd., predecessor-in-interest to Fort Worth Mortgage Borrower and CP Fort Worth Limited Partnership (the “Fort Worth Skybridge Agreement”) without Lender’s consent, provided that, (i) after termination of the Fort Worth Skybridge Agreement, Fort Worth Mortgage Borrower completes any work necessary to make the Fort Worth Property an architectural whole whereby access to any portion of the Fort Worth Property is not impaired and the shell of the applicable Improvements is fully closed and complete in the event of any removal or closing of the skybridge subject to the Fort Worth Skybridge Agreement and the Fort Worth Property is in full compliance with all zoning requirements and applicable Legal Requirements and (ii) Fort Worth Mortgage Borrower completes any such work in a good and workmanlike manner, lien free and otherwise in accordance with the terms of this Agreement.

ARTICLE 6

ENTITY COVENANTS

Section 6.1            Single Purpose Entity/Separateness

Borrower represents, warrants and covenants as follows:

(a)           Borrower has not and will not:

(i)            engage in any business or activity other than the ownership and management of the Collateral, and activities incidental thereto;

(ii)           acquire or own any assets other than (A) the Collateral, and (B) such incidental Personal Property as may be necessary for the ownership and management of the Collateral;

(iii)          merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv)          (A) fail to observe all organizational formalities necessary to maintain its separate existence, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or (B) amend, modify, terminate or fail to comply with the single purpose entity provisions of its organizational documents, in each case without the prior written consent of Lender;

(v)           own any subsidiary, or make any investment in, any Person other than the Mortgage Borrower and Mortgage Borrower SPE Component Entity;

(vi)          except prior loans that have been satisfied in full as of the date hereof, commingle its assets with the assets of any other Person, or permit any Affiliate or constituent party independent access to its bank accounts;

(vii)         incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Debt and Permitted Debt and prior loans that have been satisfied in full as of the date hereof;

(viii)        fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separate identity of Borrower from such Affiliate and that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person, and (B) Borrower’s assets, liabilities and net worth shall also be listed on Borrower’s own separate balance sheet;

(ix)          except for capital contributions or capital distributions permitted under the terms and conditions of Borrower’s organizational documents and properly reflected on its books and records, enter into any transaction, contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Borrower, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)           maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)          assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets to secure the obligations of any other Person or hold out its credit or assets as being available to satisfy the obligations of any other Person;

(xii)         make any loans or advances to any Person, or own any stock or securities of, any Person (other than the Collateral), or buy or hold evidence of indebtedness issued by any other Person;

(xiii)        fail to (A) file its own tax returns separate from those of any other Person, except to the extent that Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable Legal Requirements and (B) pay any taxes required to be paid under applicable Legal Requirements; provided, however, that Borrower shall not have any obligation to reimburse its equityholders or their Affiliates for any taxes that such equityholders or their Affiliates may incur as a result of any profits or losses of Borrower;

(xiv)        fail to (A) hold itself out to the public as a legal entity separate and distinct from any other Person, (B) conduct its business solely in its own name or (C) correct any known misunderstanding regarding its separate identity;

(xv)         fail to intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require Borrower’s members, partners or shareholders to make additional capital contributions to Borrower;

(xvi)        without the unanimous written consent of all of its partners or members, as applicable, and the written consent of all directors or managers of Borrower or each SPE Component Entity, as applicable including, without limitation, each Independent Director, take any Material Action or action that is intended to cause such entity to become insolvent;

(xvii)       fail to fairly and reasonably allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses;

(xviii)      fail to intend to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds; provided, however, that the foregoing shall not require Borrower’s members, partners or shareholders to make additional capital contributions to Borrower;

(xix)        acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable, other than the Collateral;

(xx)         violate or cause to be violated the assumptions made with respect to Borrower and its principals in the Non-Consolidation Opinion or any New Non-Consolidation Opinion;

(xxi)        fail to maintain a sufficient number of employees in light of its contemplated business operations;

(xxii)       fail to maintain and use separate stationery, invoices and checks bearing its own name;

(xxiii)      have any of its obligations guaranteed by an Affiliate, except as contemplated by the Loan Documents and prior loans that have been satisfied in full as of the date hereof; or

(xxiv)     identify itself as a department or division of any other Person.

(b)           (i) If Borrower is a partnership or limited liability company (other than a single-member Delaware limited liability company formed under the Act which complies with the requirements of subsection (b)(ii) below) (an “Acceptable DE LLC”), each general partner in the case of a partnership, or the managing member in the case of a limited liability company (each an “SPE Component Entity”) of Borrower, as applicable, shall be an Acceptable DE LLC.  Each SPE Component Entity (A) will at all times comply with each of the covenants, terms and provisions contained in Sections 6.1(a)(iii) through (vi) and (viii) through (xxiv) inclusive, as if such representation, warranty or covenant was made directly by such SPE Component Entity; (B) will not engage in any business or activity other than owning an interest in Borrower; (C) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (D) will not own any subsidiary, or make any investment in any Person other than its investment in Borrower; (E) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) and (F) will cause Borrower to comply with the provisions of this Section 6.1 and Section 6.4.  Prior to the withdrawal or the disassociation of any SPE Component Entity from Borrower, Borrower shall immediately appoint a new general partner or managing member whose limited liability company agreement is substantially similar to that of such SPE Component Entity and, if an opinion letter pertaining to substantive consolidation was required at closing, deliver a new opinion letter acceptable to Lender and the Rating Agencies with respect to the new SPE Component Entity and its equity owners.  Notwithstanding the foregoing, to the extent Borrower is an Acceptable DE LLC, so long as Borrower maintains such formation status and complies with the requirements set forth in subsection (b)(ii) below, the SPE Component Entity requirement as set forth in this section shall not be applicable.  Furthermore, in no event shall Borrower or any SPE Component Entity be a corporation unless such corporation has a shareholder that is an Acceptable DE LLC that complies with Section 6.4 hereof and no Material Action may be taken with respect to such corporation without the vote of such Acceptable DE LLC and its Independent Directors.

(i)            In the event Borrower or SPE Component Entity is an Acceptable DE LLC (as referred to in clause (ii), the “Company”), the limited liability company agreement of the Company (the “LLC Agreement”) shall provide that (A) upon the occurrence of any event that causes the sole member of the Company (“Member”) to cease to be the member of the Company (other than (1) upon an assignment by Member of all of its limited liability company interest in the Company and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of the Company in accordance with the terms of the Loan Documents and the LLC Agreement), the personal representative of Member shall, within ninety (90) days, agree in writing to continue the existence of the Company and to the admission of such personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that caused the Member to cease to be a member of the Company, and a natural person duly designated under the LLC Agreement any person acting as Independent Director of the Company and executing the LLC Agreement (“Special Member”) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of the Company, automatically be admitted to the Company and shall continue the existence of the Company without dissolution, and (B) Special Member may not resign from the Company or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to the Company as Special Member in accordance with the requirements of the Act and (2) after giving effect to such resignation, such successor Special Member has also accepted its appointment as an Independent Director.  The LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member, (w) Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of the assets of the Company, (x) pursuant to Section 18-301 of the Act, Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company, (y) Special Member, in its capacity as Special Member, may not bind the Company, and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement.  Prior to its admission to the Company as Special Member, Special Member shall not be a member of the Company, but the Special Member may serve as an Independent Director of the Company.  Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of the Company and upon the occurrence of such an event, the existence of the Company shall continue without dissolution.  The LLC Agreement shall also provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve the Company upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of the Company.

(c)           The organizational documents of Borrower and each SPE Component Entity shall provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(d)           Borrower shall cause Mortgage Borrower and Mortgage Borrower SPE Component Entity to comply with and to continue to comply with the provisions of Section 6.1 of the Mortgage Loan Agreement.

Section 6.2            Change of Name, Identity or Structure

Borrower shall not, and shall not cause or permit any Loan Party, Ashford Keys Senior Operating Lessee, Mortgage Borrower SPE Component Entity or Operating Lessee to, change or permit to be changed (a) its name, (b) its identity (including its trade name or names), (c) its principal place of business set forth on the first page of this Agreement, (d) the corporate, partnership or other organizational structure of any Loan Party, Ashford Keys Senior Operating Lessee, Mortgage Borrower SPE Component Entity, Operating Lessee, or SPE Component Entity (if any), (e) its state of organization, or (f) its organizational identification number, without in each case notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in its structure or state of organization, without first obtaining the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.  At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower and Ashford Keys Senior Operating Lessee intend to maintain the Collateral, and representing and warranting that Borrower and Ashford Keys Senior Operating Lessee do business under no other trade name with respect to the Collateral.  If Borrower or Ashford Keys Senior Operating Lessee do not now have an organizational identification number and later obtain one, or if the organizational identification number assigned to Borrower or Ashford Keys Senior Operating Lessee subsequently changes, Borrower shall promptly notify Lender of such organizational identification number or change.

Section 6.3            Business and Operations

Borrower will cause Mortgage Borrower to qualify to do business and will remain in good standing under the laws of the States as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties.

Section 6.4            Independent Director

The organizational documents of Borrower (where Borrower is an Acceptable DE LLC) or SPE Component Entity, as applicable, shall include the following provisions:  (a) at all times there shall be, and Borrower or SPE Component Entity, as applicable, shall cause there to be, at least two (2) Independent Directors; (b) the board of directors or managers of Borrower or SPE Component Entity, as applicable, shall not take any Material Action which, under the terms of any certificate of incorporation, by-laws, voting trust agreement with respect to any common stock, articles of organization or operating agreement requires unanimous vote of the board of directors or managers of Borrower or SPE Component Entity, as applicable, unless at the time of such action there shall be at least two members of the board of directors or managers who are Independent Directors; (c) Borrower or SPE Component Entity, as applicable, shall not, without the unanimous written consent of its board of directors or managers, including the Independent Directors, on behalf of itself or Borrower, as the case may be, take any Material Action or any action that might cause such entity to become insolvent, and when voting with respect to such matters, the Independent Directors shall, to the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, consider only the interests of Borrower and the SPE Component Entity (including their respective creditors), and except for its duties to Borrower and the SPE Component Entity with respect to voting on matters as set forth immediately above (which duties shall extend to the constituent equity owners of Borrower and the SPE Component Entity solely to the extent of their respective economic interests in Borrower or the SPE Component Entity but shall exclude (i) all other interests of such constituent equity owners, (ii) the interests of other affiliates of Borrower or the SPE Component Entity, and (iii) the interests of any group of affiliates of which Borrower and the SPE Component Entity are a part), the Independent Directors shall not have any fiduciary duties to such constituent equity owners, any officer or any other Person; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing; and (d) no Independent Director of Borrower or SPE Component Entity may be removed or replaced other than as a result of an Independent Director Event, and any such removal or replacement shall not occur unless Borrower or SPE Component Entity provides Lender with not less than five (5) Business Days’ prior written notice of (i) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (ii) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director; provided, however, no resignation or removal of an Independent Director shall be effective until a successor Independent Director is appointed and has accepted his or her appointment.  Notwithstanding anything to the contrary contained herein, it shall be an additional covenant and requirement under this Section 6.4 that any entity housing an Independent Director (whether Borrower and/or any SPE Component Entity) shall be an Acceptable DE LLC.

ARTICLE 7

NO SALE OR ENCUMBRANCE

Section 7.1            Transfer Definitions

For purposes of this Article 7 “Restricted Party” shall mean Borrower, Mortgage Borrower, Junior Mezzanine Borrower, Mortgage Borrower SPE Component Entity, Operating Lessee, Ashford Keys Senior Operating Lessee, Guarantor, any SPE Component Entity (if any), any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Mortgage Borrower, Junior Mezzanine Borrower, Ashford Keys Senior Operating Lessee, Operating Lessee, Guarantor, any SPE Component Entity (if any), any Affiliated Manager or any non-member manager, other than a natural person; and a “Transfer” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

Section 7.2            No Sale/Encumbrance

(a)           Borrower shall not, without the prior written consent of Lender, cause or permit a Transfer of the Properties or the Collateral or any part thereof or any legal or beneficial interest therein nor permit a Transfer of an interest in any Restricted Party, nor otherwise permit a dissolution of a Restricted Party, other than pursuant to Leases of space in the Improvements to

Tenants in accordance with the provisions of Section 5.13 or as otherwise expressly permitted in accordance with the terms of this Agreement (in each case, a “Prohibited Transfer”).

(b)           A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Properties or the Collateral or any part thereof for a price to be paid in installments; (ii) an agreement by Mortgage Borrower leasing all or a substantial part of the Properties for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Mortgage Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Transfer of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited, general or limited liability partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Transfer of the membership interest of any member or any profits or proceeds relating to such membership interest or the creation or issuance of new membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Transfer of the legal or beneficial interest in such Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) if any Condominium is partitioned pursuant to any action for partition by any unit owner (other than the owner of any residential unit), by operation of law or otherwise; (viii) if any Individual Property is withdrawn from a Condominium regime established by the Condominium Act; (ix) any deed-in-lieu or consensual sale relating to the Property with or for the benefit of Mortgage Lender or an Affiliate thereof, provided, however, Borrower shall be permitted to enter into a deed-in-lieu or consensual sale with Mortgage Lender or an Affiliate thereof, provided Borrower has provided Lender with at least ninety (90) days prior written notice of Mortgage Borrower’s good faith intention to deliver a deed-in-lieu or to consent to a sale of the Property; or (x) the entering into of a Pace Transaction.

Section 7.3            Permitted Transfers

Notwithstanding anything contained in the Loan Documents to the contrary, the following Transfers of legal or beneficial equity interests shall not be deemed to be a Prohibited Transfer and shall not require the consent of Lender:  (a) a Transfer (but not the pledge) by devise or descent or by operation of law upon the death or as a result of the legal incapacity of a natural person of such Person’s interest in a Restricted Party (other than Borrower, Ashford Keys Senior Operating Lessee or any Pledged Entity) to the person or persons lawfully entitled thereto, provided Borrower delivers written notice to Lender as soon as practicable thereafter and that such Restricted Party is promptly reconstituted, if applicable, following the death or incapacity of such person; (b) Transfers (but not pledges) made in good faith for estate planning purposes of an individual’s interests in any Restricted Party (other than Borrower, Ashford Keys Senior Operating Lessee or any Pledged Entity) to the spouse or any lineal descendant of such individual, or to a trust for the benefit of any one or more of such individual, spouse or lineal descendant, provided such Restricted Party is reconstituted, if required, following such Transfer;

(c) the Transfer (but not the pledge) of the stock, partnership or membership interests (as the case may be) in a Restricted Party (other than Borrower, Ashford Keys Senior Operating Lessee or any Pledged Entity); and (d) an Additional Permitted Transfer; provided, however, with respect to clauses (a), (b), (c), and (d) above, (i) other than after an Advised Entity Transfer, no such Transfers shall result in a change in Control of any Recourse Entity, Guarantor, or any Affiliated Manager, (ii) following such Transfer, a Guarantor shall own not less than fifty-one percent (51%) of the direct or indirect equity interests in, and Control, each Recourse Entity, (iii) following such Transfer, Borrower, Ashford Keys Senior Operating Lessee, each Pledged Entity and any SPE Component Entity shall continue to satisfy the requirements of Section 6.1 hereof, (iv) as a condition to each such Transfer, (A) except with respect to clause (a) and (d), Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer, (B) Borrower shall continue to comply with the representations, warranties and covenants contained in Sections 4.38, 5.18 and 5.23 hereof (and upon request of Lender, deliver to Lender a statement signed by an authorized officer of Borrower which certifies to such compliance), (C) to the extent any transferee will own twenty percent (20%) or more (or, if such transferee is not formed, organized or incorporated in, or is not a citizen of, the United States of America, ten percent (10%)) of the direct or indirect ownership interests in Borrower immediately following such transfer (provided such transferee owned less than twenty percent (20%) (or ten percent (10%), as applicable) of the direct or indirect ownership interests in Borrower as of the Closing Date), Lender may request and Borrower shall deliver, at Borrower’s sole cost and expense, customary searches (including without limitation credit, judgment, lien, litigation, bankruptcy, criminal and watch list) the results of which shall be reasonably acceptable to Lender with respect to such transferee; and (D) if such Transfer shall cause any transferee, together with its Affiliates, to acquire direct or indirect equity interests in Borrower, Ashford Keys Senior Operating Lessee or any SPE Component Entity aggregating to more than forty-nine percent (49%), or to increase its equity interests in Borrower, Ashford Keys Senior Operating Lessee or any SPE Component Entity from an amount that is less than forty-nine percent (49%) to an amount that is greater than forty-nine percent (49%), Borrower shall deliver a New Non-Consolidation Opinion addressing such Transfer or (e) the sale, transfer or issuance of shares of common stock in any Restricted Party (other than Borrower or Mortgage Borrower) that is publicly traded and listed on the New York Stock Exchange or another nationally recognized publicly-traded stock exchange.  Upon request from Lender, Borrower shall promptly deliver to Lender an updated organizational chart reflecting each Transfer made pursuant to this Section 7.3.  All out-of-pocket reasonable costs and expenses incurred by Lender in connection with its review of any of the foregoing Transfers shall be paid by Borrower whether or not any such Transfer is consummated.

Notwithstanding anything to the contrary contained in this Article 7, (i) Junior Mezzanine Borrower must at all times own one hundred percent (100%) of the direct equity interests in Borrower, (ii) Borrower must at all times own one hundred percent (100%) of the direct equity interests in each Pledged Entity (other than Operating Lessee), and (iii) Ashford Keys Senior Operating Lessee must at all times own one hundred percent (100%) of the direct equity interests in each Operating Lessee.

Section 7.4            Assumption

Notwithstanding the foregoing provisions of this Article 7, following the date which is six (6) months from the Closing Date, Lender shall not unreasonably withhold consent to (A) a Transfer of the Properties in their entirety and the assumption of the Loan and the Mortgage Loan by any Person, or (B) a Transfer of the Collateral and assumption of the entire Loan by any Person (any such Person shall be hereinafter referred to as a “Transferee”) provided that each of the following terms and conditions are satisfied:

(a)           no Event of Default shall be continuing at the time the notice in clause (b) below is received by Lender or at the time of the Transfer;

(b)           Borrower shall deliver written notice to Lender of the terms of such proposed Transfer not less than sixty (60) days before the date on which such Transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transfer and Transferee as Lender shall reasonably require in evaluating an initial extension of credit, which information shall include, without limitation, a fully executed copy of the purchase and sale agreement and all amendments and assignments thereof, as well as the sources and uses of funds or closing or settlement statement relating to the Transfer.  Lender shall have the right to approve or disapprove the proposed Transfer based on its (or the servicer’s on behalf of Lender) then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld.  In determining whether to give or withhold its approval of the proposed Transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Properties, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate; and without limiting the foregoing, all of the direct or indirect ownership interests in the Transferee, as applicable, all payments thereon and all proceeds thereof shall be pledged to Lender on terms no less favorable than the pledge of the Collateral under the Pledge Agreement);

(c)           Borrower shall pay to Lender, concurrently with the closing of such proposed Transfer, (i) a non-refundable assumption fee in an amount equal to one-half of one percent (0.5%) of the then outstanding principal balance of the Note, and (ii) all out-of-pocket costs and expenses, including reasonable attorneys’ fees and disbursements and Rating Agency fees, incurred by Lender in connection with the proposed Transfer (which shall be paid whether or not the proposed Transfer actually occurs);

(d)           to the extent the Permitted Transfer is a Transfer of all of the Properties, Transferee shall assume all of the obligations of Mortgage Borrower under the Mortgage Loan Documents in a manner reasonably satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance reasonably satisfactory to Lender; and (B) to the extent the Permitted Transfer is a Transfer of all of the Collateral, Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner reasonably satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance reasonably satisfactory to Lender;

(e)           (i) Transferee shall (A) if such Permitted Transfer is a Transfer of the Properties, assume and agree to pay the Debt (as defined in the Mortgage Loan Agreement) as and when due and shall assume all other obligations of Mortgage Borrower under the Mortgage Loan Documents subject to the provisions of Article 15 of the Mortgage Loan Agreement, and (B) if such Permitted Transfer is a Transfer of the Collateral, assume and agree to pay the Debt as and when due and shall assume all other obligations of Borrower under the Loan Documents subject to the provisions of Article 15 hereof and, prior to or concurrently with the closing of such Transfer, Transferee and its constituent partners, members or shareholders as Lender may require, including, without limitation, all of the entities which own interests similar to the interests in Mortgage Borrower owned by Borrower or otherwise hold any ownership interest in any entities that own any Property (the “Mezzanine Entities”), shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption, including, without limitation, a pledge and security agreement, whereby all of the direct ownership interests in all entities owned by the Mezzanine Entities, all payments with respect to such ownership interests and all proceeds of such ownership interests shall be pledged to Lender on terms satisfactory to Lender, and (ii) if required by Lender, a Person affiliated with Transferee and acceptable to Lender (a “Transferee Principal”) shall assume the obligations of Guarantor under the Loan Documents with respect to all acts and events occurring or arising after the closing of the Transfer and the then existing Guarantor shall be released under the Guaranty with respect to all acts and events first occurring or arising after the date of such Transfer; provided, however, Guarantor shall bear the burden of proof to show that an event triggering liability of Guarantor under the Guaranty first occurred after the Transfer of the Properties or the Collateral, as applicable; provided further, in no event shall any Transferee Principal be required to have or maintain any net worth or liquidity covenant of Guarantor under the Loan Documents as a condition to such Transfer;

(f)            Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable Legal Requirements, and shall execute any additional documents reasonably requested by Lender;

(g)           Transferee shall deliver to Lender, without any cost or expense to Lender, a UCC Title Insurance Policy insuring that equity interests of all owners of the Collateral are vested in the Mezzanine Entities and such certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;

(h)           Transferee shall furnish to Lender, all documents evidencing Transferee’s and Mezzanine Entities’ organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which documents shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee.  Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 6 hereof;

(i)            to the extent the Permitted Transfer is a Transfer of all of the Properties, Transferee shall assume the obligations of Mortgage Borrower or Operating Lessee under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of Section 5.14 hereof and assign to Lender as additional security such new management agreement pursuant to an Assignment of Management Agreement in form and substance reasonably satisfactory to Lender;

(j)            intentionally omitted;

(k)           Transferee shall furnish to Lender, if required by Lender, a REMIC Opinion, a New Non-Consolidation Opinion, and an opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (h) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing, and (D) with respect to such other matters as Lender may reasonably request;

(l)            if required by Lender, Lender shall receive a Rating Agency Confirmation;

(m)          to the extent the Permitted Transfer is a Transfer of all of the Properties, Transferee shall assume the obligations of Mortgage Borrower or Operating Lessee under the Franchise Agreement or enter into (i) a Replacement Franchise Agreement with a Qualified Franchisor and (ii) a tri-party or similar agreement with such Qualified Franchisor and Lender that is in form and substance reasonably satisfactory to Lender;

(n)           intentionally omitted;

(o)           the Junior Mezzanine Loan shall simultaneously be assumed by the equity owners of the Transferee in accordance with the Junior Mezzanine Loan Agreement; and

(p)           Borrower’s obligations under the purchase and sale agreement pursuant to which the Transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 7.4.

The consent of Lender with respect to a Transfer of the Collateral in its entirety to, and the assumption of the Loan by, a Transferee pursuant to this Section 7.4 shall not be construed to be a waiver of the right of Lender to consent to any subsequent Transfer of the Collateral.  Upon the Transfer of the Collateral pursuant to this Section 7.4, Borrower and Guarantor (if a Transferee Principal has assumed the obligations of Guarantor under the Loan Documents pursuant to this Section 7.4) shall be relieved of all liability under the Loan Documents for acts, events, conditions, or circumstances occurring or arising after the date of such transfer, except to the extent that such acts, events, conditions, or circumstances are the proximate result of acts, events, conditions, or circumstances that existed prior to the date of such transfer, whether or not discovered prior or subsequent to the date of such transfer.

Section 7.5            Immaterial Transfers and Easements, Etc.

Borrower shall be permitted to cause Mortgage Borrower to, in accordance with the terms of the Mortgage Loan Agreement, without the consent of Lender, (i) make immaterial Transfers of unimproved, non-income producing portions of an Individual Property to Governmental Authorities for dedication or public use, and (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone or other fiber optic or other data transmission lines, electric lines or other utilities or for other similar purposes, provided that no such Transfer, conveyance or encumbrance set forth in the foregoing clauses (i) or (ii) shall materially impair the utility and operation of such Individual Property or reasonably be expected to, or does, have a Material Adverse Effect.  In connection with any Transfer permitted pursuant to this Section 7.5, Borrower shall (i) provide fifteen (15) days’ prior written notice to Lender, (ii) execute and deliver to Lender the equivalent of all documents required to be delivered to Mortgage Lender pursuant to Section 7.5 of the Mortgage Loan Agreement, and (iii) reimburse Lender for all of Lender’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with such Transfer (which shall be paid by Borrower whether or not the proposed Transfer actually occurs).

Section 7.6            Advised Entity Transfer

As a condition precedent to an Advised Entity Transfer, Borrower shall provide Lender with at least thirty (30) days prior written notice and comply with the provisions of Section 7.4(a), (k) and (l) hereof and the applicable Publicly Traded Company or public or private REIT (or its operating partnership, provided such operating partnership directly owns substantially all of the assets of such Publicly Traded Company or public or private REIT, as applicable) shall assume the obligations of Guarantor (the “Advised Entity Guarantor”) under the Loan Documents, and Guarantor shall be relieved of all liability under the Loan Documents for acts, events, conditions, or circumstances occurring or arising after the date of the closing date of the Advised Entity Transfer, except to the extent that such acts, events, conditions, or circumstances are the proximate result of acts, events, conditions, or circumstances that existed prior to the closing date of the Advised Entity Transfer, whether or not discovered prior or subsequent to the closing date of the Advised Entity Transfer.

Section 7.7            Acquisition of Fort Worth Fee Interest.  Borrower shall be entitled to cause Mortgage Borrower to acquire the fee interest (the “Fort Worth Fee Interest”) in the Fort Worth Property (the “Fort Worth Fee Interest Acquisition”); provided that, in connection therewith, each of the following conditions are satisfied: (i) no Event of Default shall have occurred and be continuing, (ii) Borrower shall cause Mortgage Borrower to provide Lender with at least thirty (30) days prior written notice of the Fort Worth Fee Interest Acquisition, (iii) Borrower shall cause Mortgage Borrower to provide Lender an Officer’s Certificate certifying that the Fort Worth Fee Interest Acquisition (including, without limitation, the closing costs thereof and any transfer or similar taxes payable in connection therewith) shall be paid for in full from Mortgage Borrower’s funds derived from (A) excess cash flow of the Property which would otherwise be distributable to Borrower’s constituent members in accordance with the terms hereof, the terms of the Loan Documents, the terms of the Junior Mezzanine Loan Documents and of Borrower’s organizational documents, (B) a capital infusion to Borrower from one or more of its constituent members made in accordance with the applicable terms and conditions hereof, the terms of the Loan Documents, the terms of the Junior Mezzanine Loan

Documents and of Borrower’s organizational documents, and/or (C) another source reasonably acceptable to Lender and, unless otherwise expressly consented to by Lender, derived in accordance with the terms and conditions hereof and of the other Loan Documents and the Junior Mezzanine Loan Documents, (iv) neither the Fort Worth Fee Interest Acquisition nor the documents and/or instruments entered into in connection therewith (the “Fort Worth Fee Acquisition Documents”) shall have a Material Adverse Effect or cause Borrower or the Fort Worth Property to be in violation of any Legal Requirements, (v) the Fort Worth Fee Interest Acquisition shall be permitted under applicable REMIC Requirements and Borrower shall deliver a REMIC Opinion with respect to the same to the extent Lender deems such opinion reasonably necessary in connection with the Fort Worth Fee Interest Acquisition, (vi) Borrower and, if required by Lender, Guarantor, shall enter into such amendments or other modifications to the Loan Documents as may be required to satisfy the Prudent Lender Standard (which such amendments or modifications shall be limited to such amendments or modifications as may be reasonably required to add the Fort Worth Fee Interest to the definition of “Property” thereunder and otherwise collateralize the same unless a specific fact or circumstance related to the Fort Worth Fee Interest, Borrower, Guarantor, the seller of the Fort Worth Fee Interest and/or the Fort Worth Property shall exist and shall reasonably necessitate additional amendments or modifications to the Loan Documents in order to satisfy the Prudent Lender Standard), (viii) Borrower shall provide Lender (A) a title search for the Fort Worth Property indicating that the Fort Worth Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances and (B) such title insurance as may be required in order to satisfy the Prudent Lender Standard (which such title insurance shall be limited to the same as may be reasonably required for Lender to add the Fort Worth Fee Interest to the Title Insurance Policy unless a specific fact or circumstance related to the Fort Worth Fee Interest, Mortgage Borrower, Borrower, Guarantor, the seller of the Fort Worth Fee Interest and/or the Fort Worth Property shall exist that would have a Material Adverse Effect and shall reasonably necessitate additional title insurance in order to satisfy the Prudent Lender Standard), (ix) to the extent that any Tenant under any Major Lease has any interest in the Fort Worth Property, Borrower shall cause Mortgage Borrower to provide Lender an Officer’s Certificate certifying that, after giving effect to the Fort Worth Fee Interest Acquisition and, if applicable, the termination of the Ground Lease, the applicable Major Lease will remain in full force and effect and said Tenant will, if applicable, attorn to Fort Worth Mortgage Borrower as owner of the Fort Worth Fee Interest, (x) Borrower shall cause Mortgage Borrower to provide Lender with copies of the Fort Worth Fee Acquisition Documents and such legal opinions, in each case, as may be required in order to satisfy the Prudent Lender Standard (which such opinions shall be limited to the due authorization, execution, delivery and enforceability of any Loan Document amendments entered into in connection with this Section 7.7 unless a specific fact or circumstance related to the Fort Worth Fee Interest, Mortgage Borrower, Borrower, Guarantor, the seller of the Fort Worth Fee Interest and/or the Fort Worth Property shall exist that would have a Material Adverse Effect and shall reasonably necessitate additional opinions in order to satisfy the Prudent Lender Standard), (xi) after the occurrence of the Fort Worth Fee Interest Acquisition, the Franchise Agreement and Management Agreement shall continue in full force and effect and Borrower shall have obtained any consents required thereunder, if any, in connection with the Fort Worth Fee Interest Acquisition, (xii) Borrower shall provide Lender UCC, judgment, lien, tax lien, litigation searches and such other searches as may be required in order to satisfy the Prudent Lender Standard, in each case, with respect to Borrower, Mortgage Borrower, the seller of the Fort

Worth Fee Interest, and the Fort Worth Property, which such searches (including, without limitation, the form and results thereof and jurisdictions searches) shall satisfy the Prudent Lender Standard, (xiii) Borrower shall cause Mortgage Borrower to pay all of its own costs and expenses (including, without limitation, the sums required to consummate the Fort Worth Fee Interest Acquisition) and Borrower shall cause Mortgage Borrower to pay all of Lender’s reasonable, out-of-pocket costs and expenses incurred in connection therewith (including, without limitation, reasonable attorneys’ fees, mortgage or similar taxes and recording fees), (xiv) the Fort Worth Fee Interest Acquisition is permitted under the Mortgage Loan Documents and the Junior Mezzanine Loan Documents or is otherwise consented to by Mortgage Lender, Lender and Junior Mezzanine Lender, and (xv) Borrower shall provide Lender an Officer’s Certificate certifying that, as of the consummation of the Fort Worth Fee Interest Acquisition, the terms and conditions of this Section 7.7 have been satisfied.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, after the consummation of any Fort Worth Fee Interest Acquisition in accordance with the terms and conditions hereof, (x) the defined terms “Fort Worth Property”, “Individual Property” and “Property” hereunder and under the other Loan Documents shall be deemed to include the Fort Worth Fee Interest and (y) Borrower shall have the right, without the prior consent of Lender, but subject to applicable REMIC Requirements and delivery of a REMIC Opinion with respect to the same to the extent Lender deems such opinion reasonably necessary in connection with the termination of the Ground Lease, to terminate the Fort Ground Lease.

ARTICLE 8

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 8.1            Insurance

(a)           Notwithstanding that the Mortgage Loan may have been repaid or prepaid in full, Borrower shall cause Mortgage Borrower to maintain at all times during the term of the Loan the insurance required under the Mortgage Loan Agreement, including, without limitation, meeting all insurer requirements thereunder.  In addition, Borrower shall cause Lender to be named as an additional named insured under each of the insurance policies described in Section 8.1(a) of the Mortgage Loan Agreement, including without limitation, the Condominium Board Policy, and in the case of property damage, boiler and machinery, flood and earthquake insurance, contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.  Borrower shall also cause all Policies required under this Section 8.1 to provide for at least ten (10) days prior notice to Lender in the event of policy cancellation for nonpayment and at least thirty (30) days prior notice to Lender in the event of any other policy cancellation.  Not less than ten (10) days following the inception of the Policies theretofore furnished to Lender, certificates of insurance and a copy of the primary all risk Policy shall be furnished to Lender.  Within forty five (45) days following inception of policies Borrower shall provide satisfactory evidence of payment of premiums as required or requested by Lender, and a copy of the primary all risk “special form” Policy within ninety (90) days of inception of policies.

(b)           Borrower shall promptly forward to Lender a copy of any written notice received by Borrower from any insurer noticing any policy cancellation or cancellation of any coverages afforded under any of the Policies.

(c)           If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right to take such action as Lender deems necessary to protect its interest in the Collateral, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after ten (10) days’ written notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage.  All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Pledge Agreements and shall bear interest at the Default Rate.

(d)           For purposes of this Agreement, Lender shall have the same approval rights over the insurance referred to above (including, without limitation, the insurers, deductibles and coverages thereunder, as well as the right to require other reasonable insurance) as are provided in favor of the Mortgage Lender in the Mortgage Loan Agreement.  All liability insurance provided for in the Mortgage Loan Agreement shall provide insurance with respect to the liabilities of both the Mortgage Borrower and Borrower.  The insurance policies delivered pursuant to the Mortgage Loan Agreement shall include endorsements of the type described therein, but pursuant to which Lender shall have the same rights as the Mortgage Lender as referred to therein.

Section 8.2            Casualty

If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall cause Mortgage Borrower to give prompt notice of such damage to Lender and shall cause Mortgage Borrower to promptly commence and diligently prosecute the Restoration in accordance with the Mortgage Loan Agreement.  Borrower shall cause Mortgage Borrower to pay all costs of such Restoration whether or not such costs are covered by insurance.  Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.  Borrower shall permit Mortgage Borrower to adjust all claims for Insurance Proceeds that are in amounts less than the Restoration Threshold and Lender shall have the right to approve any adjustment of claims for Insurance Proceeds in amounts equal to or in excess of the Restoration Threshold; provided, however, if an Event of Default has occurred and is continuing, Lender shall, subject to the rights of Mortgage Lender set forth in the Mortgage Loan Agreement, have the exclusive right to participate in the adjustment of claims for Insurance Proceeds.  Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Insurance Proceeds lawfully or equitably payable in connection with any Individual Property and Borrower shall reimburse Lender for any expenses incurred by Lender in connection therewith, including without limitation, reasonable out-of-pocket attorneys’ fees.

Section 8.3            Condemnation

Borrower shall cause Mortgage Borrower to promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property of which Mortgage Borrower has knowledge and shall deliver to Lender copies of any and all documents served in connection with such proceedings.  Lender may participate in any such proceedings, and Borrower shall cause Mortgage Borrower from time to time deliver to Lender all documents requested by it to permit such participation.  Borrower shall cause Mortgage Borrower to, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.  If the Property or any portion thereof is taken by a condemning authority, Borrower shall cause Mortgage Borrower to promptly commence and diligently prosecute the Restoration of such Individual Property and otherwise comply with the provisions of Section 8.5 of the Mortgage Loan Agreement, whether or not Mortgage Lender makes any Net Proceeds available pursuant to Section 8.5 of the Mortgage Loan Agreement.

Section 8.4            Restoration

(a)           Borrower shall, or shall cause Mortgage Borrower to, deliver to Lender all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under the Mortgage Loan Agreement in connection with a Restoration of the Property after a Casualty or Condemnation.  If any Insurance Proceeds or Awards are to be disbursed by Mortgage Lender for Restoration, Borrower shall deliver or cause to be delivered to Lender copies of all written correspondence delivered to and received from Mortgage Lender that relates to the Restoration and release of the Insurance Proceeds or Awards.

(b)           Notwithstanding any provision in this Agreement to the contrary, all Insurance Proceeds and Awards will be made available to Mortgage Borrower in accordance with the Mortgage Loan Agreement.  In the event the Mortgage Loan has been paid in full and Lender receives any Insurance Proceeds or Awards, Lender shall either apply such proceeds to the Debt or for the Restoration of the Property in accordance with the same terms and conditions contained in the Mortgage Loan Agreement.

Section 8.5            Rights of Lender

For purposes of this Article 8, Borrower shall obtain the approval of Lender for each matter requiring the approval of Mortgage Lender under the provisions of the Mortgage Loan Agreement, with each reference in any such provisions to the “Loan” to include the Mortgage Loan and the Loan, and the reference in any such provisions to the “Maturity Date” to mean the Maturity Date, as defined herein.  If the Mortgage Lender does not require the deposit by the Mortgage Borrower of the “Net Proceeds Deficiency” pursuant to the Mortgage Loan Agreement, Lender shall have the right to demand that Borrower make a deposit of said “Net Proceeds Deficiency” in accordance with the terms of such Section (as if each reference therein to “Borrower” and “Lender” referred to Borrower and Lender, respectively).

ARTICLE 9

RESERVE FUNDS

Section 9.1            Deposit and Maintenance of Reserve Funds

(a)           Borrower shall cause Mortgage Borrower to deposit and maintain each of the Mortgage Loan Reserve Funds as required under the Mortgage Loan Documents and to perform and comply with all the terms and provisions relating thereto; provided, however, in the event Mortgage Borrower does not (or is not required to) make such deposits pursuant to the Mortgage Loan Documents, Borrower shall be obligated to make, or to cause to be made, such deposits to Lender hereunder substantially in accordance with the provisions of the Mortgage Loan Agreement, as more fully set forth in Section 9.1(b) hereof.  If requested by Lender, Borrower will promptly provide evidence reasonably acceptable to Lender of compliance with the foregoing.

(b)           Notwithstanding anything to the contrary contained in this Agreement, if at any time and for any reason the Mortgage Loan Reserve Funds required to be maintained pursuant to the Mortgage Loan Agreement are no longer being maintained (including, without limitation, because the Mortgage Loan has been paid off or otherwise satisfied) and/or are reduced, waived or modified in any material respect (in each case, including, without limitation, due to any waiver, amendment or refinance) (such Mortgage Loan Reserve Funds, the “Waived Reserve Funds”), Borrower shall promptly (i) notify Lender of the same and establish and maintain with Lender and for the benefit of Lender reserves in replacement and substitution thereof (the “Substitute Reserves”), which Substitute Reserves shall be subject to all of the same terms and conditions applicable under the Mortgage Loan Documents, (ii) execute any amendments to this Agreement and/or the Loan Documents relating to the Substitute Reserves required by Lender and shall cause Mortgage Borrower to acknowledge and agree to the same, and (iii) remit to Lender (and shall cause Mortgage Borrower to remit to Lender) any Mortgage Loan Reserve Funds remaining in the Waived Reserve Funds.

Section 9.2            Transfer of Reserve Funds under Mortgage Loan

If Borrower is required to deposit with Lender reserves pursuant to this Article 9, Borrower shall enter into a cash management agreement for the benefit of Lender for the purpose of covering deposits to the required reserve accounts substantially similar to the terms of the Cash Management Agreement

Section 9.3            Letters of Credit

(a)           Other than in connection with any Letter of Credit delivered in connection with the closing of the Loan, to the extent Borrower is expressly permitted to deliver a Letter of Credit to Lender pursuant to the terms of any Loan Document, Borrower shall give Lender no less than ten (10) days’ written notice of Borrower’s election to deliver a Letter of Credit together with a draft of the proposed Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out of pocket costs and expenses (including reasonable attorneys’ fees and disbursements) in connection therewith.  No party other than Lender shall be entitled to draw on any such Letter of Credit.

(b)           Each Letter of Credit delivered hereunder shall be additional security for the payment of the Debt.  Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine in its sole discretion.  Any such application to the Debt shall be subject to the terms and conditions hereof relating to application of sums to the Debt.  Lender shall have the additional rights to draw in full any Letter of Credit:  (i) if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided to Lender at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions hereof or a substitute Letter of Credit is provided to Lender by no later than thirty (30) days prior to such termination); (iv) if the issuing bank shall cease to be an Approved Bank and a substitute Letter of Credit from an Approved Bank is not delivered to Lender within fifteen (15) days after notice is delivered to Borrower that the issuing bank is no longer an Approved Bank; and/or (v) if the issuing bank shall fail to issue a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed.  If Lender draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, provided no Event of Default exists, Lender shall apply all or any part thereof for the purposes for which such Letter of Credit was established.  Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw upon any Letter of Credit upon the happening of an event specified in (i), (ii), (iii), (iv) or (v) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the issuing bank if Lender has not drawn upon the Letter of Credit.

(c)           In the event Borrower delivers to Lender a Letter of Credit pursuant to the provisions of this Section 9.3 after the Closing Date, Borrower shall deliver to Lender a New Non-Consolidation Opinion or a “no effect letter” with respect to the Non-Consolidation Opinion delivered to Lender on the Closing Date, the applicant under such Letter of Credit shall be a direct or indirect parent of the Borrower and the right to draw any funds on such Letter of Credit shall be a direct or indirect capital contribution to the Borrower by such parent and shall be accompanied by the execution and delivery of a contribution agreement in form reasonably acceptable to Lender.

(d)           The applicant under each Letter of Credit shall be required, until such time the Debt has been paid in full, to waive, release and abrogate any and all rights it may have under any agreement, at law or in equity (including, without limitation, any law subrogating the applicant to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other party liable for payment of the amounts which the Letter of Credit is intended to cover for any draw made on any such Letter of Credit or otherwise.

ARTICLE 10

CASH MANAGEMENT

Section 10.1         Intentionally Omitted

Section 10.2         Cash Management Account

(a)           Borrower has caused Mortgage Borrower to establish the Clearing Account and Cash Management Account, which Clearing Account and Cash Management Account shall be under the sole dominion and control of Mortgage Lender.  Borrower will cause Mortgage Borrower to at all times comply with the provisions of Section 10.1 and 10.2 of the Mortgage Loan Agreement.  Borrower will not cause or permit Mortgage Borrower in any way to alter or modify the Clearing Account or Cash Management Account and will notify Lender of the account numbers thereof.  Mortgage Lender shall have the sole right to make withdrawals from the Clearing Account and Cash Management Account and all costs and expenses for establishing and maintaining the Clearing Account and Cash Management Account shall be paid by Mortgage Borrower.  Borrower shall direct, or cause Mortgage Borrower to direct, that all cash distributions from the Cash Management Account be paid to Lender in accordance with the Cash Management Agreement (including the Net Liquidation Proceeds After Debt Service) and be deposited into the Senior Mezzanine Loan Subaccount and Junior Mezzanine Loan Subaccount maintained in accordance with the Cash Management Agreement.  Disbursements from the Senior Mezzanine Loan Subaccount and Junior Mezzanine Loan Subaccount will be made in accordance with the terms and conditions of the Cash Management Agreement.

(b)           The insufficiency of funds on deposit in the Senior Mezzanine Loan Subaccount shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever other than any notices expressly required by the terms of the Loan Documents.

(c)           All funds on deposit in the Senior Mezzanine Loan Subaccount following the occurrence and during the continuation of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.

(d)           Borrower hereby agrees that Mortgage Lender may modify the Cash Management Agreement only for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under the Mortgage Loan Agreement and the other Mortgage Loan Documents and Lender shall provide prompt written notice thereof to Borrower.

(e)           In the event Mortgage Lender waives the terms and conditions of the Mortgage Loan Documents relating to cash management (including, without limitation, those relating to the Cash Management Account), or the Mortgage Loan has been repaid in full, Borrower shall promptly (i) notify Lender of the same and establish and maintain with Lender and for the benefit of Lender in replacement and substitution thereof, substitute accounts which shall be subject to all of the same terms and conditions applicable under the Mortgage Loan Documents, (ii) execute any amendments to this Agreement and/or the Loan Documents implementing the waived cash management provisions as may be required by Lender and shall cause Mortgage Borrower to acknowledge and agree to the same and (iii) remit to Lender (and shall cause Mortgage Borrower to remit to Lender) any funds remaining in the Clearing Account and Cash Management Account.

Section 10.3         Borrower Distributions

All transfers of Mortgage Borrower’s funds from the Cash Management Account or pursuant to any of the Loan Documents are intended by Borrower and Mortgage Borrower to constitute and shall constitute distributions from Mortgage Borrower to Borrower, and must comply with the requirements as to distributions of all applicable Legal Requirements. No provision of the Loan Documents shall create a debtor-creditor relationship between Mortgage Borrower and Lender.

ARTICLE 11

EVENTS OF DEFAULT; REMEDIES

Section 11.1         Event of Default

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)           if any portion of the Debt is not paid on or prior to the date the same is due or if the entire Debt is not paid on or before the Maturity Date; provided, however, no Event of Default shall be deemed to have occurred hereunder by reason of the failure to pay the Monthly Payment Amount where sums sufficient to timely pay such amount are then available from funds held by Lender in the Senior Mezzanine Loan Subaccount established under the Cash Management Agreement and Lender is then entitled to fund such amount from such subaccount and Lender fails to pay the same;

(b)           except as otherwise expressly provided in the Loan Documents, if any of the Property Taxes or Other Charges are not paid when the same are due and payable, unless sufficient money has been deposited with Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement for payment of amounts then due and payable and Mortgage Lender’s access to such money has not been constrained or restricted in any manner;

(c)           if (i) the Policies are not kept in full force and effect, or (ii) the Acord 28 (or similar) certificate is not delivered to Lender in accordance with Section 8.1 within five (5) Business Days of written request therefor;

(d)           if (i) Borrower breaches in any material respect any covenant with respect to itself or any SPE Component Entity (if any) contained in Article 6, (ii) if Ashford Keys Senior Operating Lessee breaches in any material respect any covenant with respect to itself or any

Ashford Keys Senior Operating Lessee Principal (if any) contained in Paragraph 14 of the Senior Mezzanine Operating Lease Agreement or (iii) a Prohibited Transfer occurs;

(e)           if any representation or warranty of, or with respect to, Borrower, Mortgage Borrower, Guarantor, any SPE Component Entity, Operating Lessee, Ashford Keys Senior Operating Lessee, or any member, general partner, principal or beneficial owner of any of the foregoing, made herein, in any other Loan Document, or in any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan shall have been false or misleading in any material respect when made; provided, however, (i) if Borrower, Mortgage Borrower, Guarantor, any SPE Component Entity, Operating Lessee, Ashford Keys Senior Operating Lessee, or any member, general partner, principal or beneficial owner of any of the foregoing did not know any such representation or warranty was false and misleading in any material respect when it made it, (ii) if the condition causing the representation or warranty to be false or misleading is susceptible of being cured, and (iii) if the condition once cured would not cause a Material Adverse Effect, then such false or misleading representation or warranty shall be an Event of Default hereunder only if such condition is not cured within ten (10) days after written notice to Borrower from Lender; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such ten (10) day period and Borrower shall have commenced such cure within such ten (10) day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) day period shall be extended for a period reasonably required to effect such cure, but in no event in excess of ninety (90) days from Borrower’s receipt of Lender’s original notice;

(f)            if any of the assumptions contained in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion, is or shall become untrue in any material respect;

(g)           if (i) Borrower, Mortgage Borrower, Operating Lessee, Ashford Keys Senior Operating Lessee, or any managing member or general partner of Borrower, Operating Lessee, Guarantor, Ashford Keys Senior Operating Lessee Principal (if any) or any other Recourse Entity shall commence any case, proceeding or other action (A) under any Creditors Rights Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, Mortgage Borrower, any managing member or general partner of Borrower, Mortgage Borrower, Guarantor, Operating Lessee, Ashford Keys Senior Operating Lessee or any SPE Component Entity (if any) or Ashford Keys Senior Operating Lessee Principal (if any) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower, Mortgage Borrower, any managing member or general partner of Borrower, Mortgage Borrower, Operating Lessee, Ashford Keys Senior Operating Lessee, Guarantor, or any SPE Component Entity (if any) or Ashford Keys Senior Operating Lessee Principal (if any) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against Borrower, Mortgage Borrower, any managing member or general partner of Borrower, Mortgage Borrower, Operating Lessee, Ashford Keys Senior Operating Lessee, Guarantor, or any SPE Component Entity (if any) or Ashford Keys Senior Operating Lessee Principal (if any) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Borrower, Mortgage Borrower, any managing member or general partner of Borrower, Mortgage Borrower, Operating Lessee, Ashford Keys Senior Operating Lessee, Guarantor, or any SPE Component Entity (if any) or Ashford Keys Senior Operating Lessee Principal (if any) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, Mortgage Borrower, any managing member or general partner of Borrower, Mortgage Borrower, Operating Lessee, Ashford Keys Senior Operating Lessee, Guarantor, or any SPE Component Entity (if any) or Ashford Keys Senior Operating Lessee Principal (if any) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(h)           if Borrower or Ashford Keys Senior Operating Lessee shall be in default beyond applicable notice and grace periods under the applicable Pledge Agreement or other security agreement covering any part of the Collateral, whether it be superior or junior in lien to the Pledge Agreement;

(i)            unless the same is being contested in accordance with the terms hereof, if any Individual Property or the Collateral becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for any Property Taxes or Other Charges not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;

(j)            unless the same is being contested in accordance with the terms hereof, if any federal tax lien is filed against Borrower, Mortgage Borrower, Operating Lessee, Ashford Keys Senior Operating Lessee, any member or general partner of Borrower, Mortgage Borrower, Operating Lessee, Guarantor, or any SPE Component Entity (if any) or any Ashford Keys Senior Operating Lessee Principal (if any) or any Individual Property or the Collateral and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed;

(k)           unless Lender reasonably determines that the same is adequately covered by insurance, if a judgment is filed against Borrower, Mortgage Borrower, Ashford Keys Senior Operating Lessee, or Operating Lessee in excess of $100,000 which is not vacated, dismissed, discharged or bonded over within thirty (30) days;

(l)            if any default occurs under any guaranty or indemnity executed in connection herewith and such default continues after the expiration of applicable grace periods, if any;

(m)          if (i) Borrower or Operating Lessee shall permit any event within its control or within Mortgage Borrower’s control to occur that would cause any REA to terminate without notice or action by any party thereto or would entitle any party to terminate any REA and the term thereof by giving notice to Borrower, Mortgage Borrower or Operating Lessee; or (ii) any REA shall be surrendered, terminated or canceled for any reason or under any circumstance whatsoever except as provided for in such REA; or (iii) any term of any REA shall be modified or supplemented without Lender’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; or (iv) Borrower, Mortgage Borrower or Operating Lessee shall fail, within ten (10) Business Days after demand by Lender, to exercise its option to renew or extend the term or to cause Mortgage Borrower to extend or renew the term of any REA or shall fail or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to such REA except as provided for in such REA, in each case, to the extent that the occurrence of same is reasonably likely to have, or does have, a Material Adverse Effect;

(n)           if Borrower breaches the provisions of Section 5.14, Section 5.25 or Section 5.29 hereof; provided, however, no Event of Default shall be deemed to have occurred under this Section 11.1 by reason of any default by Borrower, Mortgage Borrower or Operating Lessee under any Management Agreement or Franchise Agreement (including any default under any quality assurance program applicable to such Management Agreement or Franchise Agreement, as the case may be), so long as Borrower (i) is diligently and expeditiously proceeding to cause Mortgage Borrower to cure such default to the satisfaction of the applicable Manager or Franchisor or (ii) (A) with respect to a Management Agreement, has caused Mortgage Borrower to terminate, or caused Mortgage Borrower to accept a termination of, such Management Agreement and caused Mortgage Borrower to replace Manager with a Qualified Manager pursuant to a Replacement Management Agreement in accordance with Section 5.14(e) hereof and (B) with respect to a Franchise Agreement, has terminated, or accepted a termination of, such Franchise Agreement and replaced Franchisor with a Qualified Franchisor pursuant to a Replacement Franchise Agreement in accordance with Section 5.25(b) hereof or replaced the Franchise Agreement with a Replacement Management Agreement with a Brand Manager;

(o)           if Borrower shall fail to cause Mortgage Borrower to pay any rent or any additional rent or other charge mentioned in or made payable by any Ground Lease when said rent or other charge is due and payable; provided, however, no Event of Default shall be deemed to have occurred hereunder by reason of the failure to pay the rent or other sums pursuant to any Ground Lease where sums sufficient to timely pay such amount are then available from funds held by Lender or Mortgage Lender, as applicable, in the Ground Lease Reserve Account (as defined in the Mortgage Loan Agreement) established hereunder or under the Mortgage Loan Agreement, as applicable, and Lender or Mortgage Lender, as applicable, is then entitled to fund such amount from such subaccount and Lender or Mortgage Lender, as applicable, fails to pay the same;

(p)           if there shall occur any default not described in Section 11.1(o) above by Borrower, Mortgage Borrower or Operating Lessee, as tenant under any Ground Lease, in the observance or performance of any term, covenant or condition of such Ground Lease on the part of Mortgage Borrower or Operating Lessee to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or if the leasehold estate created by any Ground Lease shall be surrendered or if any Ground Lease shall cease to be in full force and effect or such Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or if any of the terms, covenants or conditions of such Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender;

(q)           if there shall occur any default by Operating Lessee, as tenant, or Mortgage Borrower, as landlord, under the Operating Lease, in the observance or performance of any term, covenant or condition of the Operating Lease on the part of Operating Lessee or Mortgage Borrower, as applicable, to be observed or performed and said default is not cured following the expiration of any applicable grace, notice and cure periods therein provided, or if the leasehold estate created by the Operating Lease shall be surrendered or if the Operating Lease shall cease to be in full force and effect or the Operating Lease shall be terminated or canceled for any reason, or if any of the terms, covenants or conditions of the Operating Lease shall in any materially manner be modified, changed, supplemented, altered, or amended in violation of the terms of this Agreement;

(r)            if any of the Common Charges to be paid by Mortgage Borrower or Operating Lessee pursuant to the Condominium Documents that could result in a lien are not paid by Mortgage Borrower or Operating Lessee when the same are due and payable (subject to the right of Mortgage Borrower or Operating Lessee to contest the same in accordance with the terms hereof and the Condominium Documents), beyond any applicable notice and cure period;

(s)            if Mortgage Borrower or Operating Lessee fails to, and fails to cause its members of the Condominium Board to fail to (but only to the extent that the relevant Condominium Documents give Mortgage Borrower or Operating Lessee authority to prevent the same) exercise its rights (i) to promptly comply in all material respects with all laws, orders, and ordinances affecting the applicable Individual Property or the use thereof, beyond any applicable notice and cure period, or (ii) to substantially complete and pay for any structure at any time in the process of construction or repair on applicable Individual Property, beyond any applicable notice and cure period;

(t)            if Mortgage Borrower or Operating Lessee fails to, and fails to cause its members of the Condominium Board to fail to (but only to the extent that the relevant Condominium Documents give Mortgage Borrower or Operating Lessee authority to prevent the same) exercise its rights (i) to keep the applicable Common Elements and/or the applicable Individual Property, as applicable, insured against the hazards specified in the applicable Condominium Documents in the amounts and pursuant to policies in the form specified therein and (ii) to pay, as and when the same becomes due and payable, any charge or encumbrance which, if unpaid, would become a lien against the applicable Individual Property or any part thereof prior to or on a parity with the lien of the Mortgage or the Pledge Agreement, unless contested in accordance with the terms hereof, provided that such contest is not reasonably expected to have and does not have a Material Adverse Effect;

(u)           if, without the prior written consent of Lender, Mortgage Borrower or Operating Lessee votes for, or permits (but only to the extent that the relevant Condominium Documents give Mortgage Borrower authority to prevent the same) a Condominium Board to effectuate, any material modification or amendment to any of the terms or provisions of the Condominium Documents;

(v)           if, without the prior written consent of Lender, Mortgage Borrower or Operating Lessee fails to comply with any material terms of the Condominium Documents and the Condominium Act, beyond any applicable notice and cure period;

(w)          if any Condominium is partitioned pursuant to any action for partition by any Unit owner without Lender’s written consent;

(x)           if, without the prior written consent of Lender, Mortgage Borrower or Operating Lessee expands or causes the expansion of any Condominium and annexes to the land covered by any Condominium additional land and improvements thereon;

(y)           if Mortgage Borrower or Operating Lessee causes, consents to or fails to diligently contest the withdrawal of any Individual Property from a Condominium regime established by the Condominium Act in connection with any condemnation, any casualty or otherwise, in accordance with the Condominium Act without Lender’s written consent (such consent not to be unreasonably delayed or withheld);

(z)           if any Condominium is terminated by Mortgage Borrower or Operating Lessee without Lender’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned;

(aa)         subject to the terms of the Management Agreement, if Mortgage Borrower or Operating Lessee ceases to operate a hotel on any Property or terminates such business for any reason whatsoever;

(bb)         [intentionally omitted];

(cc)         if any Franchise Agreement or Management Agreement is canceled, terminated or surrendered, expires pursuant to its terms or otherwise ceases to be in full force and effect, unless, in each such case, Operating Lessee or Mortgage Borrower, in connection with such cancellation, termination, surrender, expiration or cessation, enters into a Replacement Franchise Agreement with a Qualified Franchisor or enters into a Replacement Management Agreement with a Qualified Manager, in each case, in accordance with the applicable terms and provisions hereof within sixty (60) days of such cancellation, termination, surrender or expiration of the Franchise Agreement or Management Agreement, as applicable;

(dd)         if Borrower shall continue to be in default under any other term, covenant or condition of this Agreement or any of the Loan Documents not covered in the foregoing clauses of this Section 11.1, for more than ten (10) days after notice from Lender in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after notice from Lender in the case of any other default, provided that if such default (other than any default which can be cured by the payment of a sum of money) cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of sixty (60) days; or

(ee)         if a Mortgage Loan Event of Default shall occur.

Section 11.2         Remedies

(a)           Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 11.1(g) above with respect to Borrower and SPE Component Entity only) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Collateral, including, without limitation, all rights or remedies available at law or in equity.  Upon any Event of Default described in Section 11.1(g) above (with respect to Borrower and SPE Component Entity only), the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

(b)           Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Collateral.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender has determined in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

(c)           If an Event of Default shall have occurred and be continuing, any amounts recovered from the Collateral may be applied to the repayment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion.

Section 11.3         Right to Cure Defaults

Upon the occurrence and during the continuance of any Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder, make any payment or do any act required of Borrower hereunder in such manner and to such extent as Lender may deem necessary to protect the security hereof.  Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 11.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand.  All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after written notice from Lender that such cost or expense was incurred to the date of payment to Lender.  All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Section 11.4         Remedies Cumulative

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one or more Defaults or Events of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 11.5         Power of Attorney

For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted in this Section 11, Borrower hereby irrevocably appoints Lender as its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and do and perform any acts such as are referred to in this subsection in the name and on behalf of Borrower.  This power of attorney is a power coupled with an interest and cannot be revoked.

ARTICLE 12

INTENTIONALLY OMITTED

ARTICLE 13

SECONDARY MARKET

Section 13.1         Transfer of Loan

(a)           Lender may, at any time, sell, transfer or assign the Loan or any portion thereof or interest therein, or grant participations therein (“Participations”) or issue mortgage pass-through certificates or other securities (“Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (each of the foregoing, a “Securitization”).  Borrower agrees that each participant hereunder shall be entitled to the benefits of Section 2.5(g) and Section 2.7 (subject to the requirements and limitations therein, including the requirements under Section 2.7(e) (it being understood that the documentation required under Section 2.7(e) shall be delivered to the participating Lender)) to the same extent as if it were Lender and had acquired its interest by assignment; provided that such participant shall not be entitled to receive any greater payment under Section 2.5(g) or Section 2.7, with respect to any Participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any requirement of law that occurs after the participant acquired the applicable Participation.

(b)           Morgan Stanley Mortgage Capital Holdings LLC (or a person delegated by Morgan Stanley Mortgage Capital Holdings LLC), acting solely for this purpose as an agent of Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders, and the principal amounts (and stated interest) of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower and Lender shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)           Each Lender that sells a participation pursuant to Section 13.1(a) shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)           Each Lender hereby appoints and authorizes Morgan Stanley Mortgage Capital Holdings LLC as the “Lead Lender” (such Lender, at all times thereafter and until resignation or replacement of such Lender by written notice to Borrower, the “Lead Lender”) to serve as non-fiduciary administrative agent and collateral agent for each Lender and hereby agrees that Lead Lender shall be the sole party authorized to grant or withhold consents or approvals hereunder on behalf of each Lender (subject, in each case, to appointment of a servicer to receive such notices, requests and other communications and/or to grant or withhold consents or approvals, as the case may be).

Section 13.2         Delegation of Servicing

At the option of Lender, the Loan may be serviced by one or more servicers selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer or servicers pursuant to a servicing agreement between Lender and such servicer.

Section 13.3         Dissemination of Information

Lender may forward to each purchaser, transferee, assignee, or servicer of, and each participant, or investor in, the Loan, or any interest therein, or any Securities or any of their respective successors (collectively, the “Investor”) or any Rating Agency evaluating the Loan

(and any other credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act without regard to whether or not such credit rating agency has been engaged by Lender or other Person in anticipation of a Securitization) or any Securities, each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower and Mortgage Borrower, any managing member or general partner thereof, Guarantor, Ashford, any SPE Component Entity (if any), the Collateral and the Properties, including financial statements, whether furnished by Borrower or Mortgage Borrower or otherwise, as Lender determines necessary or desirable.  Borrower irrevocably waives any and all rights it may have under applicable Legal Requirements to prohibit such disclosure, including but not limited to any right of privacy.

Section 13.4         Cooperation

Subject to the terms of Section 13.8 hereof, at the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall, and shall cause Mortgage Borrower to, use reasonable efforts to provide information not in the possession of the holder of the Note in order to satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Securitization, including, without limitation, to:

(a)           provide updated financial, budget and other information with respect to the Collateral, the Properties, Borrower, Mortgage Borrower, Junior Mezzanine Borrower and Guarantor and provide modifications and/or updates to the appraisals, market studies, environmental reviews and reports (Phase I reports and, if appropriate, Phase II reports) and engineering reports of the Properties obtained in connection with the making of the Loan (all of the foregoing being referred to as the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;

(b)           make changes to the special purpose entity provisions of the organizational documents of Borrower, Mortgage Borrower, any SPE Component Entity and their respective principals;

(c)           cause counsel to render or update existing opinion letters as to enforceability and non-consolidation, and a 10b-5 comfort letter, which may be relied upon by the holder of the Note, the Rating Agencies and their respective counsel, which shall be dated as of the closing date of the Securitization;

(d)           permit site inspections, appraisals, market studies and other due diligence investigations of the Properties, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization;

(e)           make the representations and warranties with respect to the Properties, the Collateral, Borrower, Mortgage Borrower, Guarantor and the Loan Documents as are made in the Loan Documents and such other representations and warranties as may be reasonably requested by the holder of the Note or the Rating Agencies;

(f)            execute such amendments to the Loan Documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a pari passu or senior/subordinate note structure (a “Loan Bifurcation”); provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate, the stated maturity, the aggregate principal balance of the Loan or the amortization of principal as set forth herein or in the Note, except in connection with a Loan Bifurcation which may result in varying fixed interest rates, principal balances and amortization schedules on the components/notes, but which components shall have the same weighted average interest rate as the original Note prior to the Loan Bifurcation as well as the same aggregate principal balance and weighted amortization schedule except following an Event of Default or following any prepayment (whether resulting from the application of Net Proceeds after a Casualty or Condemnation or otherwise) of any portion of the principal amount of the Loan, (ii) modify or amend any other economic term of the Loan, or (iii) otherwise increase the obligations or decrease the rights of Borrower under the Loan Documents;

(g)           deliver to Lender and/or any Rating Agency, (i) one or more certificates executed by an officer of Borrower certifying as to the accuracy, as of the closing date of the Securitization, of all representations made by Borrower in the Loan Documents as of the Closing Date in all relevant jurisdictions or, if such representations are no longer accurate, certifying as to what modifications to the representations would be required to make such representations accurate as of the closing date of the Securitization, and (ii) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower as of the date of the closing date of the Securitization;

(h)           have reasonably appropriate personnel participate in a bank meeting and/or presentation for the Rating Agencies or Investors;

(i)            cooperate with and assist Lender in obtaining ratings of the Securities from two (2) or more of the Rating Agencies;

(j)            supply to Lender such documentation, financial statements and reports in form and substance required for Lender to comply with Regulations S-X and AB of the federal securities laws, if applicable; and

(k)           upon Lender’s modification of the Selected Day pursuant to the terms of Section 2.4(e) above, Borrower shall promptly deliver to Lender such modifications to the Interest Rate Cap Agreement and the Collateral Assignment of Interest Rate Cap reasonably required by Lender as result of such designation

Other than cost and expenses of attorneys, accountants and other professionals engaged by Borrower or its Affiliates, Borrower shall not be obligated to incur any material cost or expense in connection with complying with requests made under this Section 13.4; provided, however, any modifications and/or updates to the appraisals, market studies, environmental reviews and reports (Phase I reports and, if appropriate, Phase II reports) and engineering reports of the Properties obtained in connection with the making of the Loan shall be at Lender’s cost and expense.

Section 13.5         Securitization

(a)           Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus, prospectus supplement, offering memorandum or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act, or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.  In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b)           Borrower agrees to provide, and to cause Mortgage Borrower and Guarantor to provide, in connection with each of (i) a preliminary and a final offering memorandum or private placement memorandum or similar document (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan) or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an indemnification certificate (A) certifying that Borrower and Guarantor have carefully examined such memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan), as applicable, including without limitation, the sections entitled “Special Considerations,” and/or “Risk Factors,” and “Certain Legal Aspects of the Mezzanine Loan,” or similar sections, and all sections relating to Borrower, Mortgage Borrower, Guarantor, Manager, their Affiliates, the Loan, the Loan Documents, the Collateral and the Properties, and any risks or special considerations relating thereto, and that, to the best of Borrower’s knowledge, such sections (and any other sections reasonably requested) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) certifying that Mortgage Borrower and Guarantor have carefully examined such memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan), as applicable, including without limitation, the sections entitled “Special Considerations,” and/or “Risk Factors,” and “Certain Legal Aspects of the Mortgage Loan,” or similar sections, and all sections relating to Borrower, Mortgage Borrower, Guarantor, Manager, their Affiliates, the Loan, the Loan Documents and the Properties, and any risks or special considerations relating thereto, and that, to the best of Borrower’s knowledge, such sections (and any other sections reasonably requested) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (C) indemnifying Lender (and for purposes of this Section 13.5, Lender hereunder shall include its officers and directors) and the Affiliate of Lender that (i) has filed the registration statement, if any, relating to the

Securitization and/or (ii) which is acting as issuer, depositor, sponsor and/or a similar capacity with respect to the Securitization (any Person described in (i) or (ii), an “Issuer Person”), and each director and officer of any Issuer Person, and each Person or entity who controls any Issuer Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Issuer Group”), and each Person which is acting as an underwriter, manager, placement agent, initial purchaser or similar capacity with respect to the Securitization, each of its directors and officers and each Person who controls any such Person within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Collateral, Properties and/or the Loan) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Collateral, Properties and/or the Loan) or necessary in order to make the statements in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Collateral, Properties and/or the Loan) or in light of the circumstances under which they were made, not misleading (collectively the “Securities Liabilities”) and (D) agreeing to reimburse Lender, the Issuer Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender and Issuer Group in connection with investigating or defending the Securities Liabilities; provided, however, that Borrower will be liable in any such case under clauses (C) or (D) above only to the extent that any such Securities Liabilities arise out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender or any member of the Issuer Group or Underwriter Group by or on behalf of Borrower, Mortgage Borrower or Guarantor in connection with the preparation of the memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Collateral, Properties and/or the Loan) or in connection with the underwriting of the Loan, including, without limitation, financial statements of Borrower, Mortgage Borrower or Guarantor, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Properties.  This indemnity agreement will be in addition to any liability which Borrower, Mortgage Borrower and Guarantor may otherwise have.  Moreover, the indemnification provided for in clauses (C) and (D) above shall be effective whether or not an indemnification certificate described in clauses (A) and (B) above is provided and shall be applicable based on information previously provided by Borrower, Mortgage Borrower and Guarantor or their Affiliates if Borrower, Mortgage Borrower or Guarantor do not provide the indemnification certificate.

(c)           In connection with filings under the Exchange Act or any information provided to holders of Securities on an ongoing basis, Borrower agrees to indemnify (i) Lender, the Issuer Group and the Underwriter Group for Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Securities Liabilities arise out of or are based upon an untrue statement in the Provided Information or the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Issuer Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Issuer Group or the Underwriter Group in connection with defending or investigating the Securities Liabilities.

(d)           Promptly after receipt by an indemnified party under this Section 13.5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 13.5, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party.  In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party.  After notice from the indemnifying party to such indemnified party under this Section 13.5 the indemnifying party shall be responsible for any reasonable legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties.  The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e)           In order to provide for just and equitable contribution in circumstances in which the indemnity agreements provided for in Section 13.5(c) or Section 13.5(d) is or are for any reason held to be unenforceable by an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 13.5(c) or Section 13.5(d), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered:  (i) the indemnified party’s, Borrower’s and Guarantor’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances.  Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)            Borrower shall, and shall cause Guarantor to, indemnify Lender and its officers, directors, partners, employees, representatives, agents and Affiliates against any Losses to which Lender and each of its officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Losses arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of Borrower to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

(g)           The liabilities and obligations of Borrower and Lender under this Section 13.5 shall survive the satisfaction of this Agreement and the satisfaction and discharge of the Debt.

Section 13.6         Regulation AB Obligor Information

(a)           If, at the time one or more Disclosure Documents are being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more affiliates of Borrower collectively, or the Properties alone or the Properties and any other parcel(s) of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor (as defined in Item 1101(k) of Regulation AB), to the Properties (a “Related Property”) collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB and meeting the requirements thereof, if Lender expects that the principal amount of the Loan, together with any loans made to an affiliate of Borrower or secured by a Related Property that is included in a Securitization with the Loan (a “Related Loan”), as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB and meeting the requirements thereof, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization.  Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required.

(b)           If requested by Lender, Borrower shall furnish, or shall cause the applicable tenant to furnish, to Lender financial data and/or financial statements in accordance with Regulation AB for any tenant of any Individual Property if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the loans included or expected to be included, as applicable, in such Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor; provided, however, that in the event the related lease does not require the related tenant to provide the foregoing information, Borrower shall use commercially reasonable efforts to cause the applicable tenant to furnish such information.

Section 13.7         Other Regulation AB Information

In addition to, and notwithstanding anything to the contrary in the foregoing provisions of, this Article 13, in the event Lender reasonably determines, in connection with a Securitization, that financial statements and financial data required in order to comply with Regulation AB or any amendment, modification or replacement thereto or any other requirement of law applicable to the Securitization (including without limitation the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act), Lender may request, and Borrower shall promptly provide, such other financial statements and financial data as Lender reasonably determines to be necessary or appropriate for such compliance.  Without limiting the generality of the foregoing, if reasonably requested by the holder of the Note, Borrower shall promptly provide the holder of the Note with any financial statements or financial, statistical, operating or other information as the holder of the Note shall reasonably determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or any other requirement of law applicable to the Securitization in connection with any Disclosure Document, any filing under the Exchange Act or any report that is required to be made available to holders of the Securities under Regulation AB or other requirement of law or as shall otherwise be reasonably requested by the holder of the Note.

Section 13.8         New Mezzanine Loan

Lender, without in any way limiting Lender’s other rights hereunder, shall have the right, in its sole and absolute discretion, at any time to require Borrower to restructure a portion of the Loan and create a mezzanine loan (the “New Mezzanine Loan”) to the owners of the direct equity interests in Borrower which shall be secured by a pledge of such direct equity interests, and for which different interest rates and debt service payments may be established for the Loan and the New Mezzanine Loan in such order of priority as may be designated by Lender; provided, that (i) the total amounts of the Loan and the New Mezzanine Loan shall equal the amount of the Loan immediately prior to the restructuring, (ii) the weighted average interest rate of the Loan and the New Mezzanine Loan, shall on the date created equal the interest rate which was applicable to the Loan immediately prior to the restructuring and (iii) the debt service payments on the Loan and the New Mezzanine Loan shall on the date created equal the debt service payment which was due under the Loan immediately prior to the restructuring; and provided further that any such restructuring carried out after the closing of the Loan shall be at no material cost to Borrower.  Borrower shall cooperate with all reasonable requests of Lender in order to restructure the Loan and create the New Mezzanine Loan and shall (A) execute and deliver such documents including, without limitation, in the case of the New Mezzanine Loan, a mezzanine note, a mezzanine loan agreement, a pledge and security agreement and a mezzanine deposit account agreement, (B) cause Borrower’s counsel to deliver such legal opinions and (C) create such bankruptcy remote borrower under the New Mezzanine Loan as, in the case of each of (A), (B) and (C) above, shall be reasonably required by Lender and required by any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender and satisfactory to any such Rating Agency, including the severance of this Agreement, the Pledge Agreements and other Loan Documents if requested.  In the event such documents are in a form reasonably acceptable to Borrower and Borrower fails to execute and deliver such documents to Lender within ten (10) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof.  It shall be an Event of Default if Borrower fails to comply with any of the terms, covenants or conditions of this Section 13.8 after the expiration of ten (10) Business Days after notice thereof.  Borrower shall not be obligated to spend more than $10,000 in complying with the terms of this Section 13.8.

Section 13.9         Intercreditor Agreement

(a)           Lender, Mortgage Lender and Junior Mezzanine Lender are parties to a certain intercreditor agreement dated as of the date hereof (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Loan, the Mortgage Loan, the Junior Mezzanine Loan, Borrower, Mortgage Borrower, Junior Mezzanine Borrower, the Collateral and the Properties.  Borrower, Mortgage Borrower and Junior Mezzanine Borrower hereby acknowledge and agree that (i) such Intercreditor Agreement is intended solely for the benefit of Lender, Mortgage Lender and Junior Mezzanine Lender and (ii) Borrower, Mortgage Borrower and Junior Mezzanine Borrower are not intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein.  Lender, Mortgage Lender and Junior Mezzanine Lender shall have no obligation to disclose to Borrower the contents of the Intercreditor Agreement.  Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.

(b)           In the event Lender is required pursuant to the terms of the Intercreditor Agreement to pay over to Mortgage Lender any payment or distribution of assets, whether in cash, property or securities which has been applied to the Debt, including, without limitation, any proceeds of the Collateral previously received by Lender on account of the Loan, then Borrower agrees to indemnify Lender for any amounts so paid, and any amount so paid shall continue to be owing pursuant to the Loan Documents as part of the Debt notwithstanding the prior receipt of such payment by Lender.

Section 13.10       Reallocation of Loan Amounts

Lender, without in any way limiting its other rights hereunder, in its sole and absolute discretion, shall have the right, at any time prior to a Securitization, to reallocate the amount of the Loan, the Mortgage Loan and the Junior Mezzanine Loan and/or adjust the interest rates thereon provided that (i) the aggregate principal amount of the Loan, the Mortgage Loan and the Junior Mezzanine Loan immediately following such reallocation shall equal the outstanding principal balance of the Loan, the Mortgage Loan and the Junior Mezzanine Loan immediately prior to such reallocation, and (ii) the initial weighted average interest rate of the Note, the Mortgage Note and the Junior Mezzanine Note immediately following such reallocation shall equal the weighted average interest rate which was applicable to the Note, the Mortgage Note and the Junior Mezzanine Note immediately prior to such reallocation.  Borrower shall cooperate with all reasonable requests of Lender in order to reallocate the amount of the Loan, the Mortgage Loan and the Junior Mezzanine Loan and shall execute and deliver such documents as shall reasonably be required by Lender in connection therewith, including, without limitation, amendments to the Loan Documents, the Mortgage Loan Documents and the Junior Mezzanine Loan Documents, and endorsements to the title insurance policy and the UCC title insurance policy, all in form and substance reasonably satisfactory to Lender.  Borrower shall pay all costs and expenses in connection such reallocation pursuant to this Section 13.10, including, without limitation, any additional title insurance and UCC insurance premiums and any additional mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any amendments of the Loan Documents, the Mortgage Loan Documents or the Junior Mezzanine Loan Documents in connection with the reallocation, provided, however, Borrower shall not be obligated to spend more than $10,000 in complying with the terms of this Section 13.10.

ARTICLE 14

INDEMNIFICATIONS

Section 14.1         General Indemnification

Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following:  (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Properties or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Properties or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Properties or any part thereof; (d) any failure of the Properties to be in compliance with any Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the holding or investing of the Reserve Accounts or the Cash Management Account, or (g) the payment of any commission, charge or brokerage fee to anyone which may be payable in connection with the funding of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise (1) from the gross negligence, illegal acts, fraud or willful misconduct of Lender or (2) with respect to an act and event first occurring or arising (I) after the date Mortgage Borrower no longer owned fee (or leasehold, as applicable) title to the Properties as a result of a foreclosure of the Mortgage Loan or deed-in-lieu of foreclosure or (II) following a foreclosure or assignment-in-lieu of the Loan or the Junior Mezzanine Loan, as applicable; provided, however, Borrower shall bear the burden of proof to show that the event triggering liability hereunder first occurred after the such transfer of ownership.

To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable Legal Requirements to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

Section 14.2         Mortgage and Intangible Tax Indemnification

Borrower shall pay and, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to, any tax on or with respect to the making and/or recording of the Pledge Agreements, the UCC Financing Statements, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes.

Section 14.3         ERISA Indemnification

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that the Indemnified Parties may incur, directly or indirectly, as a result of a default under Section 4.9 or Section 5.18 of this Agreement.

Section 14.4         Survival

The obligations and liabilities of Borrower under this Article 14 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of an assignment in lieu of foreclosure of the Collateral.

ARTICLE 15

EXCULPATION

Section 15.1         Exculpation

(a)           Except as otherwise provided herein or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained herein or in the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against (1) Borrower (except as set forth in this Section 15.1 and the Environmental Indemnity), (2) Guarantor (except as set forth in the Guaranty and the Environmental Indemnity), (3) any Affiliate of Borrower, (4) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower or any Affiliate of Borrower or (5) any direct or indirect limited partner, member, principal, officer, beneficiary, trustee, shareholder, Affiliate or director of any Persons described in clauses (1) through (5) above (collectively, subject to the exceptions in clauses (i) and (ii) below, the “Exculpated Parties”), except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Pledge Agreements and the other Loan Documents, and the interest in the Collateral and any other collateral given to Lender created by this Agreement, the Note, the Pledge Agreements and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower, only to the extent of Borrower’s interest in the Collateral and in any other collateral given to Lender.  Lender, by accepting this Agreement, the Note, the Pledge Agreements and the other Loan Documents, agrees that it shall not, except as otherwise provided in this Section 15.1, sue for, seek or demand any deficiency judgment against any Exculpated Party in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Pledge Agreements or the other Loan Documents.  The provisions of this Section 15.1 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Pledge Agreements or the other Loan Documents; (ii) impair the right of Lender to name Borrower or Ashford Keys Senior Operating Lessee as a party defendant in any action or suit for judicial foreclosure and sale under this Agreement and the Pledge Agreements; (iii) affect the validity or enforceability of any indemnity (including, without limitation, those contained in Article 14 of this Agreement and the Environmental Indemnity), guaranty, master lease or similar instrument made in connection with this Agreement, the Note, the Pledge Agreements and the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the provisions contained in the Pledge Agreements; or (vi) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower if necessary to obtain any Net Liquidation Proceeds After Debt Service to which Lender would otherwise be entitled under this Agreement; provided, however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.

(b)           Notwithstanding the provisions of this Section 15.1 to the contrary, Borrower shall be personally liable to Lender for Losses incurred by Lender due to:

(i)            fraud or intentional misrepresentation by Borrower, Mortgage Borrower, Operating Lessee, Ashford Keys Senior Operating Lessee, Guarantor or any Affiliate of any of the foregoing in connection with the execution and the delivery of this Agreement, the Note, the Pledge Agreements, any of the other Loan Documents, or any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan;

(ii)           the gross negligence or willful misconduct of an Exculpated Party;

(iii)          Remington’s or any Exculpated Party’s misapplication, misappropriation or conversion of Rents received by Mortgage Borrower during the continuance of an Event of Default;

(iv)          any Exculpated Party’s misapplication, misappropriation or conversion of tenant security deposits (including the failure to deliver to Mortgage Lender tenant security deposits upon foreclosure or deed in lieu thereof, to the extent not applied in accordance with the applicable Leases prior to the occurrence of an Event of Default) or Rents collected in advance;

(v)           the misapplication, misappropriation or conversion of Insurance Proceeds or Awards by any Exculpated Party;

(vi)          Borrower’s or Mortgage Borrower’s failure to pay Property Taxes, Insurance Premiums, Other Charges (provided that there shall be no liability hereunder to the extent that (A) sums sufficient to pay such amounts have been deposited in escrow with Lender or Mortgage Lender pursuant to the terms hereof or the Mortgage Loan Agreement and neither Borrower nor Mortgage Borrower has made a claim against such escrowed amounts or otherwise taken action to restrict Lender or Mortgage Lender from applying such sums for the purpose of paying such items) or (B) there is insufficient cash flow from the operation of the Properties to pay such items), charges for labor or materials or other charges that can create liens on any Individual Property beyond any applicable notice and cure periods specified herein;

(vii)         Borrower’s or Mortgage Borrower’s failure to return or to reimburse Lender for all Personal Property taken from any Individual Property by or on behalf of Borrower, Mortgage Borrower, Ashford Keys Senior Operating Lessee or Operating Lessee and not replaced with Personal Property of the same utility and of the same or greater value;

(viii)        material physical waste to any Individual Property caused by the intentional acts or omissions of any Exculpated Party when there is sufficient cash flow from the operation of any Individual Property to avoid such waste from occurring;

(ix)          intentionally omitted;

(x)           Borrower’s or Mortgage Borrower’s assertion or raising of any defense to a proceeding instituted by Lender (whether judicial or otherwise) for the foreclosure of the Pledge Agreements or the Collateral following an Event of Default caused by Borrower’s failure to timely pay the Monthly Payment Amount or the Debt due on the Maturity Date, which defense is determined by a court of competent jurisdiction to be without merit or brought in bad faith;

(xi)          Borrower’s failure to cause Mortgage Borrower to pay to Mortgage Lender each PIP Required Deposit (as defined in the Mortgage Loan Agreement) in accordance with the terms hereof or the Mortgage Loan Agreement;

(xii)         the breach of any representation, warranty or covenant of (i) Borrower with respect to itself or any SPE Component Entity set forth in Article 6 hereof (other than Section 6.1(a)(xv) and (xviii)) or (ii) any Ashford Keys Senior Operating Lessee with respect to itself or any Ashford Keys Senior Operating Lessee Principal as set forth in Paragraph 14 of the Senior Mezzanine Operating Lease Agreement (other than Paragraph 14(h) and (q) thereof);

(xiii)        Borrower’s or Mortgage Borrower’s misappropriation or conversion of Net Liquidation Proceeds After Debt Service or any distributions or other payments with respect thereto in violation of this Agreement;

(xiv)        Borrower or Ashford Keys Senior Operating Lessee making a distribution to its direct or indirect legal or beneficial owners after the occurrence and during the continuance of an Event of Default in violation of this Agreement or the other Loan Documents;

(xv)         (A) if without the prior written consent of Lender, Borrower, Mortgage Borrower or Operating Lessee votes for, or permits any Condominium Board to effectuate (but only to the extent that the relevant Condominium Documents give Mortgage Borrower or Operating Lessee authority to prevent the same), any material modification or amendment to any of the terms or provisions of such Condominium Documents so as to decrease the value of the applicable Individual Property in any material respect (including but not limited to any modification or amendment that decreases Mortgage Borrower’s or Operating Lessee’s voting rights and control with respect to such Condominium Board); (B) if Mortgage Borrower votes or elects to have any Individual Property be withdrawn from a Condominium regime established by the Condominium Act in connection with any condemnation, any casualty or otherwise, without Lender’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned; or (C) if Mortgage Borrower or Operating Lessee votes or elects to have any Condominium be terminated without Lender’s written consent; or

(xvi)        with respect to the Individual Property commonly referred to as Sheraton San Diego Mission Valley, following the occurrence of a Casualty or Condemnation, any shortfall (which shortfall shall be reasonably determined by Lender) between (A) the sum of any Net Proceeds and any insurance proceeds referred to in Section 8.1(a)(iii) of the Mortgage Loan Agreement and (B) the Allocated Loan Amount of such Individual Property, but only solely due to the fact, if applicable, that the complete Restoration of such Individual Property is not permitted by applicable law due to any legal nonconforming status of such Individual Property.

(c)           Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Debt shall be fully recourse to Borrower in the event (i) of a breach by any Recourse Entity of any of the covenants set forth in Article 6 hereof or Paragraph 14 of the Senior Mezzanine Operating Lease Agreement, that is cited as a factor in a court’s decision that results in a substantive consolidation (other than a substantive consolidation petitioned for or joined in by Lender) of any Recourse Entity with any other Person (excluding another Borrower or Ashford Keys Senior Operating Lessee) in a proceeding under any Creditors’ Rights Laws, (ii) Borrower or Ashford Keys Senior Operating Lessee incurs any voluntary secured Indebtedness other than the Debt and Permitted Debt (as defined in this Agreement, the Mortgage Loan Agreement and the Junior Mezzanine Loan Agreement) without the prior written consent of Lender or except as expressly permitted in this Agreement, the Mortgage Loan Agreement or the Junior Mezzanine Loan Agreement, (iii) Mortgage Borrower or Operating Lessee  incurs any Indebtedness other than the Debt and Permitted Debt (as defined in the Mortgage Loan Agreement) (excluding Indebtedness relating to trade payables incurred in the ordinary course of business, mechanic’s or other similar liens, such as statutory liens, judgment liens or lis pendens) without the prior written consent of Mortgage Lender or except as expressly permitted in the Mortgage Loan Agreement, (iv) of the occurrence of a Prohibited Transfer (provided, however, Borrower’s liability pursuant to this Section 15.1(c)(iv) resulting from a Prohibited Transfer under Section 7.2(b)(vii) or Section 7.2(b)(viii) shall be limited to the Release Price attributable to the applicable Individual Property), excluding a foreclosure or deed in lieu of the Properties, a foreclosure of the Collateral or assignment-in-lieu of the Collateral or a foreclosure of the Junior Mezzanine Collateral or an assignment-in-lieu of the Junior Mezzanine Collateral, (v) the Properties or the Collateral or any part thereof shall become an asset in a bankruptcy or insolvency proceeding initiated by any Recourse Entity, Guarantor or any Affiliate, officer, director, or representative which Controls, directly or indirectly, any Recourse Entity or Guarantor files, or joins in the filing of, an involuntary petition against any Recourse Entity under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors or colludes with petitioning creditors for the filing of any involuntary petition against any Recourse Entity from any Person under any Creditors Rights Laws; (vi)  any Recourse Entity files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vii) other than with the written consent of Lender, any Affiliate, officer, director, or representative which Controls any Recourse Entity consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for any Recourse Entity or any portion of the Properties or the Collateral; (viii) any amendment or modification of any Ground Lease in violation of the terms hereof which would reasonably be expected to have or does have a Material Adverse Effect or (ix) any cancellation or termination of any Ground Lease, or the surrender of the leasehold estate thereunder in violation of the terms hereof (other than due to non-payment of Ground Rent if funds are reserved with Mortgage Lender for such purposes pursuant to Section 9.8 of the Mortgage Loan Agreement); provided, however, Borrower’s liability pursuant to Section 15.1(c)(viii) and (ix) shall be limited to the Release Price attributable to the applicable Individual Property.

(d)           Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Pledge Agreements or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Pledge Agreements or the other Loan Documents.

(e)           Notwithstanding anything to the contrary in this Section 15.1, (i) Borrower and Guarantor shall have no liability under this Section 15.1 to the extent such liability solely arises (1) as a result of any exercise of remedies, foreclosure, deed-in-lieu of foreclosure or assignment-in-lieu of foreclosure by Lender, Mortgage Lender or Junior Mezzanine Lender, (2) as a result of an act or omission of Lender or a third-party purchaser or any Affiliate or subsidiary of any of the foregoing (including Mortgage Borrower) following Lender or such third-party taking title to the Collateral pursuant to a foreclosure, assignment-in-lieu of foreclosure or otherwise with respect to the Collateral, (3) as a result of an act or omission of

Junior Mezzanine Lender or a third-party purchaser or any Affiliate or subsidiary of any of the foregoing (including Borrower and Mortgage Borrower) following Junior Mezzanine Lender or such third-party purchaser or any Affiliate or subsidiary of any of the foregoing (including Borrower and Mortgage Borrower) taking title to the Collateral (as defined in the Junior Mezzanine Loan Agreement) pursuant to a foreclosure or an assignment-in-lieu of foreclosure or otherwise with respect to the Collateral (as defined in the Junior Mezzanine Loan Agreement), or (4) as a result of an act or an omission of the Mortgage Lender or a third party purchaser or any Affiliate thereof following  a foreclosure, deed-in-lieu of foreclosure or otherwise with respect to the Properties; unless in each case, such act or omission was caused by Borrower, Guarantor or any of their respective Affiliates (but only prior to such Exculpated Party becoming an Affiliate of Lender, Mortgage Lender or Junior Mezzanine Lender or any purchaser at any foreclosure of the Loan, the Mortgage Loan or the Junior Mezzanine Loan) or such acts or omissions are the proximate result of acts, events, conditions, or circumstances that existed prior to the date of such foreclosure, deed in lieu of foreclosure or assignment in lieu of foreclosure, whether or not discovered prior or subsequent to the date of such foreclosure, deed in lieu of foreclosure or assignment in lieu of foreclosure, provided, however, Borrower and Guarantor will bear the burden of proof to show that an event triggering liability of Borrower or Guarantor under this Section 15.1 first occurred after such foreclosure, deed in lieu of foreclosure or assignment in lieu of foreclosure, was not the proximate result of events that first occurred prior to such foreclosure, deed in lieu of foreclosure or assignment in lieu of foreclosure and was not caused by any Exculpated Party (but only prior to such Exculpated Party becoming an Affiliate of Lender, Mortgage Lender or Junior Mezzanine Lender or any purchaser at any foreclosure of the Loan, the Mortgage Loan or the Junior Mezzanine Loan) or their respective Affiliates; (ii) Borrower and Guarantor shall have no liability under Section 15.1(b) to the extent such liability solely arises after (A) Lender or a third-party has taken title to the Collateral pursuant to a foreclosure, assignment-in-lieu of foreclosure or otherwise; (B) Junior Mezzanine Lender or a third party has taken title to the Collateral (as determined in the Junior Mezzanine Loan Agreement) pursuant to a foreclosure, assignment-in-lieu of foreclosure or otherwise, or (C) Mortgage Lender or a third party has taken title to the Properties pursuant to a foreclosure, deed-in-lieu of foreclosure or otherwise; and (iii) no Operating Lessee shall have any liability under this Section 15.1, the Guaranty, or the Environmental Indemnity, except to the extent that such liability arises as a result of any act or omission of such Operating Lessee (but only prior to such Operating Lessee becoming an Affiliate of Lender, Mortgage Lender or Junior Mezzanine Lender or any purchaser at any foreclosure of the Loan, the Mortgage Loan or the Junior Mezzanine Loan), provided, however, such Operating Lessee will bear the burden of proof to show that an event triggering liability of Operating Lessee under this Section 15.1 was not caused by Operating Lessee (but only prior to such Operating Lessee becoming an Affiliate of Lender, Mortgage Lender or Junior Mezzanine Lender or any purchaser at any foreclosure of the Loan, the Mortgage Loan or the Junior Mezzanine Loan).

ARTICLE 16

NOTICES

Section 16.1         Notices

All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid overnight delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or by (c) telecopier (with answer back acknowledged provided an additional notice is given pursuant to subsection (b) above), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Morgan Stanley Mortgage Capital Holdings LLC
1585 Broadway
New York, NY 10036
Attention: George Kok
Facsimile No. (212) 507-4859

And:	Barclays Bank PLC
745 Seventh Avenue
New York, New York 10019
Attention: Sabrina Khabie, Esq.

And:	Bank of America, N.A.
c/o Capital Markets Servicing Group
900 West Trade Street, Suite 650
Mail Code: NC1-026-06-01
Charlotte, North Carolina 28255
Attention: Servicing Manager
Facsimile No. (704) 317-4501

With a copy to:	Alston & Bird LLP
90 Park Avenue
New York, NY 10016
Attn: Meryl P. Diamond Esq.
Facsimile No. (212) 922-3947

If to Borrower:	c/o Ashford Hospitality Trust
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attention: Christopher A. Peckham
Facsimile No.: (972) 490-9605

With a copy to:	Jackson Walker LLP
2323 Ross Avenue, Suite 600
Dallas, Texas 75201
Attention: Cynthia Nelson, Esq.
Facsimile No.: (214) 661-6819

A notice shall be deemed to have been given:  in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.

ARTICLE 17

FURTHER ASSURANCES

Section 17.1         Replacement Documents

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record:  (i) with respect to any Loan Document other than the Note, Borrower will issue, in lieu thereof, a replacement of such other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Loan Document in the same principal amount thereof and otherwise of like tenor and (ii) with respect to the Note, (a) Borrower will execute a reaffirmation of the Debt as evidenced by such Note acknowledging that Lender has informed Borrower that the Note was lost, stolen destroyed or mutilated and that such Debt continues to be an obligation and liability of Borrower as set forth in the Note, a copy of which shall be attached to such reaffirmation and (b) if requested by Lender, Borrower will execute a replacement note and Lender or Lender’s custodian (at Lender’s option) shall provide to Borrower Lender’s (or Lender’s custodian’s) then standard form of lost note affidavit (without indemnification), which such form shall be reasonably acceptable to Borrower.

Section 17.2         Execution of Pledge Agreements

Upon the execution and delivery of the Pledge Agreements and thereafter, Borrower shall from time to time cause the Pledge Agreements and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Collateral and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Collateral.  Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Pledge Agreements, the other Loan Documents, any note, any security instrument with respect to the Collateral and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Pledge Agreements or the Loan, any security instrument with respect to the Collateral or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do.

Section 17.3         Further Acts, etc.

Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, assignments, security agreements, pledges,

control agreements, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement and the Pledge Agreements, or for complying with all Legal Requirements.  Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements and financing statement amendments to evidence more effectively, perfect and maintain the priority of the security interest of Lender in the Collateral.  Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 17.3.

Section 17.4         Changes in Tax, Debt, Credit and Documentary Stamp Laws

(a)           If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of any Collateral for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest the Collateral, Borrower will pay the tax, with interest and penalties thereon, if any.  If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable.

(b)           Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Property Taxes or Other Charges assessed against an Individual Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of an Individual Property, or any part thereof, for real estate tax purposes by reason of the Pledge Agreements or the Debt.  If such claim, credit or deduction shall be required by law, Lender shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable.

(c)           If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Pledge Agreements, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

Section 17.5         Expenses

Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender (including, following a Securitization, the securitization trust, any servicer, trust advisor, trustee or certificate administrator) upon receipt of written notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable, actual attorneys’ fees and disbursements and all actual disbursements of internal counsel) reasonably incurred by Lender in accordance with this

Agreement (all of which shall be deemed part of the Debt) in connection with (a) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties or the Collateral); (b) Lender’s customary surveillance and actions to monitor Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (c) following a request by Borrower, Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (d) any prepayment, release of any Individual Property or the Collateral, assumption or modification of the Loan; (e) unless otherwise expressly provided herein, the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower or Lender; (f) unless otherwise expressly provided herein, securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (g) without duplication of costs and expenses incurred pursuant to clause (a) above, the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (h) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, the Collateral, or any other security given for the Loan; (i) any breach of the Loan Documents by Borrower, Guarantor or any Affiliate of any of the foregoing; (j) the preservation or protection of the Collateral (including, without limitation, taxes and insurance, property inspections and appraisals, legal fees and litigation expenses) following or resulting from an Event of Default under the Loan Documents; and (k) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties, the Collateral or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

In the event that Borrower takes any action or requests any consent or approval of Lender  (including, following a Securitization, the securitization trust, any servicer, trust advisor, trustee or certificate administrator) under the provisions of this Agreement or any other Loan Document and the taking of such action by Borrower or the giving of such consent or approval by Lender is or may be conditioned upon the receipt of a Rating Agency Confirmation, or, in accordance with the terms of the transaction documents relating to a Securitization, a Rating Agency Confirmation is required in order for such action to be taken by Borrower or the consent of Lender to be given, or, following or resulting from a default by Borrower or the Loan becoming a specially serviced loan, a Rating Agency Confirmation is otherwise required in connection with the servicing of the Loan or the administration of the securitization trust, Borrower shall provide any indemnities required and, unless otherwise expressly provided herein, pay all of the out-of-pocket costs and expenses of Lender, Lender’s servicer and each Rating Agency in connection therewith (including reasonable attorneys’ fees and expenses), and, if applicable, shall pay any fees imposed by any Rating Agency as a condition to the delivery of such confirmation.

Section 17.6         Cost of Enforcement

In the event (a) that the Pledge Agreement is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Mortgage Borrower or any of its constituent Persons or an assignment by Borrower, Mortgage Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement or any of the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes, all of which shall be deemed part of the Debt.  In addition, Borrower shall be responsible for any fees and expenses of Lender or any securitization trust, servicer, special servicer, trust advisor, trustee, certificate administrator and any third-party fees and expenses, including, without limitation, attorneys’ fees and disbursements, incurred or arising as a result of or following a request by Borrower, an Event of Default, a failure to pay sums when due as and when required under the Loan Documents, the Loan being transferred to a special servicer and while the Loan is a specially serviced loan, including, without limitation, (a) interest on advances made by the servicer, special servicer, trustee or certificate administrator; (b) special servicer fees, workout fees, liquidation fees, as well as other compensation payable to the special servicer as a result of any Individual Property becoming a foreclosed property; (c) indemnification obligations to any such persons and any of their respective directors, officers, members, managers, partners, employees, agents, Affiliates or other “controlling persons” within the meaning of the Securities Act of 1933; and (d) taxes payable from the assets of the securitization trust and tax related expenses, but only to the extent Borrower is otherwise required to pay the same under the Loan Documents or by law.  Notwithstanding the foregoing, all of such costs and expenses set forth in clauses (a) through (d) of the preceding sentence shall exclude (i) the regular monthly fee due to the servicer, the trustee and the certificate administrator, (ii) those costs and expenses which are identified pursuant to the servicing agreement with respect to such securitization trust as expenses to be borne by the servicer, special servicer, trust advisor, trustee or certificate administrator without reimbursement as an advance or otherwise from the securitization trust (including without limitation such person’s ordinary overhead expenses and the expenses of such person associated with maintaining a fidelity bond or errors and omissions insurance with respect to itself, preparing annual compliance statements with respect to its own performance and preparing and filing and maintaining ordinary tax information reports and returns for the securitization trust) and (iii) those costs and expenses incurred as a result of the gross negligence or willful misconduct of the servicer, special servicer, trustee or certificate administrator.

Section 17.7         Mortgage Loan Defaults

(a)           Without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, if there shall occur any default under the Mortgage Loan Documents or if Mortgage Lender asserts that Mortgage Borrower has defaulted in the performance or observance of any term, covenant or condition of the Mortgage Loan Documents (whether or not the same shall have continued beyond any applicable notice or grace periods, whether or not Mortgage Lender shall have delivered proper notice to Mortgage Borrower, and without regard to any other defenses or offset rights Mortgage Borrower may have against Mortgage Lender), Borrower hereby expressly agrees that Lender shall have the immediate right, without notice to or demand on Borrower or Mortgage Borrower, but shall be under no obligation: (i) to pay all or any part of the Mortgage Loan, and any other sums, that are then due and payable and to perform any act or take any action on behalf of Mortgage Borrower, as may be appropriate, to cause all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Mortgage Borrower to be performed or observed thereunder to be promptly performed or observed; and (ii) to pay any other amounts and take any other action as Lender, in its sole and absolute discretion, shall deem advisable to protect or preserve the rights and interests of Lender in the Loan and/or the Collateral.  Lender shall have no obligation to complete any cure or attempted cure undertaken or commenced by Lender.  All sums so paid and the costs and expenses incurred by Lender in exercising rights under this Section (including, without limitation, reasonable attorneys’ and other professional fees), with interest at the Default Rate, for the period from the date of demand by Lender to Borrower for such payments to the date of payment to Lender, shall constitute a portion of the Debt, shall be secured by the Pledge Agreements and shall be due and payable to Lender within two Business Days following demand therefor.

(b)           Subject to the rights of tenants, Borrower hereby grants, and shall cause Mortgage Borrower to grant, Lender and any Person designated by Lender the right to enter upon any Individual Property at any time for the purpose of carrying out the rights granted to Lender under this Section 17.7.  Borrower shall not, and shall not cause or permit Mortgage Borrower or any other Person to impede, interfere with, hinder or delay, any effort or action on the part of Lender to cure any default or asserted default under the Mortgage Loan, or to otherwise protect or preserve Lender’s interests in the Loan and the Collateral, including the Properties, in accordance with the provisions of this Agreement and the other Loan Documents.

(c)           Borrower hereby indemnifies Lender from and against all out-of-pocket liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including, without limitation, reasonable attorneys’ and other professional fees, whether or not suit is brought, and settlement costs), and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Lender as a result of the foregoing actions.  Lender shall have no obligation to Borrower, Mortgage Borrower or any other party to make any such payment or performance.  Borrower shall not impede, interfere with, hinder or delay, and shall cause Mortgage Borrower to not impede, interfere with, hinder or delay, any effort or action on the part of Lender to cure any default or asserted default under the Mortgage Loan, or to otherwise protect or preserve Lender’s interests in the Loan and the Collateral following a default or asserted default under the Mortgage Loan.

(d)           If Lender shall receive a copy of any notice of default under the Mortgage Loan Documents sent by Mortgage Lender to Mortgage Borrower, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon.  As a material inducement to Lender’s making the Loan, Borrower hereby absolutely and unconditionally releases and waives all claims against Lender arising out of Lender’s exercise of its rights and remedies provided in this Section other than claims arising out of the fraud, illegal acts, gross negligence or willful misconduct of Lender.

(e)           Any default under the Mortgage Loan which is cured by Lender after any applicable grace, notice or cure period under the Mortgage Loan Documents, shall constitute an immediate Event of Default under this Agreement without any notice, grace or cure period otherwise applicable under this Agreement.

(f)            In the event that Lender makes any payment in respect of the Mortgage Loan, Lender shall be subrogated to all of the rights of Mortgage Lender under the Mortgage Loan Documents against the Properties and Mortgage Borrower in addition to all other rights Lender may have under the Loan Documents or applicable law.

Section 17.8         Discussions with Mortgage Lender

In connection with the exercise of its rights set forth in the Loan Documents, Lender shall have the right at any time to discuss the Properties, the Mortgage Loan, the Loan or any other matter directly with Mortgage Lender or Mortgage Lender’s consultants, agents or representatives without notice to or permission from Borrower or any other Loan Party, nor shall Lender have any obligation to disclose such discussions or the contents thereof with Borrower or any other Loan Party.

Section 17.9         Independent Approval Rights

If any action, proposed action or other decision is consented to or approved by Mortgage Lender, such consent or approval shall not be binding or controlling on Lender.  Borrower hereby acknowledges and agrees that (i) the risks of Mortgage Lender in making the Mortgage Loan are different from the risks of Lender in making the Loan, (ii) in determining whether to grant, deny, withhold or condition any requested consent or approval Mortgage Lender and Lender may reasonably reach different conclusions, and (iii) Lender has an absolute independent right to grant, deny, withhold or condition any requested consent or approval based on its own point of view.  Further, the denial by Lender of a requested consent or approval shall not create any liability or other obligation of Lender if the denial of such consent or approval results directly or indirectly in a default under the Mortgage Loan, and Borrower hereby waives any claim of liability against Lender arising from any such denial.

ARTICLE 18

WAIVERS

Section 18.1         Remedies Cumulative; Waivers

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 18.2         Modification, Waiver in Writing

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 18.3         Delay Not a Waiver

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 18.4         Trial by Jury

BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH OF LENDER AND BORROWER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND LENDER.

Section 18.5         Waiver of Notice

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 18.6         Remedies of Borrower

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.  Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 18.7         Waiver of Marshalling of Assets

To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Collateral, or to a sale in inverse order of alienation in the event of a foreclosure or assignment-in-lieu of foreclosure of all or any of the Pledge Agreements, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Collateral in preference to every other claimant whatsoever.

Section 18.8         Waiver of Statute of Limitations

Borrower hereby expressly waives and releases, to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its Other obligations.

Section 18.9         Waiver of Counterclaim

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

ARTICLE 19

GOVERNING LAW

Section 19.1         Governing Law

(a)           THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH ANY INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, New York 10036

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW

YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 19.2         Severability

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 19.3         Preferences

To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

ARTICLE 20

MISCELLANEOUS

Section 20.1         Survival

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 20.2         Lender’s Discretion

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 20.3         Headings

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 20.4         Schedules Incorporated

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 20.5         Offsets, Counterclaims and Defenses

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 20.6         No Joint Venture or Partnership; No Third Party Beneficiaries

(a)           Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Collateral other than that of beneficiary or lender.

(b)           This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c)           The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Properties, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Properties.  Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Properties.

(d)           Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(e)           By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Pledge Agreements, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f)            Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Pledge Agreements and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 4 of this Agreement without any obligation to investigate the Properties or the Collateral and notwithstanding any investigation of the Properties or the Collateral by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Pledge Agreements and the other Loan Documents in the absence of the warranties and representations as set forth in Article 4 of this Agreement.

Section 20.7         Publicity

All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan, Lender, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Morgan Stanley Bank, N.A., Morgan Stanley Mortgage Capital Holdings, LLC or any of their respective Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld.  Lender shall be permitted to make any news releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan, the Properties, the Collateral, Borrower and their respective Affiliates without the approval of Borrower or any such Persons.  Borrower also agrees that Lender may share any information pertaining to the Loan with Bank of America Corporation, including its bank subsidiaries, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Morgan Stanley Bank, N.A., Morgan Stanley Mortgage Capital Holdings, LLC and any Affiliates of the foregoing, in connection with the sale or transfer of the Loan or any Participations and/or Securities created.

Section 20.8         Conflict; Construction of Documents; Reliance

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 20.9         Duplicate Originals; Counterparts

This Agreement and each of the other Loan Documents may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original.  This Agreement and each of the other Loan Documents (and each duplicate original) also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed agreement even though all signatures do not appear on the same document.

Section 20.10       Joint and Several Liability

If Borrower consists of more than one Person or entity, the obligations and liabilities of each such Person hereunder are joint and several.

Section 20.11       Entire Agreement

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 20.12       Intentionally Omitted.

Section 20.13       Acknowledgement and Consent to Bail-In of EEA Financial Institutions

(a)           Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)           the effects of any Bail-in Action on any such liability, including, if applicable:

(1)                                 a reduction in full or in part or cancellation of any such liability;

(2)                                 a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(3)                                 the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(b)           As used in this Section 20.13 the following terms have the following meanings ascribed thereto:  (i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution; (ii) “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (iii) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (z) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (iv) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway; (v) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vi) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; and (vii) “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 20.14       Certain Additional Rights of Lender (VCOC)Notwithstanding anything to the contrary which may be contained in this Agreement, Lender shall have:

(i)            the right to routinely consult with and advise Borrower’s and Ashford Keys Senior Operating Lessee’s management regarding the significant business activities and business and financial developments of Borrower and Ashford Keys Senior Operating Lessee, provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances.  Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times;

(ii)           the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower and Ashford Keys Senior Operating Lessee at any time upon reasonable notice;

(iii)          the right, in accordance with the terms of this Agreement, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness;

(iv)          the right, without restricting any other right of Lender under this Agreement (including any similar right), to restrict, upon the occurrence of a material Event of Default, Borrower’s and Ashford Keys Senior Operating Lessee’s payments of management consulting, director or similar fees to affiliates of Borrower (or their personnel);

(v)           the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower and Ashford Keys Senior Operating Lessee of any other significant property (other than personal property required for the day to day operation of the Property);

(vi)          the right, without restricting any other rights of Lender under this Agreement (including any similar right), in the event of certain material Events of Default, to vote the owners’ interests in Borrower and Ashford Keys Senior Operating Lessee pursuant to irrevocable proxies granted, at the request of Lender in advance for this purpose; and

(vii)         the right, without restricting any other rights of Lender under this Agreement (including any similar right), to restrict the transfer of voting interests in Borrower and Ashford Keys Senior Operating Lessee held by their members, and the right to restrict the transfer of interests in such members, except for any Transfer that is specifically permitted pursuant to Article 7 hereof.

The rights described above may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWERS:

ASHFORD SENIOR C LLC,
a Delaware limited liability company

By:	/s/ Christopher Peckham
Name: Christopher Peckham
Title: Vice President

LENDER:

BANK OF AMERICA, N.A., a national
banking association

By:	/s/ Jessica Fritts
Name: Jessica Fritts
Title: Vice President

BARCLAYS BANK PLC, a public company registered in England and Wales

By:	/s/ Sabrina Khabie
Name: Sabrina Khabie
Title: Authorized Signatory

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company

By:	/s/ KRISTIN SANSONE
Name: Kristin Sansone
Title: Authorized Signatory

EXHIBIT A

Borrower Equity Ownership Structure

(attached hereto)

A-1

EXHIBIT B

Intentionally Omitted

B-1

EXHIBIT C

Forms of U.S. Tax Compliance Certificates

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Mezzanine Loan Agreement dated as of June 13, 2018 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), between Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Mortgage Capital Holdings LLC, collectively, as Lender, and [              ], as Borrower.

Pursuant to the provisions of Section 2.7(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan (as well as any Note evidencing such Loan) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower, and (2) the undersigned shall have at all times furnished Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:	, 20[ ]

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Mezzanine Loan Agreement dated as of June 13, 2018 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), between Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Mortgage Capital Holdings LLC, collectively, as Lender, and [              ], as Borrower.

Pursuant to the provisions of Section 2.7(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:	, 20[ ]

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Mezzanine Loan Agreement dated as of June 13, 2018 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), between Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Mortgage Capital Holdings LLC, collectively, as Lender, and [              ], as Borrower.

Pursuant to the provisions of Section 2.7(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Participation, (iii) with respect such Participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:	, 20[ ]

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Mezzanine Loan Agreement dated as of June 13, 2018 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), between Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Mortgage Capital Holdings LLC, collectively, as Lender, and [              ], as Borrower.

Pursuant to the provisions of Section 2.7(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan (as well as any Note evidencing such Loan) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan (as well as any Note evidencing such Loan), (iii) with respect to the extension of credit pursuant to this Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower, and (2) the undersigned shall have at all times furnished Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:	, 20[ ]

EXHIBIT D

Intentionally Omitted.

D-1

EXHIBIT E

PIP Completion Guaranty

PIP COMPLETION GUARANTY AGREEMENT

THIS PIP COMPLETION GUARANTY AGREEMENT (the “Agreement”), dated as of               , 20    is made by [                  ], a [                  ], with a mailing address at [                       ] (“Guarantor”), to and for the benefit of [                              ] (together with its successors and/or assigns, “Lender”).  Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Loan Agreement (as defined below).

RECITALS

A.            Pursuant to that certain [Promissory Note], dated as of [                     ], 201 , made by [                  ] (together with its successors and permitted assigns, “Borrower”), and payable to the order of Lender in the original principal amount of  [                  ] Dollars ($[              ]) (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Note”), Borrower has become indebted, and may from time to time be further indebted, to Lender with respect to a loan (“Loan”) made pursuant to that certain [Loan Agreement], of even date herewith between Borrower and Lender (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Loan Agreement”), which Loan is secured by the lien and security interest of those certain pledge and security agreements, dated as of the date hereof, made by Borrower for the benefit of Lender (collectively, as the same may hereafter be amended, restated, renewed, supplemented, replaced, extended or otherwise modified from time to time, the “Security Instrument”), and further evidenced, secured or governed by other instruments and documents executed in connection with the Loan (together with the Note, the Loan Agreement and the Security Instrument, collectively, the “Loan Documents”);

B.            [               ] (“Operating Lessee” and together with Mortgage Borrower, collectively the “Borrower Parties” and individually a “Borrower Party”), leases and operates the Property pursuant to that certain Lease Agreement dated as of [             ] (as amended, the “Operating Lease”), by and between Mortgage Borrower and Operating Lessee.

C.            Operating Lessee and [               ] ([“Franchisor”][“Manager”]) are parties to that certain [Franchise Agreement] [Management Agreement] dated on or about the date hereof (together with all exhibits thereto, the [“Franchise Agreement”] [“Management Agreement”]) relating to that certain real property located at [                 ] (the “Property”).

D.            Pursuant to the [Franchise Agreement] [Management Agreement] and that certain Property Improvement Plan attached hereto as Exhibit A and incorporated herein by this reference (as the same may be amended or modified, the “Property Improvement Plan”), Operating Lessee is obligated to renovate, up-grade and remodel the Property and perform other related obligations as more particularly set forth therein (collectively, the “PIP Work”).

E.            Lender requires that Guarantor execute this Agreement to guarantee the performance and completion of the PIP Work.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby covenants and agrees for the benefit of Lender, as follows:

1.             Completion Guaranty.

(a)             Guarantor hereby unconditionally and irrevocably guarantees to Lender the full performance and completion of the PIP Work on or before the Outside Date (as defined in the Loan Agreement), including, without limitation, that the PIP Work be constructed, performed and completed in accordance with the terms and conditions of the Property Improvement Plan, [Franchise Agreement] [Management Agreement], the Loan Agreement, the Security Instrument and the other Loan Documents, free and clear from all defects and liens and in compliance with all applicable laws (collectively, the “Guaranteed Obligations”).

(b)             If any of the obligations of Borrower or the Borrower Parties with respect to the performance and completion of the PIP Work are not complied with, in any respect whatsoever, and without the necessity of any notice from Lender to Guarantor, Guarantor agrees to (i) assume all responsibility for the performance and completion of the PIP Work and, at Guarantor’s own cost and expense, cause the PIP Work to be fully performed and completed in accordance with the terms and conditions of the Property Improvement Plan, [Franchise Agreement] [Management Agreement], the Loan Agreement, the Security Instrument, the other Loan Documents, and this Agreement, and in compliance with all applicable laws; (ii) pay all bills incurred by Borrower or any Borrower Party in connection with the performance and completion of the PIP Work, including without limitation, all permitting fees, licensing fees, amounts payable under any general construction contract and all subcontracts, and amounts payable to all architects, engineers and other consultants engaged in connection with the construction, performance and completion of the PIP Work; (iii) cure any default or Event of Default under [Franchise Agreement] [Management Agreement], the Loan Agreement, the Security Instrument and the other Loan Documents relating to the PIP Work including, without limitation, causing any liens, claims or encumbrances relating to the PIP Work to be removed and thereafter keeping the Property free and clear from all liens and encumbrances that may be filed or asserted against the Property for furnishing materials and/or performing work or labor thereon relating to the PIP Work; and (iv) indemnify and hold Lender harmless from any and all loss, cost, liability or expense that Lender may suffer by any reason of any such non-compliance relating to the PIP Work; and (v) fully furnish the Property with all furniture, fixtures and equipment necessary for the completion of the PIP Work in accordance with the terms and conditions of the Property Improvement Plan and the Franchise Agreement.)

(c)             Guarantor’s liability hereunder is direct and unconditional and may be enforced without requiring Lender first to resort to any other right, remedy or security. This Agreement is, and shall be as to Guarantor continuing, and shall not terminate unless and until the Guaranteed Obligations have been fulfilled or the Loan shall have been paid in full or otherwise discharged, whichever shall first occur.

2.              Indemnity. Guarantor agrees to indemnify and hold Lender harmless from any and all loss, cost, liability or expense in any way suffered, incurred or paid by Lender as a result of, or in any way arising from, either Borrower Party’s failure to perform and complete the PIP Work or Borrower’s failure to cause either Borrower Parties to perform and complete the PIP Work, including all costs and expenses of collection (including reasonable attorney’s fees and disbursements) incurred by Lender to enforce this Agreement.

3.             Reinstatement of Obligations. If at any time all or any part of any payment made by Guarantor or received by Lender from Guarantor under or with respect to this Agreement is or must be rescinded or returned for any reason whatsoever (including, but not limited to, the insolvency, bankruptcy or reorganization of Guarantor, Borrower or any Borrower Party), then the obligations of Guarantor hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence, notwithstanding such previous payment made by Guarantor, or receipt of payment by Lender, and the obligations of Guarantor hereunder shall continue to be effective or be reinstated, as the case may be, as to such payment, all as though such previous payment by Guarantor had never been made.

4.             Waivers by Guarantor. To the extent permitted by law, Guarantor hereby waives and agrees not to assert or take advantage of:

(a)           Any right to require Lender to proceed against Borrower or any Borrower Party or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power or under any other agreement before proceeding against Guarantor hereunder;

(b)           Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons;

(c)           Demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notices of any kind, or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of Borrower or any Borrower Party, Lender, any endorser or creditor of Borrower or any Borrower Party or of Guarantor or on the part of any other person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Lender;

(d)           Any defense based upon an election of remedies by Lender;

(e)           Any right or claim of right to cause a marshalling of the assets of Guarantor;

(f)            Any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Agreement;

(g)           Any duty on the part of Lender to disclose to Guarantor any facts Lender may now or hereafter know about Borrower or the Borrower Parties or the Collateral or the Property, regardless of whether Lender has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or has reason to believe that such facts are unknown to Guarantor or has a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that Guarantor is fully responsible for being and keeping informed of the financial condition of the Borrower, the Borrower Parties, of the condition of the Property and of any and all circumstances bearing on the risk that liability may be incurred by Guarantor hereunder;

(h)           Any lack of notice of disposition or of manner of disposition of any collateral for the Loan;

(i)            Any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Loan Documents;

(j)            Any lack of commercial reasonableness in dealing with the collateral for the Loan;

(k)           Any deficiencies in the collateral for the Loan or any deficiency in the ability of Lender to collect or to obtain performance from any persons or entities now or hereafter liable for the payment and performance of any obligation hereby guaranteed or indemnified against;

(1)           An assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of Borrower or a Borrower Party) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any of its rights, whether now or hereafter required, which Lender may have against Guarantor or the collateral for the Loan;

(m)          Any modifications of the Loan Documents or any obligation of Borrower relating to the Loan by operation of law or by action of any court, whether pursuant to the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise; and

(n)           Any action, occurrence, event or matter consented to by Guarantor under Section 5(g) hereof, under any other provision hereof, or otherwise.

5.             General Provisions.

(a)             Fully Recourse. All of the terms and provisions of this Agreement are recourse obligations of Guarantor and not restricted by any limitation on personal liability.

(b)             Unsecured Obligations. Guarantor hereby acknowledges that the obligations of Guarantor under this Agreement are not secured by the lien of the Security Instrument or the other Loan Documents, it being the intent of Lender to create separate obligations of Guarantor hereunder which can be enforced against Guarantor without regard to the existence of the Security Instrument or the other Loan Documents or the liens or security interests created therein.

(c)             Survival. This Agreement shall be deemed to be continuing in nature and shall remain in full force and effect and shall survive the exercise of any remedy by Lender under the Loan Agreement, the Security Instrument or any of the other Loan Documents, including, without limitation, any foreclosure or deed in lieu thereof.

(d)             No Subrogation; No Recourse Against Lender. Any indebtedness of Borrower to Guarantor now or hereafter existing (including, but not limited to, any rights to subrogation Guarantor may have as a result of any payment by Guarantor under this Agreement ), together with any interest thereon, shall be, and such indebtedness is, hereby, deferred, postponed and subordinated to the prior payment in full of the Loan. Further, Guarantor shall not have any right of recourse against Lender by reason of any action Lender may take or omit to take under the provisions of this Agreement or under the provisions of any of the Loan Documents.

(e)             Financial Statements. Guarantor hereby agrees to furnish to Lender promptly upon demand by Lender current and dated financial statements detailing the assets and liabilities of Guarantor certified by Guarantor, in form and substance reasonably acceptable to Lender. Guarantor hereby warrants and represents unto Lender that any and all balance sheets, net worth statements and other financial data which have heretofore been given or may hereafter be given to Lender with respect to Guarantor did or will at the time of such delivery fairly and accurately present the financial condition of Guarantor.

(f)             Rights Cumulative; Payments. Lender’s rights under this Agreement shall be in addition to all rights of Lender under the Note, the Loan Agreement, the Security Instrument and the other Loan Documents. Further, payments made by Guarantor under this Agreement (or any other indemnitor under separate agreement) shall not reduce in any respect Borrower’s obligations and liabilities under the Note, the Loan Agreement, the Security Instrument and the other Loan Documents.

(g)             No Limitation on Liability. Guarantor hereby consents and agrees that Lender may at any time and from time to time without further consent from Guarantor do any of the following events, and the liability of Guarantor under this Agreement shall be unconditional and absolute and shall in no way be impaired or limited by any of the following events, whether occurring with or without notice to Guarantor or with or without consideration: (i) any extensions of time for performance required by any of the Loan Documents or extension or renewal of the Note; (ii) any sale, assignment or foreclosure of the Note, the Loan Agreement, the Security Instrument or any of the other Loan Documents or any sale or transfer of the Property; (iii) any change in the composition of Borrower or either Borrower Party, including, without limitation, the withdrawal or removal of Guarantor from any current or future position of ownership, management or control of Borrower or either Borrower Party; (iv) the accuracy or inaccuracy of the representations and warranties made by Guarantor herein or by Borrower in any of the Loan Documents; (v) the release of Borrower or of any other person or entity from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Lender’s voluntary act or otherwise; (vi) the release or substitution in whole or in part of any security for the Loan; (vii) Lender’s failure to record the Security Instrument or to file any financing statement (or Lender’s improper recording or filing thereof) or to otherwise perfect, protect, secure or insure any lien or security interest given as security for the Loan; (viii) the modification of the terms of any one or more of the Loan Documents; or (ix) the taking or failure to take any action of any type whatsoever. No such action which Lender shall take or fail to take in connection with the Loan Documents or any collateral for the Loan, nor any course of dealing with Borrower or any other person, shall limit, impair or release Guarantor’s obligations hereunder, affect this Agreement in any way or afford Guarantor any recourse against Lender. Nothing contained in this Section shall be construed to require Lender to take or refrain from taking any action referred to herein.

(h)           Entire Agreement; Amendment; Severability. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements, whether written or oral, between the parties respecting such matters. Any amendments or modifications hereto, in order to be effective, shall be in writing and executed by the parties hereto. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision, and any determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

(i)            Governing Law; Binding Effect; Waiver of Acceptance. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE APPLICABILITY OF ANY OF SUCH LAWS MAY NOW OR HEREAFTER BE PREEMPTED BY FEDERAL LAW, IN WHICH CASE SUCH FEDERAL LAW SHALL SO GOVERN AND BE CONTROLLING. This Agreement shall bind Guarantor and its heirs, personal representatives, successors and assigns and shall inure to the benefit of Lender and the officers, directors, shareholders, agents and employees of Lender and their respective heirs, successors and assigns. Notwithstanding the foregoing, Guarantor shall not assign any of its rights or obligations under this Agreement without the prior written consent of Lender, which consent may be withheld by Lender in its sole discretion. Guarantor hereby waives any acceptance of this Agreement by Lender, and this Agreement shall immediately be binding upon Guarantor.

(j)            Notices. All notices, demands, requests or other communications to be sent by one party to another hereunder or required by law shall be given and become effective as provided in the Security Instrument, provided that the address of Guarantor shall be as follows:

Guarantor:

[                                          ]

[                                          ]

[                                          ]

with a copy to:

[                                          ]

[                                          ]

[                                          ]

(k)           No Waiver; Time of Essence; Business Day. The failure of any party hereto to enforce any right or remedy hereunder, or to promptly enforce any such right or remedy, shall not constitute a waiver thereof nor give rise to any estoppel against such party nor excuse any of the parties hereto from their respective obligations hereunder. Any waiver of such right or remedy must be in writing and signed by the party to be bound. This Agreement is subject to enforcement at law or in equity, including actions for damages or specific performance. Time is of the essence hereof. The term “business day” as used herein shall mean a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in New York, New York are authorized by law to be closed.

(l)            Captions for Convenience. The captions and headings of the sections and paragraphs of this Agreement are for convenience of reference only and shall not be construed in interpreting the provisions hereof.

(m)          Attorneys’ Fees. In the event it is necessary for Lender to retain the services of an attorney or any other consultants in order to enforce this Agreement, or any portion thereof, Guarantor agrees to pay to Lender any and all reasonable costs and expenses, including, without limitation, attorneys’ fees, incurred by Lender as a result thereof.

(n)           Reliance. Guarantor intentionally and unconditionally enters into the covenants and agreements as set forth above and understands that, in reliance upon and in consideration of such covenants and agreements, specific monetary and other obligations have been, are being and shall be entered into which would not be made or entered into but for such reliance.

(o)           SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(1) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND GUARANTOR WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN

ANY SUIT, ACTION OR PROCEEDING.  GUARANTOR DOES HEREBY DESIGNATE AND APPOINT:

[Corporation Service Company

1180 Avenue of the Americas Suite 210

New York, New York 10036]

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO GUARANTOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON GUARANTOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  GUARANTOR (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

(2) GUARANTOR, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY CONDUCT, ACT OR OMISSION OF LENDER OR GUARANTOR, OR ANY OF THEIR DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR GUARANTOR, IN EACH OR THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

(p)           Additional Waivers by Guarantor.

(1)             Guarantor covenants and agrees that, upon the commencement of a voluntary or involuntary bankruptcy proceeding by or against Borrower or a Borrower Party, Guarantor shall not seek or cause a Borrower or Borrower Party or any other person or entity to seek a supplemental stay or other relief, whether injunctive or otherwise, pursuant to 11 U.S.C. §105 or any other provision of the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law, (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights of Lender against Guarantor or the collateral for the Loan by virtue of this Agreement or otherwise.

(2)             Guarantor covenants and agrees that it shall not solicit or aid the solicitation of the filing of any petition against Borrower or a Borrower Party, whether acting on its own behalf or on behalf of any other party, including, without limitation: (i) providing information regarding the identity of creditors or the nature of creditors’ claims to any third party unless compelled to do so by order of a court of competent jurisdiction or by regulation promulgated by a governmental agency; or (ii) paying the legal fees or expenses of any creditor of or interest holder in Borrower or a Borrower Party with respect to any matter whatsoever.

(q)             Joint and Several Liability. If Guarantor consists of more than one person or entity, the obligations and liabilities of each such person hereunder are, joint and several.

EXHIBIT F

Condominium Proxy

IRREVOCABLE PROXY

THIS IRREVOCABLE PROXY (this “Proxy”), effective as of [MONTH] [  ], 20[  ], by and between [BORROWER], a [STATE] [TYPE OF ENTITY] (“Borrower”), and [LENDER], a [STATE] [TYPE OF ENTITY] (“Lender”).

WHEREAS, Borrower and Lender have entered into that certain Loan Agreement dated as of [           ], 2018 (as may be amended, modified, renewed or restated from time to time, the “Loan Agreement”), whereby Lender agreed to make a loan to Borrower, together with the parties listed on Exhibit A attached hereto (the “Loan”), in the maximum principal amount of [              ] DOLLARS ($[           ]). The Loan is evidenced by the Note (as defined in the Loan Agreement) and will be secured by, among other things, the [Mortgage/Security Instrument] (as defined in the Loan Agreement) which grants Lender a first lien on the property encumbered thereby (the “Property).  Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Loan Agreement;

WHEREAS, the Property is subject to that certain [            ] dated [                 ] (as amended, the “Declaration”); and

WHEREAS Lender made the Loan on condition, inter alia,  that Borrower grant to Lender an irrevocable proxy to vote and otherwise act as a [Unit Owner] (as defined in the Declaration) (in stating the position as if it were the owner of the Unit) with respect to Borrower’s ownership of the [Unit] (as defined in the Declaration) owned by Borrower or for which Borrower controls the voting rights (collectively, the “Borrower Units”) (such votes or other acts are each referred to as a “Vote”) upon the occurrence and during the continuance of an “Event of Default” as defined in the Loan Agreement;

NOW, THEREFORE, Borrower and Lender agree as follows:

1.     Irrevocable Proxy.

a)             Borrower irrevocably appoints Lender, its successors and assigns, as its true and lawful attorney and proxy with full power of substitution for and in their name, to Vote with respect to the Unit at all annual, special, and other meetings of the unit owners of the Condominium (or by written consent in lieu thereof) and at any other time Borrower is required to Vote.

b)             Borrower understands and agrees that the appointment and proxy granted to Lender by Section 1(a) of this Proxy is irrevocable and coupled with an interest and, except as otherwise provided in Section 2 of this Proxy, shall not terminate by operation of law, whether by dissolution, bankruptcy, or the occurrence of any other event.

9.

c)              Borrower and Lender further understand and agree that this Proxy relates to all voting rights whether limited, fixed, or contingent with respect to the ownership of the Unit.

2.     Term.  This Proxy shall terminate upon repayment in full of the Loan, all interest due thereon and all other amounts owed by Borrower to Lender under the Note, the Loan Agreement, the [Mortgage/Security Instrument], and other Loan Documents (each as defined in the Loan Agreement) at the time of such repaying of the Loan.

3.     Lender’s Obligation.  Lender agrees to exercise its rights under this Proxy only upon the occurrence and during the continuance of an Event of Default.

4.     Benefit and Burden.  This Proxy shall inure to the benefit of, and shall be binding upon, Borrower and Lender and their respective successors and assigns.

5.     Modifications.  This Proxy or any of its provisions may be modified, waived, discharged, or terminated only by an instrument in writing executed by  Borrower and Lender.

6.     Waiver.  The failure of  Borrower or Lender, or any of the foregoing parties collectively or otherwise, to comply, or insist upon compliance, with any provision of this Proxy at any time shall not be deemed (i) to affect the validity or enforceability of this Proxy, (ii) to be a waiver of any other provisions of this Proxy at that time, or (iii) to be a waiver of that provision or any other provisions of this Proxy at any other time.

7.     Liability of Lender.  Lender shall not be liable by reason of any act or omission to act performed or omitted by it in connection with any of the rights specified in Section 1(a) of this Proxy, except for Lender’s gross negligence or willful misconduct.

8.     Proxy Binding upon Transferees.  If, at any time or from time to time, title to the Borrower Units is transferred by Borrower with Lender’s consent (in its sole discretion), the transferee shall take title thereto pursuant to all provisions, conditions, and covenants of this Proxy, and, as a condition precedent to such transfer, the transferee shall agree (for, and on behalf of, himself, herself, or itself; his, her, or its legal and personal representatives; and his, her or its transferees and assigns) in writing to be bound by all provisions of this Proxy as a party to this Proxy.

9.     Lender’s Right to Vote.  This Proxy is irrevocable and coupled with an interest, however, Lender’s right to Vote with respect to Borrower’s ownership of the Unit shall only be exercisable upon the occurrence and during the continuance of an Event of Default.

10.  Governing Law.  This Proxy shall be deemed to be governed, construed, applied and enforced in accordance with the laws of the state in which the Unit is located and the applicable laws of the United States of America.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Borrower and Lender have executed this Proxy on the day and year first above written.

BORROWER:

[ ],
a [ ]

By:
Name:
Title:

LENDER:

[ ],
a [ ]

By:
Name:
Title:

STATE OF	)
ss.
COUNTY OF	)

On the [  ] day of [        ], 20[  ], before me, the undersigned, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Signature and Office of Individual taking Acknowledgement

STATE OF	)
ss.
COUNTY OF	)

On the [  ] day of [MONTH], 20[  ], before me, the undersigned, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Signature and Office of Individual taking Acknowledgement